   As filed with the Securities and Exchange Commission on February 3, 1995
                                                    Registration No. 33-
==============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                            ______________________

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            ______________________

                                UAL CORPORATION
            (Exact name of registrant as specified in its charter)

   Delaware                                    4512                                36-2675207
(State or other jurisdiction of      (Primary Standard Industrial        (I.R.S. Employer Identification
 incorporation or organization)      Classification Code Number)                     Number)

                           1200 East Algonquin Road
                      Elk Grove Township, Illinois  60007
                                (708) 952-4000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                              Francesca M. Maher
                           Vice President - Law and
                              Corporate Secretary
                                UAL Corporation
                            1200 East Algonquin Road
                      Elk Grove Township, Illinois  60007
                                 (708) 952-4000
               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)
                         ____________________________

                                  Copies to:

     Robert E. Curley                                          Joel S. Klaperman
   Mayer, Brown & Platt                                       Shearman & Sterling
 190 South LaSalle Street                                     599 Lexington Avenue
 Chicago, Illinois  60603                                   New York, New York 10022
      (312) 782-0600                                            (212) 848-4000

                         ____________________________
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: /_/

                        CALCULATION OF REGISTRATION FEE
 ========================================================================================================
                                                       PROPOSED            PROPOSED
                                                      MAXIMUM              MAXIMUM          AMOUNT OF
     TITLE OF EACH CLASS OF         AMOUNT TO     OFFERING PRICE          AGGREGATE       REGISTRATION
  SECURITIES TO BE REGISTERED     BE REGISTERED     PER UNIT(1)       OFFERING PRICE(1)       FEE
- ---------------------------------------------------------------------------------------------------------
Convertible Subordinated
 Debentures.....................   $600,000,000        100%           $600,000,000          $206,897
- ---------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value,
 together with Preferred Stock
 Purchase Rights................          (2)           --                 --                 --
=========================================================================================================

(1)  Estimated solely for determining the amount of the registration fee.
(2) This Registration Statement also relates to such additional indeterminate number of shares of Common Stock as may be issued upon conversion of the Convertible Subordinated Debentures in accordance with the terms thereof to prevent dilution. Pursuant to Rule 457(i), no filing fee is required.

                         ____________________________
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
==============================================================================

                                UAL CORPORATION
                             CROSS REFERENCE SHEET
                  (PURSUANT TO ITEM 501(B) OF REGULATION S-K)


  FORM S-4 ITEM NUMBER AND CAPTIONS       HEADING OR LOCATION IN PROSPECTUS
- --------------------------------------  --------------------------------------

A.  INFORMATION ABOUT THE TRANSACTION

1.  Forepart of the Registration
    Statement and Outside Front Cover
    Page of Prospectus.................. Outside Front Cover Page


2.  Inside Front and Outside Back
    Cover Pages of Prospectus........... Inside Front Cover Page


3.  Risk Factors, Ratio of Earnings
    to Fixed Charges and Other
    Information......................... Inside Front Cover Page; Prospectus
                                         Summary; Selected Consolidated
                                         Financial and Operating Information;
                                         Special Considerations Relating to
                                         the Debentures

4.  Terms of Transaction................ Prospectus Summary; Price Range of
                                         Common Stock and Dividends; The
                                         Exchange Offer; Description of
                                         Debentures; [Description of Capital
                                         Stock;] Certain Federal Income Tax
                                         Considerations; Certain Tax
                                         Considerations for Non-United States
                                         Persons

5.  Pro Forma Financial Information..... *

6.  Material Contacts with the
    Company Being Acquired.............. *


7.  Additional Information Required
    for Reoffering by Persons and
    Parties Deemed to be Underwriters... *



8.  Interests of Named Experts and
    Counsel............................. Legal Opinions

9.  Disclosure of Commission Position
    on Indemnification for Securities
    Act Liabilities..................... *


B.  INFORMATION ABOUT THE REGISTRANT

10. Information with Respect to S-3
    Registrants......................... Recent Developments; Incorporation of
                                         Certain Documents by Reference

11. Incorporation of Certain
    Information by Reference............ Incorporation of Certain Documents by
                                         Reference



12.  Information with Respect to S-2
     or S-3 Registrants................. *

13.  Incorporation of Certain
     Information by Reference........... *


14.  Information with Respect to
     Registrants Other than S-3 or S-2
     Registrants........................ *


C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.  Information with Respect to S-3
     Companies.......................... *

16.  Information with Respect to S-2
     or S-3 Companies................... *


17.  Information with Respect to
     Companies other than S-3 or S-2
     Companies.......................... *

D. VOTING AND MANAGEMENT INFORMATION

18.  Information if Proxies, Consents
     or Authorizations are to
     be Solicited....................... *

19.  Information if Proxies, Consents
     or Authorizations are not to be
     Solicited or in an Exchange Offer.. Incorporation of Certain Documents by
                                         Reference; The Exchange Offer

_______________
*  Not applicable.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 3, 1995

                                UAL CORPORATION
                               Offer to Exchange
                 % Convertible Subordinated Debentures due 2025
                                      for
                      Series A Convertible Preferred Stock
                          --------------------------

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
       NEW YORK CITY TIME, ON _____________ ____, 1995, UNLESS EXTENDED.
                          -------------------------

    UAL Corporation, a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal" which, together with the Prospectus, constitute the "Exchange Offer"), to exchange up to $600,000,000 aggregate principal amount of debentures
designated as its     % Convertible Subordinated Debentures due 2025 (the
"Debentures") for up to all shares of the outstanding Series A Convertible Preferred Stock of the Company (the "Series A Preferred Stock"). The Debentures are offered in minimum denominations of $1,000 and integral multiples thereof, and the Series A Preferred Stock has a liquidation preference of $100 per share. Consequently, the Exchange Offer will be effected on a basis of $1,000 principal amount of Debentures for every ten shares of Series A Preferred Stock validly tendered and accepted for exchange. The Company will pay amounts of less than $1,000 due to exchanging stockholders in cash, in lieu of issuing Debentures with a principal amount of less than $1,000. [The dividend on the Series A Preferred Stock payable on ___________ will be payable to stockholders of record on ___________ regardless of when shares of the Series A Preferred Stock are tendered pursuant to the Exchange Offer.] Dividends accumulated after _____________ will not be paid on Series A Preferred Stock accepted for exchange in the Exchange Offer. In lieu thereof, holders of Debentures will be entitled to interest from _____________, as described below.

    The Company will accept for exchange Series A Preferred Stock validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on _______ __, 1995, or if extended by the Company, in its sole discretion, the latest date and time to which extended (the "Expiration Date"). The Exchange Offer will expire on the Expiration Date. Tenders of Series A Preferred Stock may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by the Company, may be withdrawn at any time after forty business days after the date of this Prospectus. The Company expressly reserves the right to
(i) extend, amend or modify the terms of the Exchange Offer in any manner and
(ii) withdraw or terminate the Exchange Offer and not accept for exchange any Series A Preferred Stock, at any time for any reason, including (without limitation) if fewer than _____ shares of Series A Preferred Stock are tendered (which condition may be waived by the Company). See "The Exchange Offer-- Expiration Date; Extensions; Amendments; Termination."

                                                        (Continued on next page)

    SEE "SPECIAL CONSIDERATIONS RELATING TO THE DEBENTURES" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE DEBENTURES, INCLUDING IN THE CASE OF THE DEBENTURES THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENT OF INTEREST MAY BE DEFERRED AND CERTAIN RELATED FEDERAL INCOME TAX CONSEQUENCES.
                          -------------------------

THESE SECURITIES HAVE  NOT  BEEN  APPROVED OR  DISAPPROVED  BY THE  SECURITIES
   AND EXCHANGE COMMISSION OR BY ANY STATE  SECURITIES  COMMISSION  NOR  HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                          -------------------------

                The Dealer Managers for the Exchange Offer are:

                 Goldman, Sachs & Co.          Lehman Brothers

              The date of this Prospectus is ___________ ___, 1995

    The Debentures will mature on _______, 2025 and will bear interest at an
annual rate of   % from the first day following the Expiration Date (the "Issue
Date"). In addition, holders of record of the Debentures will be entitled to interest at a rate of 6 1/4% per annum from ____________ through the Expiration Date in lieu of dividends accumulating after __________, 1995 on their Series A Preferred Stock accepted for exchange, payable at the time of the first interest payment on the Debentures. Interest will be payable quarterly in arrears on February 1, May 1, August 1, and November 1 of each year, commencing ____________, 1995, provided that, so long as the Company shall not be in default in the payment of interest on the Debentures, the Company shall have the right, upon prior notice by public announcement given in accordance with New York Stock Exchange, Inc. (the "NYSE") rules at any time during the term of the Debentures, to extend the interest payment period from time to time for a period not exceeding 20 consecutive calendar quarters (each, an "Extension Period"). No interest shall be due and payable during an Extension Period, but at the end of each Extension Period the Company shall pay all interest then accrued and unpaid on the Debentures, together with interest thereon, compounded quarterly. Upon the termination of any Extension Period and the payment of all interest then due, the Company may commence a new Extension Period. After prior notice by public announcement given in accordance with NYSE rules, the Company also may prepay at any time all or any portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the Debentures. The Company has no current intention of exercising its right to extend an interest payment period. However, should the Company determine to exercise such right in the future, the market price of the Debentures is likely to be affected. See "Special Considerations Relating to the Debentures" and "Description of Debentures-- Interest" and "--Option to Extend Interest Payment Period."

    Each Debenture is convertible at the option of the holder at any time after the date of original issuance thereof, unless previously redeemed, into a combination of cash in the amount of $541.90 and common stock of the Company, par value $.01 per share (the "Common Stock"), at a conversion price of $143.50 (equivalent to approximately 3.192 shares of the Common Stock per $1000 principal amount of the Debentures). Such conversion price is subject to adjustment in certain events. See "Description of Debentures--Conversion." On February 2, 1995, the last reported sale price of the Common Stock on the NYSE was $91.625 per share.

    The Debentures are redeemable at any time after May 1, 1996 at the option of the Company, in whole or in part, initially at a redemption price of 104.375% of the principal amount of the Debentures redeemed, and thereafter at prices declining ratably to 100% of the principal amount of the Debentures redeemed from and after May 1, 2003, plus interest accrued and unpaid to the redemption date. The Company may exercise this redemption option only if for 20 trading days within any period of 30 consecutive trading days, including the last trading day, the last sale price of the Company's Common Stock as reported by the NYSE Composite Transaction Tape exceeds 120% of the conversion price, subject to adjustment as described herein. No sinking fund will be established for the payment of the Debentures. See "Description of Debentures--Redemption." The Debentures are unsecured obligations of the Company and will be subordinate to all Senior Indebtedness (as defined herein) of the Company. Because the Company is a holding company that conducts business through its subsidiaries, the Debentures are also effectively subordinated to all existing and future obligations of the Company's subsidiaries. On September 30, 1994, approximately $586 million of such Senior Indebtedness and approximately $13.3 billion of additional indebtedness, leases and other obligations of the Company's subsidiaries (net of those obligations of the Company to its subsidiaries that are included in the definition of Senior Indebtedness (as defined)) not included in Senior Indebtedness were outstanding. See "Description of Debentures-- Subordination."

    For federal income tax purposes, the exchange of Series A Preferred Stock for Debentures will, depending upon each particular exchanging holder's facts and circumstances, be treated as either an exchange in which gain or loss is recognized or as a dividend, and the Debentures will be treated as having been issued with original issue discount. For a discussion of these and other United States federal income tax considerations relevant to the Exchange Offer, see "Certain Federal Income Tax Considerations" and "Certain Federal Tax Considerations for Non-United States Persons."

    The Debentures constitute a new issue of securities with no established trading market. While the Company intends to apply to list the Debentures on the NYSE, there can be no assurance that an active market for the Debentures will develop. The Series A Preferred Stock and the Common Stock issuable upon conversion of such Series A Preferred Stock have not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and are subject to certain restrictions on transfer provided for therein and pursuant to their terms at original issuance. Such restrictions will continue to apply to the Series A Preferred Stock and the Common Stock issuable upon conversion of such Series A Preferred Stock that is not exchanged for Debentures. Moreover, to the extent that Series A Preferred Stock is tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Series A Preferred Stock could be adversely affected.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE RESPECTIVE DATES OF WHICH INFORMATION IS GIVEN HEREIN. THE EXCHANGE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS (AS DEFINED BELOW) OF SERIES A PREFERRED STOCK IN ANY JURISDICTION IN WHICH THE MAKING OF THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, THE COMPANY MAY, AT ITS DISCRETION, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY TO MAKE THE EXCHANGE OFFER IN ANY SUCH JURISDICTION AND EXTEND THE EXCHANGE OFFER TO HOLDERS OF SERIES A PREFERRED STOCK IN SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES LAWS OR BLUE SKY LAWS OF WHICH REQUIRE THE EXCHANGE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE EXCHANGE OFFER IS BEING MADE ON BEHALF OF THE COMPANY BY THE DEALER MANAGERS OR ONE OR MORE REGISTERED BROKERS OR DEALERS WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300 New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material can also be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005; the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605; and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104 or 618 South Spring Street, Los Angeles, California 90014.

     This Prospectus constitutes a part of a registration statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of any document do not purport to be complete and, in each instance, are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is subject to and qualified in its entirety by such reference. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission and are incorporated herein by reference (Commission File No. 1-6033):

  1. The Company's Annual Report on Form 10-K for the year ended December 31, 1993, as amended.
  2. The Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1994, as amended, June 30, 1994 and September 30, 1994.
  3. The Company's Current Reports on Form 8-K dated February 4, 1994 (3 reports), March 25, 1994 (2 reports), April 27, 1994, April 28, 1994, May 3, 1994, June 2, 1994, June 10, 1994, June 15, 1994, June 29, 1994, July
      8, 1994, July 11, 1994 and July 12, 1994 (2 reports).

  4. A description of the Company's Common Stock and Rights that are attached to the Common Stock, as contained in the Company's Proxy Statement/Joint Prospectus dated June 10, 1994 filed pursuant to Rule 424(b) under the Securities Act under the caption "Description of Securities--the Common Stock, the Series A Preferred Stock and the Junior Participating Preferred Stock."

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement is so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Prospectus .

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER OF THE SERIES A PREFERRED STOCK, TO WHOM THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE FOREGOING DOCUMENTS INCORPORATED HEREIN BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM UAL CORPORATION, P.O. BOX 66919, CHICAGO, ILLINOIS 60666 (TELEPHONE NUMBER (708) 952-4000), ATTENTION: FRANCESCA M. MAHER, SECRETARY. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE NOT LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE.

                               TABLE OF CONTENTS

                                                                 PAGE
                                                                 -----

Available Information.............................................   2
Incorporation of Certain Documents by Reference...................   2
Prospectus Summary................................................   5
Special Considerations Relating to the Debentures.................  11
The Company.......................................................  14
Recent Developments...............................................  14
Price Range of Common Stock and Dividends.........................  16
Capitalization....................................................  17
Selected Consolidated Financial and Operating Information.........  18
The Exchange Offer................................................  19
Description of Debentures.........................................  26
Description of Capital Stock......................................  42
Certain Federal Income Tax Considerations.........................  60
Certain Federal Tax Considerations for Non-United States Persons..  64
Legal Opinions....................................................  67
Experts...........................................................  67


                               PROSPECTUS SUMMARY

   The following summary does not purport to be complete and is qualified in its entirety by the detailed information contained elsewhere in this Prospectus or by documents incorporated by reference into this Prospectus.

                                  THE COMPANY

   UAL Corporation, a Delaware corporation (the "Company"), is a holding company and its primary subsidiary is United Air Lines, Inc., a Delaware corporation ("United"), which is wholly-owned. At the end of 1994, United served 152 airports in the United States and 31 foreign countries. During 1994, United averaged 2,004 departures daily, flew a total of 108 billion revenue passenger miles and carried an average of 203,400 passengers per day. At the end of 1994, United's fleet of aircraft totaled 543. United's major hub operations are located at Chicago, Denver, San Francisco, Washington, D.C., London and Tokyo.

                               THE EXCHANGE OFFER

PURPOSE OF EXCHANGE OFFER

    The principal purpose of the Exchange Offer is to improve the Company's after-tax cash flow by replacing the Series A Preferred Stock (as defined below) with the Debentures (as defined below). The potential cash flow benefit to the Company arises because interest payable on the Debentures should be deductible by the Company for federal income tax purposes, while dividends payable on the Series A Preferred Stock are not deductible. See "The Exchange Offer--Purpose of the Exchange Offer."

THE EXCHANGE OFFER; SECURITIES OFFERED

   Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, the Company hereby offers to exchange up to $600,000,000
aggregate principal amount of debentures designated as its    % Convertible
Subordinated Debentures due 2025 (the "Debentures") for up to all of the outstanding shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock"). Exchanges will be made on a basis of $1,000 principal amount of Debentures (the minimum permitted denomination) for every ten shares of Series A Preferred Stock validly tendered and accepted for exchange in the Exchange Offer. The Company will pay amounts of less than $1,000 due to any exchanging stockholder in cash, in lieu of issuing Debentures with a principal amount of less than $1,000. See "The Exchange Offer -- Terms of the Exchange Offer."

   The Debentures will mature on ________, 2025 and will bear interest at an
annual rate of    % from the first day following the Expiration Date (the "Issue
Date") or from the most recent interest payment date to which interest has been paid or duly provided for. Interest will be payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, commencing __________ __, 1995, provided that, so long as the Company shall not be in default in the payment of interest on the Debentures, the Company shall have the right, upon prior notice by public announcement given in accordance with NYSE rules at any time during the term of the Debentures, to extend any interest payment period from time to time for a period not exceeding 20 consecutive calendar quarters. The Company has no current intention of exercising its right to extend any interest payment period. However, should the Company determine to exercise such right in the future, the market price of the Debentures is likely to be affected. See "Special Considerations Relating to the Debentures" and "Description of Debentures -- Option to Extend Interest Payment Period."

   [The dividend on the Series A Preferred Stock payable on ______________ will be payable to stockholders of record on ______________, regardless of when shares of the Series A Preferred Stock are tendered pursuant to the Exchange Offer.] Dividends accumulated after ________________ will not be paid on Series A Preferred Stock accepted for exchange in the Exchange Offer.
In lieu thereof, holders of record of the Debentures will be entitled to interest at a rate of 6 1/4% per annum from _______________ through the Expiration Date, payable at the time of the first interest payment on the Debentures. The Debentures will be issued pursuant to an indenture, to be dated as of __________ __, 1995, between the Company and __________________________, as trustee.  See "Description of Debentures."

EXPIRATION DATE; WITHDRAWALS

   The Company will accept for exchange Series A Preferred Stock, validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on ___________ ___, 1995, or if extended by the Company, in its sole discretion, the latest date and time to which extended (the "Expiration Date"). The Exchange Offer will expire on the Expiration Date. Tenders of Series A Preferred Stock pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by the Company, may be withdrawn at any time after forty business days after the date of this Prospectus. See "The Exchange Offer -- Withdrawal of Tenders" and " -- Expiration Date; Extensions; Amendments; Termination."

EXTENSIONS, AMENDMENTS AND TERMINATION

   The Company expressly reserves the right to (i) extend, amend or modify the terms of the Exchange Offer in any manner and (ii) withdraw or terminate the Exchange Offer and not accept for exchange any Series A Preferred Stock, at any time for any reason, including (without limitation) if fewer than ____________ shares of Series A Preferred Stock are tendered (which condition may be waived by the Company). See "The Exchange Offer--Expiration Date; Extensions; Amendments; Termination."

PROCEDURES FOR TENDERING

   Each Holder of the Series A Preferred Stock wishing to accept the Exchange Offer must (i) properly complete and sign the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) in accordance with the instructions contained herein and therein, together with any required signature guarantees, and deliver the same to ______________, as Exchange Agent, at either of its addresses set forth in "The Exchange Offer--Exchange Agent" and either (a) certificates for the Series A Preferred Stock must be received by the Exchange Agent at such address or (b) such Series A Preferred Stock must be transferred pursuant to the procedures for book-entry transfer described herein and a confirmation of such book-entry transfer must be received by the Exchange Agent, in each case prior to the Expiration Date or (ii) comply with the guaranteed delivery procedures described herein. See "The Exchange Offer-- General" and "--Procedures for Tendering."

SPECIAL PROCEDURES FOR BENEFICIAL OWNERS

   Any beneficial owner whose Series A Preferred Stock is registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing a Letter of Transmittal and delivering its Series A Preferred Stock, either make appropriate arrangements to register ownership of the Series A Preferred Stock in such owner's name or obtain a properly completed stock power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer--Procedures for Tendering--Signature Guarantee."

GUARANTEED DELIVERY PROCEDURES

   If a Holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Series A Preferred Stock to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected in accordance with the guaranteed delivery procedures set forth in "The Exchange Offer--Procedures for Tendering--Guaranteed Delivery."

ACCEPTANCE OF SHARES AND DELIVERY OF DEBENTURES

    Upon the terms and subject to the conditions of the Exchange Offer, including the reservation by the Company of the right to withdraw or terminate the Exchange Offer and certain other rights, the Company will accept for exchange shares of Series A Preferred Stock that are properly tendered in the Exchange Offer and not withdrawn prior to the Expiration Date. Subject to such terms and conditions, the Debentures issued pursuant to the Exchange Offer will be issued as of the Issue Date and will be delivered as promptly as practicable following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer" and "--Expiration Date; Extensions; Amendments; Termination."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

   The exchange of Series A Preferred Stock for Debentures pursuant to the Exchange Offer will be a taxable event. Depending on each exchanging stockholder's particular facts and circumstances, the exchange may be treated as
(i) a transaction in which gain or loss will be recognized in an amount equal to the difference between the fair market value of the Debentures received in the exchange and the exchanging stockholder's tax basis in the share of Series A Preferred Stock surrendered or (ii) a distribution taxable as a dividend in an amount equal to the fair market value of the Debentures received by such exchanging stockholder. See "Certain Federal Income Tax Considerations" and "Certain Federal Tax Considerations for Non-United States Persons."

   In the event an Extension Period occurs, holders of the Debentures would continue under the original issue discount rules to accrue income corresponding to stated interest on the Debentures for United States federal income tax purposes. As a result, a holder ordinarily would include such amounts in gross income in advance of the receipt of cash. A holder that disposes of its Debentures prior to the record date for payment of interest at the end of an Extension Period will not receive cash from the Company related to such interest because such interest will be paid to the holder of record on such record date, regardless of who the holders of record may have been on other dates during the Extension Period. The extent to which such a holder would receive a return on the Debentures for the period it held such Debentures will depend on the market for the Debentures at the time of disposition. In addition, under the original issue discount rules, a holder will, in effect, be required to accrue the difference between the fair market value of the Debentures at the time of the exchange and the stated principal amount as interest income over the term of the Debentures. See "Certain Federal Income Tax Considerations--Interest and Original Issue Discount on Debentures."

UNTENDERED SHARES

   Holders of Series A Preferred Stock who do not tender their Series A Preferred Stock in the Exchange Offer or whose Series A Preferred Stock is not accepted for exchange will continue to hold such Series A Preferred Stock and will be entitled to all the rights and preferences, and will be subject to all of the limitations, applicable thereto, including without limitation the existing restrictions on transfer under the Securities Act. See "The Exchange Offer--Listing and Trading of Debentures and Series A Preferred Stock; Transfer Restrictions."

EXCHANGE AGENT

   ________ has been appointed as Exchange Agent in connection with the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent. The address and telephone number of the Exchange Agent is set forth in "The Exchange Offer-- Exchange Agent."

DEALER MANAGERS

   Goldman, Sachs & Co. and Lehman Brothers Inc. have been retained as Dealer Managers to solicit exchanges of Series A Preferred Stock for Debentures. Questions with respect to the Exchange Offer, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery may be directed to Goldman Sachs & Co. at (800) 323-5678 and to Lehman Brothers Inc., Equity Syndicate Desk at (800) 524-4462.

COMPARISON OF DEBENTURES AND SERIES A PREFERRED STOCK

   The following is a brief summary comparison of certain of the principal terms of the Debentures and the Series A Preferred Stock.

                                            DEBENTURES                                 SERIES A PREFERRED STOCK
                          -----------------------------------------------  -------------------------------------------------
Interest/Dividend Rate         % annual interest from the Issue Date       6 1/4% annual dividend, payable quarterly in
                          (6 1/4% per annum for the period from and        arrears out of funds legally available therefor
                          including ____________ through the               on February 1, May 1, August 1 and
                          Expiration Date) payable quarterly in arrears    November 1 of each year, when, as and if
                          on February 1, May 1, August 1 and               declared by the Company's Board of Directors
                          November 1 of each year, commencing              (the "Board").  All dividends on the Series A
                          _________ 1, 1995, subject to the                Preferred Stock have been paid to date [and
                          Company's right to extend the interest           the Company has declared the dividend
                          payment period from time to time to a            payable on _____________ to holders of
                          period of up to 20 consecutive calendar          record on _____________.]  In the event
                          quarters, as described herein.  At the end of    dividends are not paid on a dividend payment
                          each Extension Period the Company shall          date in the future, holders would not be
                          pay to the holders all interest then accrued     entitled to receive interest on any dividend
                          and unpaid, together with interest thereon,      arrearages.
                          compounded quarterly, at the rate of interest
                          on the Debentures.

Conversion                Convertible into a combination of cash in the    Convertible into a combination of cash in the
                          amount of $541.90 and approximately 3.192        amount of $54.19 and approximately 0.3195
                          shares of Common Stock (equivalent to a          shares of Common Stock per each Series A
                          Conversion Price of $143.50 per share of         Preferred Stock share (equivalent to a
                          Common Stock) per $1,000 principal               Conversion Price of $143.38 per share of
                          amount of Debentures converted, subject to       Common Stock), giving effect to the
                          adjustment as described herein.                  adjustment to the consideration deliverable
                                                                           upon conversion of the Series A Preferred
                                                                           Stock resulting from the recapitalization of the
                                                                           Company (the "Recapitalization") on July 12,
                                                                           1994 and subject to further adjustment as
                                                                           described herein.


Optional Redemption       Redeemable at the option of the Company at       Redeemable at the option of the Company at
                          any time on or after May 1, 1996, in whole       any time on or after May 1, 1996, in whole
                          or in part, initially at a redemption price of   or in part, initially at a redemption price of
                          104.375% of the principal amount of the          104.375% of the liquidation preference of the
                          Debentures redeemed, declining ratably to        Series A Preferred Stock redeemed, declining
                          100% of the principal amount of the              ratably to 100% of the liquidation preference
                          Debentures redeemed from and after May 1,        of the Series A Preferred Stock redeemed
                          2003, in each case plus accrued and unpaid       from and after May 1, 2003, in each case plus
                          interest to the date fixed for redemption.       accumulated and unpaid dividends to the date
                          The Company may exercise this redemption         fixed for redemption.
                          option ONLY IF for 20 trading days within any
                          period of 30 consecutive trading days,
                          including the last trading day, the last sale
                          price of the Company Common Stock as
                          reported by the NYSE Corporate
                          Transaction Tape exceeds 120% of the
                          Conversion Price, subject to adjustment as
                          described herein.

Subordination             Subordinated to all existing and future          Subordinate to claims of creditors, including
                          Senior Indebtedness of the Company, and          holders of the Company's outstanding debt
                          effectively subordinated to all obligations of   securities and the Debentures, and effectively
                          the Company's subsidiaries, but senior to all    subordinated to all obligations of the
                          Preferred Stock of the Company, including        Company's subsidiaries, but on parity with the
                          the Series A Preferred Stock and Series B        Series B Preferred Stock and senior to the
                          Preferred Stock, and to the Common Stock         Common Stock and any shares of Series C
                          and any shares of Series C Junior                Preferred Stock.
                          Participating Preferred Stock ("Series C
                          Preferred Stock").  On September 30, 1994,
                          approximately $586 million of such Senior
                          Indebtedness and approximately $13.3
                          billion of additional indebtedness, leases and
                          other obligations of the Company's
                          subsidiaries (net of those obligations of the
                          Company to its subsidiaries that are included
                          in the definition of Senior Indebtedness) not
                          included in Senior Indebtedness were
                          outstanding.

Voting Rights             None.                                            None, except in certain circumstances.

Transfer Restrictions;    The Debentures and the Common Stock              The Series A Preferred Stock and the
New York Stock            issuable upon conversion thereof will be         Common Stock issuable upon conversion of
Exchange Listing          registered under the Securities Act and will     such Series A Preferred Stock have not been
                          be transferable to the extent permitted          and will not be registered under the Securities
                          thereunder.  The Company intends to apply        Act.  The Series A Preferred Stock has not
                          to list the Debentures and the Common            been and will not be listed on the NYSE.  The
                          Stock issuable upon conversion thereof on        Series A Preferred Stock and the Common
                          the NYSE.                                        Stock issuable upon conversion thereof are
                                                                           subject to certain significant restrictions on
                                                                           their transfer under the Securities Act and
                                                                           pursuant to their terms at original issuance
                                                                           and unexchanged Series A Preferred Stock
                                                                           and the Common Stock issued upon
                                                                           conversion thereof will remain subject to such
                                                                           transfer restrictions.  Beginning February 5,
                                                                           1996, the Series A Preferred Stock and the
                                                                           Common Stock issuable upon conversion
                                                                           thereof may be resold pursuant to Rule 144
                                                                           under the Securities Act, subject, in certain
                                                                           cases, to the volume and other limitations of
                                                                           Rule 144.

Dividends Received        Interest will not be eligible for the            Dividends are eligible for the dividends
Deduction                 dividends received deduction for corporate       received deduction for corporate stockholders.
                          stockholders.

               SPECIAL CONSIDERATIONS RELATING TO THE DEBENTURES

   Prospective exchanging stockholders should carefully consider, in addition to the other information set forth elsewhere in this Prospectus, the following:

RIGHT OF COMPANY TO DEFER PAYMENT OF INTEREST

   So long as the Company shall not be in default in the payment of interest on the Debentures, the Company shall have the right, upon prior notice by public announcement given in accordance with NYSE rules at any time during the term of the Debentures, to extend any interest payment period from time to time for a period not exceeding 20 consecutive calendar quarters (each, an "Extension Period"). No interest shall be due and payable during an Extension Period, but on the interest payment date occurring at the end of each Extension Period the Company shall pay to the holders of record on the record date for such interest payment date (regardless of who the holders of record may have been on other dates during the Extension Period) all accrued and unpaid interest on the Debentures, together with interest thereon, compounded quarterly.

   Upon the termination of any Extension Period and the payment of all interest then due, the Company may commence a new Extension Period. After prior notice given by public announcement in accordance with NYSE rules, the Company may also prepay at any time all or a portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the Debentures. See "Description of Debentures-- Option to Extend Interest Payment Period."

   The Company has no current intention of exercising its right to defer any interest payment period.

NO CASH PAYMENTS DURING EXTENSION PERIOD TO PAY ACCRUED TAX LIABILITY

   In the event an Extension Period occurs, holders of the Debentures would continue under the original issue discount rules to accrue income corresponding to stated interest on the Debentures for U.S. federal income tax purposes. As a result, a holder ordinarily would include such amounts in gross income in advance of the receipt of cash. A holder that disposes of its Debentures prior to the record date for payment of interest at the end of an Extension Period will not receive cash from the Company related to such interest because such interest will be paid to the holder of record on such record date, regardless of who the holders of record may have been on other dates during the Extension Period. The extent to which such a holder would receive a return on the Debentures for the period it held such Debentures will depend on the market for the Debentures at the time of disposition. See "Certain Federal Income Tax Considerations--Interest and Original Issue Discount on Debentures."

SUBORDINATION OF DEBENTURES

   The Debentures are unsecured obligations of the Company and will be subordinate to all Senior Indebtedness (as defined below) of the Company. Because the Company is a holding company that conducts business through its subsidiaries, the Debentures will also be effectively subordinated to all existing and future obligations of the Company's subsidiaries. On September 30, 1994, approximately $586 million of such Senior Indebtedness and approximately $13.3 billion of additional indebtedness, leases and other obligations of the Company's subsidiaries (net of those obligations of the Company to its subsidiaries that are included in the definition of Senior Indebtedness) not included in Senior Indebtedness were outstanding. See "Description of Debentures--Subordination."

POTENTIAL MARKET VOLATILITY DURING EXTENSION PERIOD

   As described above, the Company has the right to extend an interest payment period from time to time for a period not exceeding 20 consecutive calendar quarters. In the event the Company determines to extend an interest payment period, or in the event the Company thereafter extends an Extension Period or prepays interest accrued during an Extension Period as described above, the market price of the Debentures is likely to be affected. In addition, as a result of such rights, the market price of the Debentures may be more volatile than other debt instruments with original issue discount that do not have such rights. A holder that disposes of its Debentures during an Extension Period, therefore, may not receive the same return on its investment as a holder that continues to hold its Debentures. See "Description of Debentures--Option to Extend Interest Payment Period."

CASH CONVERSION CONSIDERATION NOT ESCROWED

   Upon conversion of the Series A Preferred Stock or the Debentures, the holder of the Series A Preferred Stock or the Debentures, as the case may be, is entitled to receive $54.19 for each share of Series A Preferred Stock or $541.90 for each Debenture such holder converts in addition to the Common Stock receivable upon such conversion. The Company is not obligated to and has not set aside or escrowed any cash to be issued in connection with such conversions and there can be no assurance that a sufficient amount of cash will be available at the time that a holder elects to convert its shares of Series A Preferred Stock or Debentures. If all of the outstanding untendered Series A Preferred Stock and all of the Debentures offered hereby are converted into Common Stock, the Company would be required to pay approximately $325 million to the holders of the Debentures upon conversion. The Company's consolidated cash, cash equivalents and short-term investments at December 31, 1994 aggregated approximately $1.5 billion.

EXCHANGE OFFER AS TAXABLE EVENT

   The exchange of Series A Preferred Stock for Debentures pursuant to the Exchange Offer will be a taxable event. Depending on each exchanging stockholder's particular facts and circumstances, the exchange may be treated as
(i) a transaction in which gain or loss will be recognized in an amount equal to the difference between the fair market value of the Debentures received in the exchange and the exchanging stockholder's tax basis in the shares of Series A Preferred Stock surrendered or (ii) a distribution taxable as a dividend in an amount equal to the fair market value of the Debentures received by such exchanging stockholder. See "Certain Federal Income Tax Considerations" and "Certain Federal Tax Considerations for Non-United States Persons." All holders of Series A Preferred Stock are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the exchange of Series A Preferred Stock.

ORIGINAL ISSUE DISCOUNT

   Under the original issue discount rules, a holder will, in effect, be required to accrue the difference between the fair market value of the Debentures at the time of the exchange and the stated principal amount as interest income over the term of the Debentures. See "Certain Federal Income Tax Considerations--Interest and Original Issue Discount on Debentures."

CORPORATE GOVERNANCE

   The Company's restated certificate of incorporation (the "Restated Certificate") provides, among other things, that until the Sunset (as defined under "Description of Capital Stock--Corporate Governance--Sunset"), the Company's board of directors (the "Board") and committees thereof are required to consist of directors elected by certain stockholders and Board actions be approved by specified numbers of directors, including, in some cases, directors elected by certain classes of the Company's stockholders. In addition, until the Sunset the Company's ability to take certain specified actions without the consent of or the vote of certain of the Company's stockholders is limited. See "Description of Capital Stock--Corporate Governance."

REDUCTION IN SHAREHOLDERS' EQUITY

   To the extent that shares of Series A Preferred Stock are exchanged for Debentures, the Company's shareholders' equity will be reduced. If all of the outstanding shares of Series A Preferred Stock were exchanged for Debentures, on a pro forma basis at September 30, 1994, shareholders' equity would have been reduced by approximately $525 million, from a deficit of $328 million to a deficit of $853 million. A reduction in the level of shareholders' equity could be viewed negatively by financial institutions which may limit the Company's ability to effect future financings. A reduction in shareholders' equity could also affect the Company's ability to pay dividends on the Company's outstanding capital stock, including the Series A Preferred Stock. The Delaware General Corporation Law (the "DGCL") requires that dividends may only be made from surplus or the net profits of the Company for the fiscal year in which the dividend is declared and/or the preceding fiscal year. For purposes of the DGCL, surplus equals the excess, if any, at any given time, of the net assets of the corporation over stated capital. Since the Exchange Offer would increase the Company's indebtedness and reduce shareholders' equity the Company's ability to pay dividends could be reduced. In addition, dividends may not be paid if after giving effect to such dividends, the Company would not be able to pay its debts as they become due in the usual course of business.

                                  THE COMPANY

   UAL Corporation, a Delaware corporation (the "Company"), is a holding company and its primary subsidiary is United Air Lines, Inc., a Delaware corporation ("United"), which is wholly-owned. At the end of 1994, United served 152 airports in the United States and 31 foreign countries. During 1994, United averaged 2,004 departures daily, flew a total of 108 billion revenue passenger miles and carried an average of 203,400 passengers per day. At the end of 1994, United's fleet of aircraft totaled 543. United's major hub operations are located at Chicago, Denver, San Francisco, Washington, D.C., London and Tokyo.


                              RECENT DEVELOPMENTS

RECAPITALIZATION

   On July 12, 1994, the stockholders of the Company approved a plan of recapitalization that provides an approximately 55% equity and voting interest in the Company to certain employees of United in exchange for wage concessions and work-rule changes. The employees' equity interest will be allocated to individual employee accounts through the year 2000 under Employee Stock Ownership Plans ("ESOPs") which were created as a part of the Recapitalization. Since the ESOP shares will be allocated over time, the current ownership interest held by employees is substantially less than 55%. The entire 55% ESOP voting interest is currently exercisable, which generally will be voted by the ESOP trustee at the direction of, and on behalf of, the employees participating in the ESOPs. The employee interest may increase to up to 63%, depending on the average market value of a share of Common Stock between July 13, 1994 and July 12, 1995. Based on the average market value of a share of Common Stock through January 30, 1995 the market value of Common Stock for the remainder of the measuring period would have to average at least $187 7/8 for any adjustment to be made in the ESOP percentage interest. In connection with the Recapitalization, holders of the Company's old common stock received approximately $2.1 billion in cash and the remaining 45% (subject to reduction, as described above, to not less than 37%) of the equity in the form of Common Stock. Each share of old common stock was converted into 0.5 shares of Common Stock and cash in lieu of fractional shares plus a cash payment of $84.81. The conversion of certain convertible securities and the exercise of certain stock options could result in additional distributions of up to $428 million, based on the amount of convertible securities and stock options outstanding on December 31, 1994. Distributions on account of stock option exercises would be reduced by cash proceeds on the exercise of the options. In connection with the Recapitalization, United issued $370 million of 10.67% debentures due in 2004 (the "10.67% Debentures") and $371 million of 11.21% Debentures due 2014 (the "11.21% Debentures") and the Company issued Series B 12 1/4% preferred stock (the "Series B Preferred Stock") with an aggregate liquidation preference of $410 million. Approximately $169 million of one-time costs, before any related taxes, were incurred in connection with the Recapitalization, including transaction costs and severance payments to certain former United employees.

   The Delaware Court of Chancery, after a fairness hearing on January 24,1995, approved the proposed settlement of two stockholder class actions challenging the Recapitalization and awarded the plaintiffs $5.1 million in costs and attorneys' fees.

FINANCIAL RESULTS

   On January 24, 1995, the Company reported consolidated fourth quarter net earnings of $11 million versus a net loss in the same period in 1993 of $64 million. The 1993 loss included a $25 million after-tax charge related to the merger of United's computer reservation system affiliates. Operating earnings for the quarter were $78 million versus $19 million in 1993. After preferred dividend requirements, the fourth quarter results represented a loss of $0.98 per share of Common Stock versus a 1993 loss of $3.02 per share of Common Stock.

          For the full year 1994, the Company reported preliminary consolidated unaudited operating earnings of $521 million on operating revenues of $13,950 million. Unaudited net earnings for the year were $51 million. After preferred dividend requirements, the reported full year financial results represent a loss of $0.61 per share.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     The Common Stock is traded principally on the NYSE, and are also listed on the Chicago Stock Exchange and the Pacific Stock Exchange. The following sets forth for the periods indicated the high and low closing sales prices per share of the Company's old common stock outstanding immediately prior to the Recapitalization and of the Common Stock on the NYSE Composite Tape.

                                             HIGH      LOW
                                           --------  --------
OLD COMMON STOCK:

1993
     First Quarter.......................  132 1/4   110 3/4
     Second Quarter......................  149 3/4   118
     Third Quarter.......................  150 1/2   121 5/8
     Fourth Quarter......................  155 1/2   135 7/8
1994
     First Quarter.......................  150       123 3/4
     Second Quarter......................  130 1/2   115 1/8
     Third Quarter (through July 12).....  130 1/2   125 1/2

COMMON STOCK:

1994
     Third Quarter (from July 13)........  105        86 3/4
     Fourth Quarter......................   96 7/8    83 1/8
1995
     First Quarter (through February 2)..   99 5/8    89 1/2

     For a recent last reported sales price of the Common Stock on the NYSE, see the cover page of this Prospectus.

     The Recapitalization was consummated on July 12, 1994. In connection with the Recapitalization, holders of the Company's old common stock received one-half of a share of Common Stock and $84.81 for each share of old common stock. As a result of the foregoing, the price per share of old common stock is not comparable to the price per share of the Common Stock.

     The Company has not paid cash dividends on its common stock since 1987. The payment of any future dividends on the Common Stock and the amount thereof will be determined by the Board in light of earnings, the financial condition of the Company and other relevant factors.

                                CAPITALIZATION

     The following table sets forth the unaudited consolidated capitalization of the Company at September 30, 1994 and as adjusted to give effect to the Exchange Offer (assuming that 50% and 100% of the outstanding shares of the Series A Preferred Stock are exchanged).

                                                              September 30, 1994
                                                    ---------------------------------------
                                                                       As Adjusted
                                                              -----------------------------
                                                                Assuming        Assuming
                                                     Actual   50% Exchange   100% Exchange
                                                    --------  -------------  --------------
                                                            (Dollars in Millions)
Short-term borrowings, long-term debt maturing
    within one year and current obligations
    under capital leases..........................  $   489        $   489         $   489
                                                    --------  -------------  --------------
Long-term debt, excluding portion due within
    one year......................................
    Secured notes.................................    1,364          1,364           1,364
    Deferred purchase certificates................      182            182             182
    Debentures....................................    1,741          1,741           1,741
    Convertible debentures (b)....................       31            331             631
    Promissory notes..............................       31             31              31
    Unamortized discount on debt (b)..............      (21)           (58)            (96)
                                                    --------  -------------  --------------
                                                      3,328          3,591           3,853
Long-term obligations under capital leases........      742            742             742
                                                    --------  -------------  --------------
    Total long-term debt and capital lease
        obligations...............................    4,070          4,333           4,595
                                                    --------  -------------  --------------
Class 2 ESOP Preferred Stock, $.01 par
    value(a)......................................       --             --              --
                                                    --------  -------------  --------------
Shareholders' equity:
    Series A Preferred Stock, $.01 stated value...       --             --              --
    Series B Preferred Stock, $.01 stated value...       --             --              --
    Class 1 ESOP Preferred Stock, $.01 par value..       --             --              --
    Class 2 ESOP Preferred Stock, $.01 par value..       --             --              --
    Class P, M and S Voting Preferred Stock,
        $.01 par value............................       --             --              --
    Class I, Pilot MEC, IAM and SAM
        Preferred Stock, $.01 par value...........       --             --              --
    Common Stock, $.01 par value..................       --             --              --
    Additional capital invested (b)...............    1,274          1,011             749
    Retained earnings (deficit)...................   (1,327)        (1,327)         (1,327)
    Other equity adjustments......................      (29)           (29)            (29)
    Unearned ESOP Preferred Stock.................     (160)          (160)           (160)
    Common stock held in treasury.................      (86)           (86)            (86)
                                                    --------  -------------  --------------
        Total shareholders' equity................     (328)          (591)           (853)
                                                    --------  -------------  --------------
            Total capitalization..................  $ 4,231        $ 4,231         $ 4,231
                                                    ========  =============  ==============

- ---------------
(a) The Class 2 ESOP Preferred Stock committed to be contributed to the Supplemental ESOP (as defined under "Description of Capital Stock--The ESOP Preferred Stock") is reported outside of equity because the employees can elect to receive their "book entry" shares from the Company in cash upon termination of employment.

(b) Assuming a 50% exchange, the Debentures that will be issued are expected to have an aggregate principal amount of $300 million and an aggregate fair market value of $263 million as of the date of exchange. Assuming a 100% exchange, the Debentures that will be issued are expected to have an aggregate principal amount of $600 million and an aggregate fair market value of $525 million as of the date of exchange.

     The difference between the aggregate principal amount and the aggregate fair market value of the Debentures is classified as a debt discount. The difference between the fair market value of the Debentures and the carrying value of the Preferred Stock is credited to additional capital invested. To the extent the actual aggregate fair market value of the Debentures at the date of exchange differs from the expected amounts, the balances of the unamortized debt discount and additional capital invested will change accordingly.

           SELECTED CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

     The following should be read in conjunction with the Company's Consolidated Financial Statements and the related notes thereto. The financial information for each of the years in the three-year period ended December 31, 1993 and as of December 31, 1993 and 1992 has been derived from the consolidated financial statements of the Company incorporated herein by reference which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports incorporated by reference herein. Reference is made to said reports for the years 1993 and 1992 which include an explanatory paragraph with respect to the changes in methods of accounting for income taxes and postretirement benefits other than pensions as discussed in the notes to the consolidated financial statements for such years. The summary for each of the years in the two year period ended December 31, 1990 and as of December 31, 1991, 1990 and 1989 has been derived from separate audited consolidated financial statements of the Company.

     The financial information for each of the nine-month periods ended September 30, 1994 and 1993 has been derived from the Company's unaudited consolidated financial statements incorporated by reference herein. The information for interim periods is unaudited, but, in the opinion of management, reflects all adjustments (which, except for the effects of the employee investment transaction, include only normal recurring adjustments) necessary for a fair presentation of the results of operations for such periods. Results for interim periods should not be considered as indicative of results for any other periods or for the year. See "Incorporation of Certain Documents by Reference."

                                             NINE MONTHS ENDED
                                               SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                            --------------------  -----------------------------------------------------
                                              1994       1993       1993       1992       1991       1990       1989
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                         (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Operating revenues(a)...................  $ 10,511   $  9,978   $ 13,325   $ 11,853   $ 10,706   $ 10,296   $  9,288
  Earnings (loss) from operations.........       443        244        263       (538)      (494)       (36)       465
  Earnings (loss) before extraordinary
    item and cumulative effect of
    accounting changes....................        66         34        (31)      (417)      (332)        94        324
  Net earnings (loss).....................        40         15        (50)      (957)      (332)        94        324
  Earnings (loss) per common share
    before extraordinary item and
    cumulative effect of accounting
    changes...............................      1.25       0.39      (2.64)    (17.34)    (14.31)      4.33      14.96
  Net earnings (loss)
    per common share(b)...................      0.03      (0.38)     (3.40)    (39.75)    (14.31)      4.33      14.96
STATEMENT OF FINANCIAL POSITION DATA (at
end of period):
  Total assets............................    12,312     12,953     12,840     12,257      9,876      7,983      7,194
  Total long-term debt and capital
    lease obligations, including current
    portion...............................     4,290      3,700      3,735      3,783      2,531      1,327      1,405
  Shareholders' equity....................      (328)     1,302      1,203        706      1,597      1,671      1,564
  Book value per common share(c)..........   (107.80)     28.72      24.55      29.11      67.21      76.34      71.64
OTHER DATA:
  Ratio of earnings to fixed charges......      1.14       1.01         (d)        (d)        (d)      1.16       1.95
  Ratio of earnings to fixed charges
    and preferred stock dividends.........      1.13       1.01         (d)        (d)        (d)      1.16       1.95

UNITED OPERATING DATA:
  Revenue passengers (millions)...........        55         53         70         67         62         58         55
  Average length of a passenger trip in
    miles.................................     1,473      1,453      1,450      1,390      1,327      1,322      1,269
  Revenue passenger miles (millions)......    81,292     76,576    101,258     92,690     82.290     76,137     69,639
  Available seat miles (millions).........   113,790    113,557    150,728    137,491    124,100    114,995    104,547
  Passenger load factor...................      71.4%      67.4%      67.2%      67.4%      66.3%      66.2%      66.6%
  Break even passenger load factor........      68.1%      65.3%      65.5%      70.6%      69.7%      66.5%      62.8%
  Revenue per passenger mile..............      11.4c      11.6c      11.6c      11.3c      11.5c      11.8c      11.6c
  Cost per available seat mile............       8.8c       8.4c       8.5c       8.9c       9.0c       9.0c       8.4c

Average price per gallon of jet fuel....       58.2c      63.9c      63.6c      66.4c      71.6c      80.4c      63.6c
- ---------------

(a) In the first quarter of 1994, United began recording certain air transportation price adjustments, which were previously recorded as commission expense, as adjustments to revenues. Operating revenues and certain operating statistics for periods prior to 1994 have been adjusted to conform with the current presentation. See the Company's Current Report on Form 8-K dated May 3, 1994 which is incorporated by reference in this Prospectus.
(b) In connection with the July 1994 recapitalization, each old common share was exchanged for one half new common share. As required under generally accepted accounting principles for transactions of this type, the historical weighted average shares outstanding have not been restated. Thus, direct comparisons between 1994 and prior years' per share amounts are not meaningful. For the nine months ended September 30, 1994, certain common stock equivalents were dilutive; however, primary and fully diluted earnings per share were the same. For all other periods, common stock equivalents were not dilutive.
(c) Book value per common share represents total equity, less the aggregate liquidation value of preferred stock, divided by actual common shares outstanding.
(d) Earnings were insufficient to cover both fixed charges and fixed charges and preferred stock dividends by $98 million in 1993, by $748 million in 1992 and by $599 million in 1991.

                               THE EXCHANGE OFFER

GENERAL

     Participation in the Exchange Offer is voluntary and Holders should carefully consider whether to accept. Neither the Board nor the Company makes any recommendation to Holders as to whether to tender or refrain from tendering in the Exchange Offer. Holders of the Series A Preferred Stock are urged to consult their financial and tax advisors in making their own decisions on what action to take in light of their own particular circumstances.

     Unless the context requires otherwise, the term "Holder" with respect to the Exchange Offer means (i) any person in whose name any shares of Series A Preferred Stock are registered on the books of the Company or (ii) any other person who has obtained a properly completed stock power from the registered holder, or (iii) any person whose shares of Series A Preferred Stock are held of record by The Depository Trust Company ("DTC") who desires to deliver such Series A Preferred Stock by book-entry transfer at DTC.

PURPOSE OF THE EXCHANGE OFFER

     The principal purpose of the Exchange Offer is to improve the Company's after-tax cash flow by replacing the Series A Preferred Stock with the Debentures. The potential cash flow benefit to the Company arises because interest payable on the Debentures (whether paid currently or deferred under the terms of the Debentures) should be deductible by the Company as it accrues for federal income tax purposes, while dividends payable on the Series A Preferred Stock are not deductible. The extent of this cash flow benefit, however, cannot be predicted because it depends upon the number of shares of Series A Preferred Stock exchanged pursuant to the Exchange Offer, upon the Company's federal income tax position in any year and the period of time the Debentures remain outstanding. Neither the Company's ability to defer interest payments on the Debentures nor the lack of voting rights on the part of holders of the Debentures is a purpose of the Company in making the Exchange Offer.

     Except as described herein, the Company has no present plans or intention to make acquisitions of or offers for the Series A Preferred Stock. However, if any shares of Series A Preferred Stock remain outstanding after the expiration of the Exchange Offer, the Company will continue to monitor the market for the Series A Preferred Stock and reserves the right, in its sole discretion, to acquire and to make offers for Series A Preferred Stock subsequent to the Expiration Date for cash or in exchange for other securities, by optional redemption or otherwise. The terms of any such acquisitions or offers may differ from the terms of the Exchange Offer. Such acquisitions or offers, if any, may depend upon, among other things, the price and availability of such shares and the Company's tax position.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, the Company will exchange up to $600,000,000 aggregate principal amount of Debentures for up to all of the outstanding shares of Series A Preferred Stock. The Debentures are offered in minimum denominations of $1,000 and integral multiples thereof, and the Series A Preferred Stock has a liquidation preference of $100 per share. Consequently, the Exchange Offer will be effected on a basis of $1,000 principal amount of Debentures for every ten shares of Series A Preferred Stock validly tendered and accepted for exchange. The Company will pay cash to tendering Holders of Series A Preferred Stock in lieu of issuing Debentures with a principal amount of less than $1,000. Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, the Company will accept Series A Preferred Stock validly tendered and not withdrawn as promptly as practicable after the Expiration Date unless the Exchange Offer has been withdrawn or terminated. The Company will not accept Series A Preferred Stock for exchange prior to the Expiration Date. The Company expressly reserves the right, in its sole discretion, to delay acceptance for exchange of Series A Preferred Stock tendered under the Exchange Offer or the exchange of the Debentures for the Series A Preferred Stock accepted for exchange (subject to Rules 13e-4 and 14e-

1 under the Exchange Act, which require that the Company consummate the Exchange Offer or return the Series A Preferred Stock deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of the Exchange Offer), or to withdraw or terminate the Exchange Offer and not accept any Series A Preferred Stock at any time for any reason. In all cases, except to the extent waived by the Company, delivery of Debentures in exchange for the Series A Preferred Stock accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of Series A Preferred Stock (or confirmation of book-entry transfer thereof), a properly completed and duly executed Letter of Transmittal and any other documents required thereby.

     As of February 2, 1995, there were 5,999,900 shares of Series A Preferred Stock outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered Holders as of ___________ __, 1995.

     The Company shall be deemed to have accepted validly tendered Series A Preferred Stock (or defectively tendered Series A Preferred Stock with respect to which the Company has waived such defect) when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the Debentures from the Company and remitting such Debentures to tendering Holders. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Debentures in exchange for Series A Preferred Stock will be made as promptly as practicable after the Expiration Date.

     If any tendered Series A Preferred Stock is not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, unless otherwise requested by the Holder under "Special Delivery Instructions" in the Letter of Transmittal, such Series A Preferred Stock will be returned, without expense, to the tendering Holder thereof (or in the case of Series A Preferred Stock tendered by book-entry transfer into the Exchange Agent's account at DTC, such Series A Preferred Stock will be credited to an account maintained at DTC designated by the participant therein who so delivered such Series A Preferred Stock), as promptly as practicable after the Expiration Date or the withdrawal or termination of the Exchange Offer.

     Holders of Series A Preferred Stock will not have any appraisal or dissenters' rights under the DGCL in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     Holders who tender Series A Preferred Stock in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Series A Preferred Stock pursuant to the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

     The Exchange Offer will expire on the Expiration Date. The term "Expiration Date" shall mean 5:00 p.m., New York City time, on ______________ ___, 1995, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     The Company reserves the right to extend the Exchange Offer in its sole discretion at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Series A Preferred Stock previously tendered pursuant to the Exchange Offer and not withdrawn will remain subject to the Exchange Offer.

     The Company expressly reserves the right to (i) amend or modify the terms of the Exchange Offer in any manner and (ii) withdraw or terminate the Exchange Offer and not accept for exchange any Series A Preferred

Stock, at any time for any reason, including (without limitation) if fewer than _________ shares of Series A Preferred Stock are tendered (which condition may be waived by the Company). If the Company makes a material change in the terms of the Exchange Offer or if it waives a material condition of the Exchange Offer, the Company will extend the Exchange Offer. The minimum period for which the Exchange Offer will be extended following a material change or waiver, other than a change in the amount of Series A Preferred Stock sought for exchange, will depend upon the facts and circumstances, including the relative materiality
of the change or waiver.   With respect to a change in the amount of Series A
Preferred Stock sought, the offer will be extended for a minimum of ten business days following public announcement of such change. Any withdrawal or termination of the Exchange Offer will be followed as promptly as practicable by public announcement thereof. In the event the Company withdraws or terminates the Exchange Offer, it will give immediate notice to the Exchange Agent, and all Series A Preferred Stock theretofore tendered pursuant to the Exchange Offer will be returned promptly to the tendering Holders thereof. See "--Withdrawal of Tenders."

ACCUMULATED DIVIDENDS AND INTEREST ON DEBENTURES

     The Debentures will bear interest at an annual rate of    % from the first
day following the Expiration Date (the "Issue Date") or from the most recent interest payment date to which interest has been paid or duly provided for. The dividend on the Series A Preferred Stock payable on ____________ will be payable to stockholders of record on _____________, regardless of when shares of the Series A Preferred Stock are tendered pursuant to the Exchange Offer. Dividends accumulated after _____________ will not be paid on Series A Preferred Stock accepted for exchange in the Exchange Offer. In lieu thereof, holders of Debentures will be entitled to interest at a rate of 6 1/4% per annum (equal to the stated dividend rate on the Series A Preferred Stock) from _____________ through the Expiration Date, payable at the time of the first interest payment on the Debentures. See "Description of Debentures--Interest."

PROCEDURES FOR TENDERING

     The tender of Series A Preferred Stock by a Holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Each Holder of the Series A Preferred Stock wishing to accept the Exchange Offer must (i) properly complete and sign the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) in accordance with the instructions contained herein and therein, together with any required signature guarantees, and deliver the same to the Exchange Agent, at either of its addresses set forth in "--Exchange Agent" and either (a) certificates for the Series A Preferred Stock must be received by the Exchange Agent at such address or (b) such Series A Preferred Stock must be transferred pursuant to the procedures for book-entry transfer described below and a confirmation of such book-entry transfer must be received by the Exchange Agent, in each case prior to the Expiration Date or (ii) comply with the guaranteed delivery procedures described below.

     LETTERS OF TRANSMITTAL, SERIES A PREFERRED STOCK AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT ONLY TO THE EXCHANGE AGENT, NOT TO THE COMPANY OR THE DEALER MANAGERS.

     Signature Guarantees. If tendered Series A Preferred Stock is registered in the name of the signer of the Letter of Transmittal and the Debentures to be issued in exchange therefor are to be issued (and any untendered Series A Preferred Stock is to be reissued) in the name of the registered Holder (which term, for the purposes described herein, shall include any participant in DTC whose name appears on a security listing as the owner of Series A Preferred Stock), the signature of such signer need not be guaranteed. If the tendered Series A Preferred Stock is registered in the name of someone other than the signer of the Letter of Transmittal, such tendered Series A Preferred Stock must be endorsed or accompanied by written instruments of transfer in form satisfactory to the

Company and duly executed by the registered Holder, and the signature on the endorsement or instrument of transfer must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or The New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the Debentures and/or Series A Preferred Stock not exchanged are to be delivered to an address other than that of the registered Holder appearing on the register for the Series A Preferred Stock, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution. Any beneficial owner whose Series A Preferred Stock is registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing a Letter of Transmittal and delivering its Series A Preferred Stock, either make appropriate arrangements to register ownership of the Series A Preferred Stock in such owner's name or obtain a properly completed stock power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

     THE METHOD OF DELIVERY OF SERIES A PREFERRED STOCK AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PRIOR INSURANCE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

     Book-Entry Transfer. The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Series A Preferred Stock at DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of Series A Preferred Stock by causing DTC to transfer such Series A Preferred Stock into the Exchange Agent's account with respect to the Series A Preferred Stock in accordance with DTC's Automated Tender Offer Program ("ATOP") procedures for such book-entry transfers. However, the exchange for the Series A Preferred Stock so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such Book-Entry Transfer of Series A Preferred Stock into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from a participant tendering Series A Preferred Stock that is the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant.

     Guaranteed Delivery. If a Holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Series A Preferred Stock to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office prior to the Expiration Date, a letter, a telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering Holder, the name(s) in which the Series A Preferred Stock is registered and, if the Series A Preferred Stock is held in certificated form, the certificate number of the Series A Preferred Stock to be tendered, and stating that the tender is being made thereby and guaranteeing that within five NYSE trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the Series A Preferred Stock in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (and any other required documents), or a confirmation of book-entry transfer of such Series A Preferred Stock into the Exchange Agent's account at DTC, will be delivered by such Eligible Institution. Unless the Series A Preferred Stock being tendered by the above-described method is deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents) or a confirmation of book-entry transfer of such Series A

Preferred Stock into the Exchange Agent's account at DTC in accordance with DTC's ATOP procedures is received, the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

     Miscellaneous. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Series A Preferred Stock will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in the tender of any Series A Preferred Stock, and the Company's interpretation of the terms and conditions of the Exchange Offer (including the Instructions in the Letter of Transmittal) will be final and binding. None of the Company, the Exchange Agent or the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Tenders of Series A Preferred Stock involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Series A Preferred Stock received by the Exchange Agent that is not validly tendered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holder (or in the case of Series A Preferred Stock tendered by book-entry transfer into the Exchange Agent's account at DTC, such Series A Preferred Stock will be credited to an account maintained at DTC designated by the participant therein who so delivered such Series A Preferred Stock), unless otherwise requested by the Holder in the Letter of Transmittal, as promptly as practicable after the Expiration Date or the withdrawal or termination of the Exchange Offer.

LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Series A Preferred Stock for exchange (the "Transferor") exchanges, assigns and transfers the Series A Preferred Stock to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Series A Preferred Stock to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Series A Preferred Stock and to acquire Debentures issuable upon the exchange of such tendered Series A Preferred Stock, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Series A Preferred Stock, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.
The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Series A Preferred Stock or transfer ownership of such Series A Preferred Stock on the account books maintained by DTC. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

WITHDRAWAL OF TENDERS

     Tenders of Series A Preferred Stock pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by the Company, may be withdrawn at any time after 40 business days after the date of this Prospectus.

     To be effective, a written notice of withdrawal delivered by mail, hand delivery or facsimile transmission must be timely received by the Exchange Agent at the address set forth in the Letter of Transmittal. The method of notification is at the risk and election of the Holder. Any such notice of withdrawal must specify (i) the Holder named in the Letter of Transmittal as having tendered Series A Preferred Stock to be withdrawn, (ii) if the Series A Preferred Stock is held in certificated form, the certificate numbers of the Series A Preferred Stock to be withdrawn,
(iii) that such Holder is withdrawing his election to have such Series A Preferred Stock exchanged, and (iv) the name of the registered Holder of such Series A Preferred Stock, and must be signed by the Holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Series A Preferred Stock being withdrawn. The Exchange Agent will return the properly withdrawn Series A Preferred Stock promptly following receipt of notice of withdrawal. If Series A Preferred Stock has been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Series A Preferred Stock and otherwise comply with DTC's procedures. All questions as to the validity of notice of withdrawal, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties. Withdrawals of tenders of Series A Preferred Stock may not be rescinded and any Series A Preferred Stock withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer. Properly withdrawn Series A Preferred Stock, however, may be retendered by following the procedures therefor described elsewhere herein at any time prior to the Expiration Date. See "--Procedures for Tendering."

EXCHANGE AGENT

     _________________________ has been appointed as Exchange Agent for the Exchange Offer.

                              The Exchange Agent:

    By Hand or Overnight Courier:                 By Mail:




                                 By Facsimile:


        Confirm Receipt of Notice of Guaranteed Delivery by Telephone:



     Questions and requests for assistance regarding the Exchange Offer, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery may be directed to the Exchange Agent at _________________, telephone _____________.

     The Company will pay the Exchange Agent reasonable and customary fees for its services and will reimburse them for all their reasonable out-of-pocket expenses in connection therewith.

DEALER MANAGERS

     Goldman, Sachs & Co. and Lehman Brothers Inc., as Dealer Managers, have agreed to solicit exchanges of Series A Preferred Stock for Debentures. The Company will pay each Dealer Manager a fee that is dependent on the number of shares of Series A Preferred Stock accepted pursuant to the Exchange Offer. The maximum fee payable is approximately $____________. Additional solicitation may be made by telecopier, telephone or in person by officers and regular employees of the Company and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

LISTING AND TRADING OF DEBENTURES AND SERIES A PREFERRED STOCK; TRANSFER RESTRICTIONS

     There has not previously been any public market for the Debentures. While the Company intends to apply to list the Debentures and the Common Stock issuable upon conversion thereof on the NYSE, there can be no assurance that an active market for the Debentures will develop or be sustained in the future on such exchange. Although the Dealer Managers have indicated to the Company that they intend to make a market in the Debentures as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Debentures.

     The Series A Preferred Stock and the Common Stock issuable upon conversion of such Series A Preferred Stock have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Such Series A Preferred Stock and such Common Stock are subject to restrictions on their transfer designed to ensure compliance with the requirements of the Securities Act and, upon consummation of the Exchange Offer, will continue to be subject to such existing restrictions upon transfer, including the terms of the original issuance of such Series A Preferred Stock and such Common Stock. Holders of Series A Preferred Stock who do not tender their Series A Preferred Stock in the Exchange Offer or whose Series A Preferred Stock is not accepted for exchange will continue to hold such Series A Preferred Stock and will be entitled to all the rights and preferences, and will be subject to all of the limitations applicable thereto. Moreover, to the extent that Series A Preferred Stock is tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Series A Preferred Stock could be adversely affected. Beginning February 5, 1996, the Series A Preferred Stock and the Common Stock issuable upon conversion thereof may be resold pursuant to Rule 144 under the Securities Act, subject, in certain cases, to the volume and other limitations of Rule 144.

TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SERIES A PREFERRED STOCK

     Except as described herein, there are no contracts, arrangements, understandings or relationships in connection with the Exchange Offer between the Company or any of its directors or executive officers and any person with respect to any securities of the Company, including the Debentures, the Series A Preferred Stock and the Common Stock issuable upon conversion thereof.

FEES AND EXPENSES; TRANSFER TAXES

     The expenses of soliciting tenders of the Series A Preferred Stock will be borne by the Company. For compensation to be paid to the Dealer Managers see "-
- -Dealer Managers." The total cash expenditures to be incurred by the Company in connection with the Exchange Offer, other than fees payable to the Dealer Managers, but including the expenses of the Dealer Managers, printing, accounting and legal fees, and the fees and expenses of the Exchange Agent and the Trustee under the Indenture, are estimated to be approximately $________________.

     Holders of the Series A Preferred Stock accepted in the Exchange Offer are responsible for paying any transfer taxes in connection with such exchange. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

                           DESCRIPTION OF DEBENTURES

GENERAL

     The Debentures constitutes a series of debt securities ("Debt Securities") to be issued under an Indenture (the "Indenture"), to be dated as of ______________ __, 1995, between the Company and __________________, as trustee
(the "Trustee"). The following statements with respect to the Debentures are summaries and are subject to the detailed provisions of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and the Indenture, a copy of the form of which has been filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Debentures and the Indenture, including the definitions therein of certain terms capitalized and not otherwise defined in this Prospectus. Wherever references are made to particular provisions of the Indenture or terms defined therein, such provisions or definitions are incorporated by reference as part of the statements made and such statements are qualified in their entirety by such references.

     The Debentures will be unsecured, subordinated obligations of the Company, will be limited in aggregate principal amount to the aggregate principal amount of Debentures issued in the Exchange Offer and will mature on ____________, 2025. The Debentures will be issued only in fully registered form, without coupons, in minimum denominations of $1,000 and any integral multiples of $1,000 in excess thereof.

     The Indenture provides that the Debt Securities may be issued without limitation as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authorization granted by resolution of the Board and an officer's certificate or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

     The Indenture does not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of the Debentures protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control.

     Debentures will be transferable or exchangeable at the agency of the Company maintained for such purpose in The City of New York (which, unless changed, shall be a corporate trust office or agency of the Trustee). Debentures may be transferred or exchanged without service charge, other than any tax or governmental charge imposed in connection therewith. (Section 3.5 of the Indenture.)

INTEREST

     The Debentures will mature on _________________, 2025 and will bear interest at an annual rate of % from the Issue Date or from the most recent interest payment date to which interest has been paid or duly provided for. In addition, holders of record of the Debentures will be entitled to interest at a rate of 6 1/4% per annum from _______________ through the Expiration Date, in lieu of dividends accumulating after _______________ on their Series A Preferred Stock accepted for exchange, payable at the time of the first interest payment on the Debentures. Interest will be payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year commencing ________________, 1995, provided that so long as the Company shall not be in default in the payment of interest on the Debentures, the Company shall have the right, upon prior notice by public announcement given in accordance with NYSE rules at any time during the term of the Debentures, to extend the interest payment period from time to time for a period not exceeding 20 consecutive calendar quarters (each, an "Extension Period"). Interest will continue to accrue on the Debentures during an Extension Period and will compound quarterly, at the rate specified for the Debentures, to the extent permitted by applicable law. See "--Option to Extend Interest Payment Period." Interest payable on any Debenture that is punctually paid or duly provided for on any Interest

Payment Date shall be paid to the person in whose name such Debenture is registered at the close of business on the January 15, April 15, July 15 or October 15, respectively, preceding such Interest Payment Date (each, a "Record Date"). Interest will be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full calendar month, on the basis of the actual number of days elapsed in such period. (Section 3.10 of the Indenture). If any date on which interest is payable on the Debentures is not a Business Day, the payment of interest due on such date may be made on the next succeeding Business Day (and without any interest or other payment in respect of such delay). A "Business Day" shall mean any day other than a day on which banking institutions in The City of New York or in Chicago, Illinois are authorized or required by law to close.

     Payments in respect of the Debentures will be made at the office or agency of the Company maintained for that purpose in The City of New York (which, unless changed, shall be a corporate trust office or agency of the Trustee). However, at the option of the Company, payments on the Debentures may be made
(i) by checks mailed by the Trustee to the Holders entitled thereto at their registered addresses or (ii) by wire transfers to accounts maintained by the Holders entitled thereto as specified in the Register, provided that, in either case, the payment of principal with respect to any Debenture will be made only upon surrender of such Debenture to the Trustee. Interest payable on any Debenture that is not punctually paid or duly provided for on any Interest Payment Date will forthwith cease to be payable to the person in whose name such Debenture is registered on the relevant Record Date, and such defaulted interest will instead be payable to the person in whose name such Debenture is registered on the special record date or other specified date determined in accordance with the Indenture; provided, however, that interest shall not be considered payable by the Company on any Interest Payment Date falling within an Extension Period unless the Company has elected to make a full or partial payment of interest accrued on the Debentures on such Interest Payment Date. (Section 3.7 of the Indenture.)

     In the event the Company fails at any time to make any payment of interest, principal or premium on the Debentures when due (after giving effect to any grace period for payment thereof as described in "--Events of Default, Notice and Certain Rights on Default") or the Company exercises its option to extend the interest payment period for an Extension Period as described in "--Option to Extend Interest Payment Period," the Company will not, until all defaulted interest on the Debentures and all interest accrued on the Debentures during an Extension Period and all principal and premium, if any, then due and payable on the Debentures shall have been paid in full, (i) declare, set aside or pay any dividend or distribution on any capital stock of the Company, including the Series A Preferred Stock and the Common Stock, except for dividends or distributions in shares of its capital stock or in rights to acquire shares of its capital stock, or (ii) repurchase, redeem or otherwise acquire, or make any sinking fund payment for the purchase or redemption of, any shares of its capital stock (except by conversion into or exchange for shares of its capital stock and except for a redemption, purchase or other acquisition of shares of its capital stock made for the purpose of an employee incentive plan or benefit plan of the Company or any of its subsidiaries); provided, however, that any moneys deposited in any sinking fund with respect to any preferred stock of the Company in compliance with the provisions of such sinking fund and not in violation of this provision may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund without regard to the restrictions contained in this provision. (Section
9.7 of the Indenture.)

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     So long as the Company shall not be in default in the payment of interest on the Debentures, the Company shall have the right, upon prior notice by public announcement given in accordance with NYSE rules at any time during the term of the Debentures, prior to an Interest Payment Date as provided below, to extend the interest payment period from time to time to another Interest Payment Date by one or more quarterly periods, not to exceed 20 consecutive calendar quarters from the last Interest Payment Date to which interest was paid in full (each, an "Extension Period"). No interest shall be due and payable during an Extension Period, but on the Interest Payment Date occurring at the end of each Extension Period the Company shall pay to the holders of record on the Record Date for such Interest Payment Date (regardless of who the holders of record may have been on other dates during the Extension Period) all accrued and unpaid interest on the Debentures, together with interest thereon. Interest will continue to accrue on the Debentures during an Extension Period and will compound quarterly, at the rate specified for the Debentures, to the extent permitted by applicable law. Prior to the termination of any Extension Period, the Company may pay all or any portion of the interest accrued on the Debentures on any Interest Payment Date to holders of record on the Record Date for such Interest Payment Date or from time to time further extend the interest payment period, provided that any such Extension Period together with all such previous and further extensions thereof may not exceed 20 calendar quarters. If the Company shall elect to pay all of the interest accrued on the Debentures on an Interest Payment Date during an Extension Period, such Extension Period shall automatically terminate on such Interest Payment Date. Upon the termination of any Extension Period and the payment of all amounts of interest then due, the Company may commence a new Extension Period, subject to the above requirements. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the Debentures. The Company has no current intention of exercising its right to defer any interest payment period. However, in the event the Company determines to extend an interest payment period, or in the event the Company thereafter extends an Extension Period or prepays interest accrued during an Extension Period as described above, the market price of the Debentures is likely to be affected. In addition, as a result of such rights, the market price of the Debentures may be more volatile than other debt instruments with original issue discount that do not have such rights. A holder that disposes of its Debentures during an Extension Period, therefore, may not receive the same return on its investment as a holder that continues to hold its Debentures.

     The Company shall cause the Trustee to give holders of the Debentures prior notice, by public announcement given in accordance with NYSE rules and by mail to all such holders, of (i) the Company's election to initiate an Extension Period and the duration thereof, (ii) the Company's election to extend any Extension Period beyond the Interest Payment Date on which such Extension Period is then scheduled to terminate and the duration of such extension and (iii) the Company's election to make a full or partial payment of interest accrued on the Debentures on any Interest Payment Date during any Extension Period and the amount of such payment. In no event shall such notice be given less than five Business Days prior to the January 15, April 15, July 15 or October 15 next preceding the applicable Interest Payment Date. (Section 3.1 of the Indenture.)

SUBORDINATION

     The payment of the principal of, and premium, if any, and interest on the Debentures will be subordinated to the extent set forth in the Indenture to the prior payment in full of amounts then due on all Senior Indebtedness (as defined below). No payments or distributions, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinated, at least to the same extent as the Debentures, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment) on account of principal of, and premium, if any, or interest on the Debentures may be made by the Company unless full payment of all amounts then due on Senior Indebtedness has been made or provided for in money or money's worth. Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinated, at least to the same extent as the Debentures, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under such plan of reorganization or readjustment) to creditors upon any dissolution or winding up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due upon all Senior Indebtedness shall first be paid in full, or payment thereof provided for in money or money's worth, before the holders of the Debentures or the Trustee shall be entitled to retain any assets so paid or distributed (other than the securities described in the first parenthetical of this sentence) in respect of the Debentures (for principal or interest) or of the Indenture. (Article 12 of the Indenture.)

     The term "Senior Indebtedness" of the Company means all Indebtedness of the Company (other than the Debentures), unless such Indebtedness by its terms or the terms of the instrument creating or evidencing the same expressly provides that it is subordinate in right of payment to or pari passu with the Debentures. (Section 1.1 of the Indenture.) "Indebtedness," when used with respect to the Company, means, without duplication, the principal of, and premium, if any, and accrued and unpaid interest (including post-petition interest) on any obligation, whether outstanding on the date hereof or thereafter created, incurred or assumed, which is (i) indebtedness of the Company for money borrowed, (ii) Indebtedness Guarantees (as defined in the Indenture) by the Company of indebtedness for money borrowed by any other person, (iii) indebtedness evidenced by notes, debentures, bonds or other instruments of indebtedness for payment of which the Company is responsible or liable, (iv) obligations for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction, (v) obligations of the Company under Capital Leases (as defined in the Indenture) and Flight Equipment (as defined in the Indenture) leases (the amount of the Company's obligation under such Flight Equipment leases to be computed in accordance with Statement of Financial Accounting Standards No. 13 as if such Flight Equipment leases were Capital Leases), (vi) obligations (net of counterparty payments) under interest rate and currency swaps, caps, collars, options, forward or spot contracts or similar arrangements or with respect to foreign currency hedges, and (vii) commitment and other bank financing fees under contractual obligations associated with bank debt; provided, however, that Indebtedness shall not include amounts owed to trade creditors in the ordinary course of business.

     By reason of the subordination described herein, in the event of the distribution of assets upon insolvency, creditors of the Company who are not holders of Senior Indebtedness or of the Debentures may recover less, ratably, than holders of Senior Indebtedness, and may recover more, ratably, than holders of the Debentures. Moreover, upon any distribution of the assets of the Company, the holders of the Debentures are required to pay over their share of such distribution to the holders of Senior Indebtedness to the extent necessary to pay all holders of Senior Indebtedness in full.

     On September 30, 1994 approximately $586 million of Senior Indebtedness was outstanding. The calculation of the amount of Senior Indebtedness assumes that the Company is primarily obligated for the present value of future minimum lease payments under operating leases guaranteed by the Company but does not include other contingent obligations such as stipulated values or liquidated damages. There is no restriction under the Indenture on the creation of additional indebtedness, including Senior Indebtedness, by the Company, including indebtedness owed by the Company to United and its other subsidiaries.

     Because the Company is a holding company that conducts business through its subsidiaries, the Debentures are effectively subordinated to all existing and future obligations of the Company's subsidiaries, including United. Any right of the Company to participate in any distribution of the assets of any of the Company's subsidiaries, including United, upon the liquidation, reorganization or insolvency of such subsidiary (and the consequent right of the holders of the Debentures to participate in those assets) will be subject to the claims of the creditors (including trade creditors) and preferred stockholders of such subsidiary, except to the extent that claims of the Company itself as a creditor of such subsidiary may be recognized, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. On September 30, 1994, approximately $13.3 billion of indebtedness, leases and other obligations (including trade payables) of the Company's subsidiaries (net of those obligations of the Company to its subsidiaries that are included in the definition of Senior Indebtedness) not included in the definition of Senior Indebtedness was outstanding.

     Because the Company is a holding company, the Company's cash flow and consequent ability to meet its debt obligations are primarily dependent upon the earnings of its subsidiaries, particularly United, and on dividends and other payments therefrom. The Company's subsidiaries are not obligated or required to pay any amounts due pursuant to the Debentures or to make funds available therefor in the form of dividends or advances to the Company.

CONVERSION

     Each Debenture will be convertible at the option of the holder thereof at any time after the date of original issuance thereof, unless previously redeemed, into $541.90 and the number of fully paid and nonassessable shares of Common Stock obtained by dividing the aggregate Principal Amount of such Debenture minus $541.90 by the Conversion Price and surrendering such Debentures to be converted as provided below; provided, however, that the right to convert Debentures called for redemption shall terminate at the close of business on the day preceding the Redemption Date, unless the Company shall default in making payment of the cash payable upon such redemption. Certificates will be issued for the remaining Debentures in any case in which fewer than all of the Debentures represented by a certificate are converted.

     Holders of Debentures at the close of business on an interest payment record date shall be entitled to receive the interest payable on such Debentures on the corresponding Interest Payment Date notwithstanding the conversion thereof following such interest payment record date and prior to such Interest Payment Date. However, Debentures surrendered for conversion during the period between the close of business on any interest payment record date and the opening of business on the corresponding Interest Payment Date (except Debentures converted after the issuance of a notice of redemption with respect to a Redemption Date during such period, which shall be entitled to such interest on the Interest Payment Date) must be accompanied by payment of an amount equal to the interest payable on such Debentures on such Interest Payment Date. A holder of Debentures on an interest payment record date who (or whose transferee) tenders any such Debentures for conversion into shares of Common Stock on such Interest Payment Date will receive the interest payable by the Company on such Debentures on such date, and the converting holder need not include payment of the amount of such interest upon surrender of Debentures for conversion. Except as provided above, the Company shall make no payment or allowance for unpaid interest, whether or not in arrears, on converted Debentures or for dividends on the shares of Common Stock issued upon such conversion.

     Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the Debentures shall have been surrendered and such notice (and if applicable, payment of an amount equal to the interest payable on such Debentures) received by the Company as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date, unless the stock transfer books of the Company shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date upon which such shares shall have been surrendered and such notice received by the Company.

     No fractional shares or scrip representing fractions of shares of Common Stock will be issued upon conversion of the Debentures. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of a Debenture, the Company shall pay to the holder of such share an amount in cash based upon the Current Market Price of Common Stock on the Trading Day immediately preceding the date of conversion. If more than one Debenture shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Debentures so surrendered.

     The Conversion Price shall be adjusted from time to time as follows:

     (a) If the Company shall after the Issue Date (A) pay a dividend or make a distribution on its capital stock in shares of its Common Stock, (B) subdivide its outstanding Common Stock into a greater number of shares, (C) combine its outstanding Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its Common Stock, the Conversion Price in effect at the opening of business on the day next following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the day next following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Debentures thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such Debenture been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this paragraph (a) shall become effective immediately after the opening of business on the day next following the record date (except as provided below) in the case of a dividend or distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

     (b) If the Company shall issue after the Issue Date rights or warrants (in each case, other than the Rights) to all holders of Common Stock entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Common Stock at a price per share less than the Fair Market Value per share of Common Stock on the record date for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Price in effect at the opening of business on the day next following such record date shall be adjusted to equal the price determined by multiplying (1) the Conversion Price in effect immediately prior to the opening of business on the day next following the date fixed for such determination by (2) a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (B) the number of shares that the aggregate proceeds to the Company from the exercise of such rights or warrants for Common Stock would purchase at such Fair Market Value, and the denominator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (B) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided below). In determining whether any rights or warrants entitle the holders of Common Stock to subscribe for or purchase shares of Common Stock at less than such Fair Market Value, there shall be taken into account any consideration received by the Company upon issuance and upon exercise of such rights or warrants, the value of such consideration, if other than cash, to be determined by the Board.

     (c) If the Company shall distribute to all holders of its Common Stock any shares of capital stock of the Company (other than Common Stock) or evidence of its indebtedness or assets (excluding cash dividends or distributions paid from profits or surplus of the Company) or rights or warrants (in each case, other than the Rights) to subscribe for or purchase any of its securities (excluding those rights and warrants issued to all holders of Common Stock entitling them for a period expiring within 45 days after the record date referred to in paragraph (b) above to subscribe for or purchase Common Stock, which rights and warrants are referred to in and treated under paragraph (b) above (any of the foregoing being hereinafter in this paragraph (c) called the "Securities"), then in each such case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (1) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by (2) a fraction, the numerator of which shall be the Fair Market Value per share of the Common Stock on the record date mentioned below less the then fair market value (as determined by the Board, whose determination shall be conclusive) of the portion of the capital stock or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one share of Common Stock, and the denominator of which shall be the Fair Market Value per share of the Common Stock on the record date mentioned below. Such adjustment shall become effective immediately at the opening of business on the Business Day next following (except as provided below) the record date for the determination of stockholders entitled to receive such distribution. For the purposes of this paragraph (c), the distribution of a Security, which is distributed not only to the holders of the Common Stock on the date fixed for the determination of stockholders entitled to receive such distribution of such security, but also is distributed with each share of Common Stock delivered to a person converting a Debenture after such determination date, shall not require an adjustment of the Conversion Price pursuant to this paragraph (c); provided that on the date, if any, on which a Person converting a Debenture would no longer be entitled to receive such Security with a share of Common Stock (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred and the Conversion Price shall be adjusted as provided in this paragraph (c) (and such day shall be deemed to be "the date fixed for the determination of the stockholders entitled to receive such distribution" and "the record date" within the meaning of the two preceding sentences).

     (d) No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this paragraph (d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with these conversion provisions (other than this paragraph (d)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock. Notwithstanding any other provisions, the Company shall not be required to make any adjustment of the Conversion Price for the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends on securities of the Company. All calculations shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest 1/10 of a share (with .05 of a share being rounded upward), as the case may be. Anything to the contrary notwithstanding, the Company shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this conversion provision, as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Company to its stockholders shall not be taxable.

     If the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, sale of all or substantially all of the Company's assets or recapitalization of the Common Stock and excluding any transaction as to which paragraph (a) above applies) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each Debenture which is not converted into the right to receive stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of shares or fraction thereof of Common Stock into which $1,000 principal amount of Debenture was convertible immediately prior to such Transaction, assuming such holder of Common Stock (i) is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be ("Constituent Person"), or an affiliate of a Constituent Person and (ii) failed to exercise his rights of election, if any, as to the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction is not the same for each share of Common Stock of the Company held immediately prior to such Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("non-electing share"), then for the purpose of this paragraph the kind and amount of stock, securities and other property (including cash) receivable upon such Transaction by each non-electing share shall be deemed to be the kind and amount so receivable per share by the plurality of the non-electing shares). The Company shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions herein and it shall not consent or agree to the occurrence of any Transaction until the Company has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Debentures that will contain provisions enabling the holders of the Debentures that remain outstanding after such Transaction to convert into the consideration received by holders of Common Stock at the Conversion Price in effect immediately prior to such Transaction. The provisions of this paragraph shall similarly apply to successive Transactions.

     If:

           (i) the Company shall declare a dividend (or any other distribution) on the Common Stock (other than in cash out of profits or surplus and other than the Rights); or

           (ii) the Company shall authorize the granting to the holders of the Common Stock of rights or warrants (other than the Rights) to subscribe for or purchase any shares of any class or any other rights or warrants (other than the rights); or

           (iii) there shall be any reclassification of the Common Stock (other than an event to which paragraph (a) above with respect to Conversion Price adjustment applies) or any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or the sale or transfer of all or substantially all of the assets of the Company as an entirety; or

           (iv) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Company, then the Company shall cause to be filed with the Trustee and shall cause to be mailed to the holders of the Debentures at their addresses as shown on the register of the Company, as promptly as possible, but a least 15 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to receive such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings herein.

     Whenever the Conversion Price is adjusted as herein provided, the Company shall promptly file with the Transfer Agent an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment which certificate shall be prima facie evidence of the correctness of such adjustment. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date of such adjustment and shall mail such notice of such adjustment of the Conversion Price to the holders of the Debentures at such holders' last address as shown on the register of the Company.

     In any case in which an adjustment shall become effective on the day next following a record date for an event, the Company may defer until the occurrence of such event (A) issuing to the holder of any Debenture converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount in cash in lieu of any fraction.

     For purposes of these conversion provisions, the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Company. The Company shall not pay a dividend or make any distribution on shares of Common Stock held in the treasury of the Company.

     There shall be no adjustment of the Conversion Price in case of the issuance of any stock of the Company in a reorganization, acquisition or other similar transaction except as specifically set forth herein. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph hereof, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value.

     If the Company shall take any action affecting the Common Stock, other than action described herein, that in the opinion of the Board would materially adversely affect the conversion rights of the holders of the Debentures, the Conversion Price for the Debentures may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board may determine to be equitable in the circumstances.

     The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purpose of effecting conversion of the Debentures, the full number of shares of Common Stock deliverable upon the conversion of all outstanding Debentures not theretofore converted. For purposes of this paragraph, the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding Debentures shall be computed as if at the time of computation all such outstanding Debentures were held by a single holder.

     The Company agrees that any shares of Common Stock issued upon conversion of the Debentures shall be validly issued, fully paid and non-assessable.
Before taking any action that would cause an adjustment reducing the Conversion Price below the then-par value of the shares of Common Stock deliverable upon conversion of the Debentures, the Company will take any corporate action that, in the opinion of its counsel, may be necessary in order that the Company may validly and legally issue fully-paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

     The Company shall endeavor to list the shares of Common Stock required to be delivered upon conversion of the Debentures, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Stock is listed at the time of such delivery.

     Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Debentures, the Company shall endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

     The Company will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property on conversion of the Debentures pursuant to these conversion provisions; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of the Debentures to be converted and no such issue or delivery shall be made unless and until the person requesting any issue or delivery has paid to the Company the amount of any such tax or established, to the reasonable satisfaction of the Company, that such tax has been paid.

     The term "Conversion Price" means the conversion price per share of Common Stock for which the Debentures are convertible, as such Conversion Price may be adjusted. The initial Conversion Price will be $143.50.

     The term "Current Market Price" of publicly traded shares of Common Stock or any other class of capital stock or other security of the Company or any other issuer for any day shall mean the last reported sales price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the NYSE Composite Tape, or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market ("NNM") of the National Association of Securities Dealers, Inc. Automated Quotations System ("Nasdaq") or, if such security is not quoted on such NNM, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by Nasdaq or, if bid and asked prices for such security on such day shall not have been reported through Nasdaq, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Board.

     The term "Fair Market Value" means the average of the daily Current Market Prices of a share of Common Stock during the five (5) consecutive Trading Days selected by the Company commencing not more than 20 Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex" date with respect to the issuance or distribution requiring such computation. The term "ex date," when used with respect to any issuance or distribution, means the first day on which the Common Stock trades regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day's Current Market Price.

     The term "Principal Amount" shall mean the principal amount of the Debenture.

     The term "Rights" is defined under "Description of Capital Stock--Preferred Share Purchase Rights."

     The term "Trading Day" means any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the NNM, or if such securities are not quoted on such NNM, in the applicable securities market in which the securities are traded.

REDEMPTION

     The Debentures will not be subject to any mandatory redemption, sinking fund or other obligation of the Company to amortize, redeem or retire the Debentures, and will not be redeemable prior to May 1, 1996. On and after such date, the Company has the option to redeem the Debentures in whole or in part, at the following percentages of the principal amount thereof redeemed, plus accrued and unpaid interest, if any, up to but excluding the redemption date, if redeemed during the twelve-month period commencing May 1 of the years indicated:

                    Redemption                                  Redemption
         Year         Price                       Year             Price
         ----      -----------                    -----         -----------
1996...............  104.375%            2000...................  101.875%
1997...............  103.750%            2001...................  101.250%
1998...............  103.125%            2002...................  100.625%
1999...............  102.500%            2003 and thereafter....  100.000%


If fewer than all the outstanding Debentures are to be redeemed, the Trustee, not more than 45 days prior to the Redemption Date, will select those Debentures to be redeemed in such manner as the Trustee shall deem fair and appropriate.

          The Company may exercise this redemption option only if for 20 trading days within any period of 30 consecutive trading days, including the last trading day, the last sale price of the Common Stock as reported by the NYSE Composite Transaction Tape exceeds 120% of the Conversion Price, subject to adjustment as described herein. To exercise the option, the Company must, within 10 trading days after the 30 day period in which the condition in the preceding sentence has been met, mail a notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of record of Debentures to be redeemed at the address shown on the register of the Company. (Section 10.4 of the Indenture). After the redemption date, interest will cease to accrue on the Debentures called for redemption and all rights of the holders of such Debentures will terminate, except the right to receive the redemption price without interest.

VOTING RIGHTS

          The holders of the Debentures will have no voting rights.

CONSOLIDATION, MERGER OR SALE BY THE COMPANY

          The Indenture provides that the Company may merge or consolidate with or into any other corporation or sell, convey, transfer or otherwise dispose of all or substantially all of its assets to any person, firm or corporation, if
(i) (a) in the case of a merger or consolidation, the Company is the surviving corporation or (b) in the case of a merger or consolidation where the Company is not the surviving corporation and in the case of a sale, conveyance, transfer or other disposition, the successor corporation is a corporation organized and existing under the laws of the United States of America or a State thereof and such corporation expressly assumes by supplemental indenture all the obligations of the Company under the Debentures and under the Indenture, (ii) immediately after giving effect to such merger or consolidation, or such sale, conveyance, transfer or other disposition, no Default or Event of Default (as defined below) shall have occurred and be continuing and (iii) certain other conditions are met. In the event a successor corporation assumes the obligations of the Company, such successor corporation shall succeed to and be substituted for the Company under the Indenture and under the Debentures and all obligations of the Company thereunder shall terminate. (Article 7 of the Indenture).

EVENTS OF DEFAULT, NOTICE AND CERTAIN RIGHTS ON DEFAULT

          The Indenture provides that, if an Event of Default specified therein shall have occurred and be continuing, either the Trustee or the holders of 25% in aggregate principal amount of the Debentures then outstanding may, by written notice to the Company (and to the Trustee, if notice is given by such holders of Debentures), declare the principal of all the Debentures to be due and payable. However, at any time after a declaration of acceleration with respect to the Debentures has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in aggregate principal amount of the Debentures then outstanding may, under certain circumstances, rescind and annul such acceleration. (Section 5.2 of the Indenture.)

          Events of Default are defined in the Indenture as being: default for thirty days in payment of any interest installment when due; default for ten days in payment of principal or premium, if any, at maturity or on redemption or otherwise, on the Debentures when due; default for sixty days after notice to the Company by the Trustee, or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Debentures then outstanding, in the performance of any other covenant in the Indenture; default during an Extension Period resulting in acceleration of other indebtedness of the Company for borrowed money where the aggregate principal amount so accelerated exceeds $150 million and such acceleration is not rescinded or annulled within ten days after the written notice thereof to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Debentures then outstanding, provided, however, that such Event of Default will be cured or waived if the default that resulted in the acceleration of such other indebtedness is cured or waived; and certain events of bankruptcy, insolvency or reorganization of the Company. (Section 5.1 of the Indenture.)

          The Indenture provides that the Trustee shall, within ninety days after the occurrence of a Default with respect to the Debentures, give to the holders of the Debentures notice of all uncured Defaults known to it; provided that, except in the case of default in payment on the Debentures the Trustee may withhold the notice if and so long as a Responsible Officer (as defined in the Indenture) in good faith determines that withholding such notice is in the interests of the holders. (Section 6.6 of the Indenture.) "Default" means any event which is, or after notice or passage of time or both, would be, an Event of Default. (Section 1.1 of the Indenture.)

          The Indenture provides that the holders of a majority in aggregate principal amount of the Debentures then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the

Trustee, or exercising any trust or power conferred on the Trustee, provided that such direction shall not be in conflict with any law or the Indenture and subject to certain other limitations. (Section 5.8 of the Indenture.) The right of any holder of Debentures to institute action for any remedy under the Indenture (except the right to enforce payment of the principal of, interest on, and premium, if any, on its Debentures when due) is subject to certain conditions precedent, including a request to the Trustee by the holders of not less than 25% in aggregate principal amount of Debentures then outstanding to take action, and an offer to the Trustee of satisfactory indemnification against liabilities incurred by it in so doing (Section 5.9 of the Indenture.)

          The Indenture includes a covenant that the Company will file annually with the Trustee a certificate as to the Company's compliance with all conditions and covenants of the Indenture. (Section 9.7 of the Indenture.)

          The holders of a majority in aggregate principal amount of the Debentures then outstanding by notice to the Trustee may waive, on behalf of the holders of all the Debentures, any past Default or Event of Default and its consequences except a Default or Event of Default in the payment of the principal of, premium, if any, or interest on any of the Debentures and certain other defaults. (Section 5.7 of the Indenture.)

          If a bankruptcy proceeding is commenced in respect of the Company under the Federal Bankruptcy Code or if the principal amount of the Debentures is accelerated upon the occurrence of an event of default, the holders of the Debentures may be unable to recover amounts representing the unamortized portion of any original issue discount at the time such proceeding is commenced or such acceleration occurs.

AGREED TAX TREATMENT

          The Indenture provides that each holder of a Debenture, each person that acquires a beneficial ownership interest in a Debenture and the Company agree that for United States federal, state and local tax purposes it is intended that such Debenture constitute indebtedness. (Section 3.1 of the Indenture.)

MODIFICATION OF THE INDENTURE

          The Indenture contains provisions permitting the Company and the Trustee to enter into one or more supplemental indentures without the consent of the holders of any of the Debentures in order (i) to evidence the succession of another corporation to the Company and the assumption of the covenants and obligations of the Company by such successor to the Company; (ii) to add to the covenants of the Company or surrender any right or power of the Company; (iii) to add additional Events of Default with respect to any series; (iv) to add or change any provisions to such extent as necessary to permit or facilitate the issuance of Debentures in bearer form or in global form; (v) to add to, change or eliminate any provisions affecting Debt Securities not yet issued; (vi) to secure the Debentures; (vii) to establish the form or terms of Debt Securities of any series; (viii) to evidence and provide for successor Trustees; (ix) if allowed without penalty under applicable laws and regulations, to permit payment in respect of Debt Securities in bearer form in the United States; (x) to correct or supplement any inconsistent provisions or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of the holders of the Debentures; (xi) to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act; or (xii) to cure any ambiguity or correct any mistake. (Section 8.1 of the Indenture.)

          The Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the Debentures then outstanding, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or any supplemental indenture or modifying the rights of the holders, except that no such supplemental indenture may, without the consent of each holder, (i) change the time for payment of principal, premium, if any, or interest on any Debenture; (ii) reduce the principal of, or any installment of principal of, or interest on any Debenture; (iii) reduce the amount of premium, if any, payable upon the redemption of any Debenture; (iv) reduce the amount of principal payable upon acceleration of the maturity of an Original Issue Discount Security (as defined in the Indenture); (v) change the coin or currency in which any Debenture or any premium or interest thereon is payable; (vi) impair the right to institute suit for the enforcement of any payment on or with respect to any Debenture; (vii) reduce the percentage in principal amount of the outstanding Debentures the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain default; (viii) change the obligation of the Company to maintain an office or agency in the places and for the purposes specified in the Indenture; (ix) modify the provisions relating to waiver of certain defaults or any of the foregoing provisions; or (x) adversely affect the right to convert Debentures. (Section 8.2 of the Indenture.)

THE TRUSTEE

          _______________ is the Trustee under the Indenture. _____________, an affiliate of the Trustee, will act as Exchange Agent for the Exchange Offer, and currently serves as Transfer Agent and Registrar for the Series A Preferred Stock and the Common Stock[, and as Rights Agent under the Rights Agreement (as defined below)].

FORM OF DEBENTURES

          The Debentures will be issued in fully registered form, without coupons. Investors may elect to hold their Debentures directly or, subject to the rules and procedures of DTC described below, hold interests in one or more global Debentures (the "Global Debentures") registered in the name of DTC or its nominee.

          DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of section 17A of the Exchange Act. DTC holds securities that its participants (the "Participants") deposit with DTC and facilities the clearance and settlement of securities transactions among its Participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the Commission.

          Upon the issuance of a Global Debenture, DTC will credit on its book-entry registration and transfer system, the principal amount of the Debentures represented by such Global Debenture to the accounts of institutions that have accounts with DTC. The accounts to be credited shall be designated by the holders that sold such Debentures to such Participants. Ownership of beneficial interests in a Global Debenture will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in Global Debenture will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC for such Global Debenture and on the records of Participants (with respect to the interests of persons holding through Participants). So long as DTC, or its nominee, is the owner of a Global Debenture, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Debentures represented by such Global Debenture for all purposes under the Indenture.

          Each person owning a beneficial interest in a Global Debenture must rely on the procedures of DTC and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, if it requests any action of holders or if an owner of a beneficial interest in a Global Debenture desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize beneficial owners owning through such Participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

          Principal and interest payments on the Debentures will be made to DTC. The Company understands that it is DTC's practice to credit any Participant's accounts with payments in amounts proportionate to their respective beneficial interests in the Debentures represented by the Global Debenture as shown on the records of DTC on the date payment is scheduled to be made, unless DTC has reason to believe that it will not receive payment on such date. The Company expects that payments by Participants to owners of beneficial interests in such Global Debenture held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants. Accordingly, although owners who hold Debentures through Participants will not possess Debentures in definitive form, the Participants will provide a mechanism by which holders of Debentures will receive payments and will be able to transfer their interests.

          Principal and interest payments on Debentures represented by Global Debentures registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of such Global Debentures. None of the Company, the Trustee or any other agent of the Company will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest in such Global Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

          If DTC or a successor depositor at any time notifies the Company that it is unwilling or unable to continue as depository of the Global Debentures or if at any time DTC is no longer eligible under the Indenture, and a successor depository is not appointed by the Company within ninety days, the Company will issue Debentures in definitive certificated form in exchange for the Global Debentures. In addition, the Company may at any time and in its sole discretion determine not to have Debentures represented by Global Debentures and, in such event, will issue Debentures in definitive certificated form in exchange for the Global Debentures. In either case, an owner of a beneficial interest in Global Debentures will be entitled to have certificated Debentures equal in principal amount of such beneficial interest registered in its name and will be entitled to physical delivery of such certificated Debentures. (Section 3.5 of the Indenture.)

SAME-DAY SETTLEMENT IN RESPECT OF GLOBAL DEBENTURES

          So long as any Debentures are represented by Global Debentures registered in the name of DTC or its nominee, such Debentures will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such Debentures will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Debentures.

                          DESCRIPTION OF CAPITAL STOCK

          The Company's restated certificate of incorporation (the "Restated Certificate") provides that the authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, (ii) 16,000,000 shares of serial preferred stock, without par value (the "Serial Preferred Stock"), of which (a) 6,000,000 shares are designated as Series A Preferred Stock, (b) 50,000 shares are designated Series B Preferred Stock (the "Series B Preferred Stock") and (c) 1,250,000 shares are designated Series C Junior Participating Preferred Stock (the "Series C Preferred Stock"), (iii) 25,000,000 shares of Class 1 ESOP Convertible Preferred Stock, par value $0.01 per share (the "Class 1 ESOP Preferred Stock"), (iv) 25,000,000 shares of Class 2 ESOP Convertible Preferred Stock, par value $0.01 per share (the "Class 2 ESOP Preferred Stock" and together with the Class 1 ESOP Preferred Stock, the "ESOP Preferred Stock"), (v) 11,600,000 shares of Class P ESOP Voting Junior Preferred Stock, par value $0.01 per share (the "Class P ESOP Voting Preferred Stock"), (vi) 9,300,000 shares of Class M ESOP Voting Junior Preferred Stock, par value $0.01 par share (the "Class M ESOP Voting Preferred Stock"), (vii) 4,200,000 shares of Class S ESOP Voting Junior Preferred Stock, par value $0.01 per share (the "Class S ESOP Voting Preferred Stock" and together with the Class P ESOP Voting Preferred Stock and the Class M ESOP Voting Preferred Stock, the "Voting Preferred Stock"), (viii) ten shares of Class I Junior Preferred Stock, par value $0.01 per share (the "Class I Preferred Stock"), (ix) one share of Class Pilot MEC Junior Preferred Stock, par value $0.01 per share (the "Class Pilot MEC Preferred Stock"), (x) one share of Class IAM Junior Preferred Stock, par value $0.01 per share (the "Class IAM Preferred Stock"), and (xi) ten shares of Class SAM Junior Preferred Stock, par value $0.01 per share (the "Class SAM Preferred Stock" and together with the Class Pilot MEC Preferred Stock and the Class IAM Preferred Stock, the "Employee Director Preferred Stock;" the Employee Director Preferred Stock together with the Class I Preferred Stock, the "Director Preferred Stock"). Together the shares of Serial Preferred Stock, ESOP Preferred Stock, Voting Preferred Stock and Director Preferred Stock are referred to as the "Preferred Stock." Shares of Serial Preferred Stock not otherwise designated may be issued from time to time in one or more series, without stockholder approval (unless the Serial Preferred Stock would rank prior to the ESOP Preferred Stock in which case such issuance shall be subject to the approval of each class of ESOP Preferred Stock, voting separately as a class), with such powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof as may be adopted by the Board or a duly authorized committee thereof.

          As of January 31, 1995, the outstanding capital stock of the Company consisted of (i) 12,434,294 shares of Common Stock, (ii) 5,999,900 shares of Series A Preferred Stock, (iii) 13,079.6 shares of Series B Preferred Stock, issued in the form of depositary preferred shares each representing one one-thousandth of a share of Series B Preferred Stock, (iv) 1,789,585 Shares of Class 1 ESOP Preferred Stock, (v) __________ of Class 2 ESOP Preferred Stock,
(vi) one share of Class P ESOP Voting Preferred Stock, one share of Class M ESOP Voting Preferred Stock and one share of Class S ESOP Voting Preferred Stock, each owned of record by the trustee of the ESOP trusts, (vii) one share of Class Pilot MEC Preferred Stock held by the United Airlines Pilots Master Executive Counsel ("ALPA-MEC") of the Air Line Pilots Association, International ("ALPA"),
(viii) one share of Class IAM Preferred Stock held by the International Association of Machinists and Aerospace Workers (the "IAM"), (ix) three shares of Class SAM Preferred Stock, two held by the salaried and management director of the Company (the "Salaried and Management Director"), and one share owned by the senior executive of United with primary responsibility for human resources (the "SAM Designated Stockholder") and (x) four shares of Class I Preferred Stock, each held by one of the independent directors of the Company (the "Independent Directors"). Additional shares of ESOP Preferred Stock will not be outstanding but will be recorded on the books of the Company as book-entry shares ("Book-Entry Shares"). All of the outstanding shares of Common Stock and Preferred Stock, and the shares of Common Stock issuable upon conversion of the Debentures will be, validly issued, fully paid and nonassessable.

CORPORATE GOVERNANCE

          Composition of the Board

          Subject to the rights of holders of Series A Preferred Stock and the holders of the Series B Preferred Stock to elect a total of two additional directors in the event of certain dividend arrearages (the "Preferred Stock Dividend Default Rights"), and prior to the Sunset, the Board will consist of 12 directors, who include (i) five Public Directors (as defined below), (ii) four Independent Directors (as defined below), (iii) two Union Directors (as defined below) and (iv) one Salaried and Management Director (as defined below) (the Union Directors and the Salaried and Management Director, collectively, are referred to as the "Employee Directors"). Following the Sunset, subject to the Preferred Stock Dividend Default Rights and the occurrence of either or both of the ALPA Termination Date and the IAM Termination Date (both as defined below, see "--Sunset"), the Board will consist of 12 directors of whom nine will be elected by the holders of the Common Stock and three will be Employee Directors, elected as described below.

          Public Directors

          Five directors (the "Public Directors") are elected by holders of the Common Stock and consist of (a) three individuals who are not and have never been an officer or employee of, or a provider of professional services to, the Company or any of its subsidiaries (the "Outside Public Directors") and (b) two substantially full-time employees of the Company or any of its subsidiaries, one of whom, in addition, to the fullest extent such additional qualification is permitted by law, will be, at the time of election, the CEO, and the other of whom, in addition, to the fullest extent such additional qualification is permitted by law, will be a senior executive officer of the Company satisfactory to the CEO (the "Management Public Directors"). At the expiration of the term of each Outside Public Director and to fill vacancies, Outside Public Directors will be nominated or appointed, as appropriate, by an "Outside Public Director Nomination Committee" comprised of the Outside Public Directors. Any amendment or modification of the rights, powers, privileges or qualifications of the Outside Public Directors or the Outside Public Director Nomination Committee will, in addition to the approval required by law or as described below under the Restated Certificate, require the concurrence of all of the Outside Public Directors or the affirmative vote of at least a majority in voting power of the outstanding capital stock of the Company entitled to vote thereon excluding shares held by the ESOP Trustee. In addition, Management Public Directors are nominated or appointed, as appropriate, by a majority vote of the entire Board.

          Independent Directors

          The four Independent Directors have been elected by the holders of Class I Preferred Stock. Each Independent Director, upon becoming an Independent Director, acquired a share of Class I Preferred Stock and became a party to the Class I Preferred Stockholders' Agreement pursuant to which the stockholders have agreed to vote their shares to elect the Independent Directors nominated in accordance with the procedures set forth below and to refrain from transferring their shares of Class I Preferred Stock other than to a person who has been elected to serve as an Independent Director and who agrees to be subject to the provisions of the Class I Preferred Stockholders' Agreement.

          None of the Independent Directors may have, without the consent of both Union Directors and all of the Public Directors, a current or prior material affiliation or business relationship with the Company (other than an affiliation that results from being a member of the Board) or be an officer, director, trustee or official of any labor organization that serves as a collective bargaining "representative" under the Railway Labor Act or the National Labor Relations Act. In addition, generally, at least two of the four Independent Directors at the time of their initial nomination or appointment to the Board must (i) be a senior executive officer of a private or public company with revenues in excess of $1 billion during such company's prior fiscal year and/or (ii) be a member of the board of directors of at least one other public company with a market capitalization in excess of $1 billion as of the date of such company's most recent annual financial statements.

          The Independent Directors are nominated or appointed, as appropriate, by an "Independent Director Nomination Committee" consisting of the Independent Directors and the Employee Directors. Approval of such nomination or appointment requires a majority of the Independent Directors and the concurrence of at least one Union Director.

          Employee Directors

          The three Employee Directors are elected as follows: (i) one director (the "ALPA Director") is elected by the holder of the Class Pilot MEC Preferred Stock, (ii) one director (the "IAM Director" and, together with the ALPA Director, the "Union Directors") is elected by the holder of the Class IAM Preferred Stock, and (iii) the Salaried and Management Director is elected by the holders of the Class SAM Preferred Stock, each selected as described below.

          The replacement Salaried and Management Director will be nominated by the System Roundtable. The System Roundtable will establish a selection committee of four employees to select the nominee for Salaried and Management Employee Director from time to time. The Salaried and Management Director and the SAM Designated Stockholder are parties to the Class SAM Preferred Stockholders' Agreement pursuant to which the stockholders have agreed to vote their shares to elect the Salaried and Management Director nominated by the System Roundtable and to refrain from transferring the shares of Class SAM Preferred Stock other than to a person who has been elected to serve as the Salaried and Management Director or to the senior executive of United who has primary responsibility for human resources and, in each case, who agrees to be subject to the provisions of the Class SAM Preferred Stockholders' Agreement. The "System Roundtable" is a body of salaried and management employees of United empaneled to review and discuss issues relating to the Company and their effect on salaried and management employees.

          Vacancies of Employee Directors may be filled only by the holder or holders of the class of stock that elected such director.

          Quorum

          The Restated Certificate provides that until the Sunset, a quorum at a Board meeting will exist only if (a) directors with at least a majority of the votes entitled to be cast by the entire Board are present and (b) unless consented to by the two Union Directors, if less than all votes are present, the number of votes constituting a majority of the votes present is no greater than the sum of (i) two plus (ii) the number of Independent Director votes present at the meeting.

          Required Board Action

          Except as required by law or as set forth in the Restated Certificate, approval of all Board action requires a majority vote of the total number of director votes present at a meeting at which a quorum is present. Until the Sunset, in the event of a vacancy on the Board of an Independent Directorship, the remaining Independent Directors will as a group continue to have four votes (divided equally among the remaining Independent Directors. Until the Sunset, in the event of a vacancy on the Board of an Employee Directorship or a Public Directorship, or in the event of a vacancy of an Independent Directorship that immediately prior to the occurrence of such vacancy was held by a member of a Board committee of which only one Independent Director was a member, then, subject to the fiduciary duties of the remaining Directors or members of such Board committee, as the case may be, then in office, neither the Board nor such Board committee may take any action (other than to fill such vacancy) until after the earlier of (i) 20 days following the occurrence of such vacancy and (ii) the time that such vacancy is filled in accordance with the Restated Certificate.

     Term of Office; Resignation; Removal

     Each Director holds office until the next annual meeting of stockholders and until his or her successor is elected and qualified; subject to such Director's earlier death, resignation or removal. In addition, the term of an Outside Public Director or an Independent Director automatically terminates if such Director ceases to meet the qualifications of an Outside Public Director or Independent Director, as the case may be. Any Director may resign at any time upon written notice to the Company. Directors may not be removed from office except (i) without cause, by the class of stockholders that elected them, or
(ii) "for cause" as determined under the DGCL.

     Officers

     All decisions to hire or fire members of senior management (other than the CEO) are taken by the board or pursuant to the authority typically delegated by it to the CEO. Until the Sunset, hiring a new CEO requires the approval of a majority of the Board following a recommendation by the Executive Committee, which will act as a search committee. If at the first meeting of stockholders following the hiring of a new CEO (other than the initial CEO following the Recapitalization), such CEO is not elected to the Board as a Public Director by the stockholders entitled to vote on such election, such CEO will be removed from office and a successor CEO will be selected. Any successor CEO will be appointed to fill the Public Directorship vacated by the predecessor CEO).

     Stockholder Approval Matters

     Stockholder approval is not a condition to any action of the Company except
(i) as required by DGCL, or (ii) as described below under "--Extraordinary Matters", "--Special Voting Provisions with Respect to Purchase and Sale of Common Stock" or "--The ESOP Preferred Stock--Voting Rights." Until the Sunset, except as otherwise required by law or by the Restated Certificate, the presence in person or by proxy of the holders of outstanding shares representing at least a majority of the total voting power of all outstanding shares entitled to vote at a meeting of stockholders will constitute a quorum at a meeting of stockholders.

     ESOP Voting

     Allocated shares of Voting Preferred Stock (and, under any limited circumstances required by law or the Restated Certificate in which matters are submitted to it for a vote, the ESOP Preferred Stock) held by the tax-qualified employee stock ownership plan (as defined under "--The ESOP Preferred Stock") will be voted by participants, as named fiduciaries under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), on a confidential pass-through basis. The ESOP Trustee (as defined below) is obligated to vote as instructed by the participants to whom the Voting Preferred Stock has been allocated, and the shares which are allocated command the entire voting power of each class of Voting Preferred Sock. ALPA has made an agreed-upon election pursuant to which the shares of Class P Voting Preferred Stock allocated to former employees who were ALPA members will be voted by the ESOP Trustee. Unallocated shares and allocated shares which were not voted by the participants in the Qualified ESOP will be voted as described below by those ESOP participants who are employees who choose so to direct the ESOP Trustee. The ESOP Trustee will (except as may be required by law) vote the unallocated and otherwise unvoted shares in the proportions directed by participants who give instructions to the ESOP Trustee with respect to such shares; each participant who is an employee has the right to give such directions to the ESOP Trustee in proportion that the participant's allocated shares bears to the allocated shares of all participants giving such directions. Shares held by the Supplemental ESOP will be voted as instructed by the administrative committee appointed under the Supplemental ESOP. The Supplemental ESOP provides that the administrative committee shall consider the sentiments of participants concerning the vote, but is not required to take any particular action in response thereto. The Supplemental ESOP provides that it shall be amended at the request of ALPA to provide for pass-through voting by participants. The foregoing provisions also govern instructions to be given to the ESOP Trustee in the event of a tender offer.

     Extraordinary Matters

     Certain matters, defined as "Extraordinary Matters" generally require, in addition to any voting requirements under the DGCL, approval of at least either three-quarters of the Board (including the concurrence of one Union Director) or three-quarters of the shares present and voting at a stockholder meeting at which a quorum is present. In addition, the vote of at least 66 2/3% of the outstanding voting stock that is not owned by an "interested stockholder" is required to approve a "business combination" under Section 203 of the DGCL, where applicable. Extraordinary Matters include:

     (a) Amendments to the Restated Certificate (other than certain technical amendments), substantive amendments to the Bylaws and mergers or consolidations of the Company or any of its subsidiaries or a sale, lease or exchange of all or substantially all of the assets of the Company or United involving a person that has been formed by or is an affiliate of one or more labor groups representing employees of the Company or any of its subsidiaries or a person determined by the Board to be a person in which a substantial group of employees of the Company or any of its subsidiaries, acting as an organized group, owns a majority ownership interest (a "Labor Affiliate") (the Extraordinary Matters described in this paragraph (a) require, in addition to the approvals described above, either (i) six affirmative votes cast by Directors who are not Employee Directors or (ii) the affirmative vote of a majority of the shares of capital stock not held by ESOPs);

     (b) Mergers or consolidations of the Company or any of its subsidiaries or a sale, lease or exchange of all or substantially all of the assets of the Company or United involving a person who is not a Labor Affiliate;

     (c)  Dissolutions;

     (d) Entry into any new line of business outside the "airline business" (defined generally as the business of operating a domestic air carrier, together with any business or activities reasonably related to or in support of all such operations engaged in by the Company or any subsidiary at or immediately prior to the Effective Time), or the making of any investment (in excess of five percent of the total assets of the Company and its subsidiaries on a consolidated basis) outside the airline business;

     (e) The making of any domestic airline acquisition or any material investment in another airline including ordinary course investments in excess of one half of one percent of the total assets of the Company and its subsidiaries on a consolidated basis;

     (f) The adoption of any material amendment to the Rights Agreement (as defined below, see "--Preferred Share Purchase Rights") or taking of any material actions, including the redemption of rights, under the Rights Agreement;

     (g) The sale, lease, exchange, surrender to or at the direction of a lessor, or other disposition (a "Disposition") by the Company or any of its Subsidiaries of assets for "Gross Proceeds" (defined to exclude taxes and sales costs) that, when added to the Gross Proceeds from (i) the Disposition of other such assets during the preceding 365 day period resulting in Gross Proceeds in excess of $5 million and (ii) the Disposition of other such assets during a recently completed preceding twelve calendar month period resulting in Gross Proceeds of $5 million or less, collectively exceeds $200 million; provided that
(A) Gross Proceeds included in clauses (i) and (ii) will not include Gross Proceeds from any transactions consummated prior to the Effective Time and (B) the $5 million set forth in clauses (i) and (ii) may be increased by action of the Board on an annual basis based on the affirmative vote of at least 75% of the votes entitled to be cast by the entire Board, which must include the concurrence of at least one Union Director; provided, further, that such approval will not be required for certain specified transactions (or count against the $200 million Gross Proceeds calculation above) including: (1) secured aircraft financings, (2) sale-leaseback and leveraged lease transactions, or sales or similar transfers of receivables, for financing purposes, (3) Dispositions of assets if replacement assets (consisting of assets of the same class as the assets being disposed of) generally have been ordered or acquired within the six calendar month period prior to such Dispositions of assets or so ordered or acquired within 365 days following the Disposition of assets for which no replacement assets had been previously acquired, (4) Dispositions provided Gross Proceeds in an amount up to 10% of the book value (net of depreciation) of the Company's fixed assets at the time of the most recent quarterly financial statements of the Company if (A) Directors entitled cast at least 75% of the votes entitled to be cast by the entire Board, including all of the Independent Directors, determine by resolution of the Board that such asset Disposition is necessary to (I) cure a default under material financing agreements binding upon the Company or any of its subsidiaries or any of their respective properties, or avoid a default thereunder that, absent such Disposition, would be reasonably likely to occur within 90 days or (II) remedy a material adverse development in the Company's business or condition, and (B) the Gross Proceeds of such asset Disposition are used to remedy the condition referred to in clause (A) (provided, that the exception afforded by this clause
(4) will be available not more than once in any consecutive five-year period),
(5) certain ordinary course Dispositions designed to allow the Company and its subsidiaries to continue many of their existing practices without significant restrictions that may involve Dispositions of assets, (6) Dispositions of assets (other than air frames, engines and related spare parts) if (A) made pursuant to a discrete asset management program that provides for the Disposition of not more than an aggregate of $25 million of assets and (B) such discrete asset management program is approved annually by either the Board or the stockholders as an Extraordinary Matter in accordance with the voting thresholds outlined above and (7) Dispositions of assets that individually, or when aggregated with other assets in the same or related Dispositions, are not in excess of a de minimis amount, either with respect to periods prior to December 31, 1994 or pursuant to a distinct asset management program approved in accordance with the procedures set forth in clause (6) above; and

     The issuance of equity or equity equivalent securities (including convertible debt, but excluding non-voting, non-convertible preferred stock) (a "Non-Dilutive Issuance"); provided that such issuance shall not constitute an Extraordinary Matter if any of the following occur: (A) (I) three-quarters of the votes entitled to be cast by the entire Board, including all the Independent Directors, determine that such issuance is in the best interests of the Company,
(II) such issuance is subject to the First Refusal Agreement (as defined below, see "--Common Stock--Right of First Refusal") and (III) if such issuance occurs on or prior to July 12, 1995, the Board by the affirmative vote of a majority of the votes entitled to be cast by the Directors present a meeting of the Board at which a quorum is present, which vote must include the affirmative votes of both Union Directors, approves an equitable adjustment to the number of Additional Shares (as defined, see "--Establishment of ESOPs--Additional Shares") to be issued pursuant to the Plan of Recapitalization, (B) three-quarters of votes entitled to be cast by the entire Board, including all the Independent Directors, determine (I) that the Company is insolvent (or, absent a material positive change in the Company's results of operations over the immediately succeeding 90 days from the results contained in the Company's regularly prepared projections, that the Company will become insolvent within 90 days), which determination is confirmed by written opinions of two nationally recognized investment banking firms that further opine (giving effect to the facts and circumstances applicable to the Company, including discussions with prospective equity investors) that the sale of equity securities is necessary to avoid or remedy such insolvency (the "Bankruptcy Opinions") and (II) that, after giving effect to the proposed issuance of additional equity securities (the "Permitted Bankruptcy Equity"), the Company would no longer be or not become "insolvent" in the time frame referred to in the Bankruptcy Opinions (the "Solvency Determination") and such issuance of Permitted Bankruptcy Equity satisfies the following three conditions: (X) such issuance does not exceed the amount determined by the Board to be reasonably necessary to allow the Board to make the Solvency Determination, (Y) a binding commitment for the sale of such Permitted Bankruptcy Equity is entered into within 90 days of the delivery of the Bankruptcy Opinions and (Z) the terms of the First Refusal Agreement have been complied with in all material respects by the Company, or (C) such issuance is pursuant to (I) the exercise, conversion or exchange of equity securities outstanding immediately prior to July 12, 1994, (II) the Company's 1981 Incentive Stock Plan, 1988 Restricted Stock Plan or Incentive Plan, each as amended in accordance with the Plan of Recapitalization, (III) the UAL Corporation 1992 Stock Plan for Outside Directors or (IV) any other equity incentive compensation plan approved by the affirmative vote of three-quarters of the votes entitled to be cast by the entire Board, including all the Independent Directors.

     Special Voting Provisions with Respect to Purchase and Sale of Common Stock

     Until the Sunset, any purchases of Common Stock by the Company (other than to fulfill its obligations to issue or retain shares of Common Stock in connection with the exercise of employee options issued pursuant to employee benefit plans or to retain shares of Common Stock in connection with tax withholding obligations in connection with the exercise of employee options or restricted stock), or any sale by the Company of any shares of Common Stock to a Company-sponsored pension, retirement or other employee benefit plans for the account of employees (other than pursuant to the First Refusal Agreement or in connection with the creation and operation of the ESOPs to which the ESOP Preferred Stock is issued), whether for cash or non-cash consideration, including without limitation, employee concessions, must be approved by a majority of the Board, including at least 80% of the votes of the Public Directors.

     Nondilution

     The holders of Voting Preferred Stock vote as a single class with the holders of the Common Stock and the Employee Director Preferred Stock and represent approximately 55% of the votes to be cast on matters submitted to the vote of the Common Stock, Employee Director Preferred Stock and the Voting Preferred Stock (other than the election of Directors and such matters for which a vote by separate class is required under the DGCL). The number of votes represented by such Voting Preferred Stock is subject to increase on July 12, 1995 as described in "--The Voting Preferred Stock--Voting Rights." The Voting Preferred Stock will generally continue to represent approximately 55% of the aggregate voting power of the Common Stock, the Employee Director Preferred Stock and the Voting Preferred Stock, as adjusted under certain circumstances, until the Sunset.

     Sunset

     The "Sunset" will occur when (i) the Common Stock issuable upon conversion of the outstanding ESOP Preferred Stock, plus (ii) any Common Equity and Available Unissued ESOP Shares held in the ESOPs, in any other employee benefit plans sponsored by the Company or any of its subsidiaries for the benefit of its employees, represent, in the aggregate, less than 20% of the Common Equity and Available Unissued ESOP Shares of the Company. "Common Equity" is defined as, in the aggregate and without double-counting, (i) the Common Stock outstanding at the time in question, (ii) the Common Stock issuable upon conversion of the ESOP Preferred Stock and Voting Preferred Stock outstanding at the time in question,
(iii) the Common Stock which is both (x) issuable upon exercise, conversion or exchange of Equity Securities and (y) included in the definition of "Fully Diluted Shares" (as defined in the Recapitalization Agreement), and (iv) the Common Stock represented by the Permitted Bankruptcy Equity outstanding at the time in question, if any; but excluding any Equity Securities (other than Permitted Bankruptcy Equity, Equity Securities issued in connection with the Recapitalization, any Class 2 ESOP Preferred Stock that may be issued and Equity Securities included in the definition of Fully Diluted Shares, as well as any other Equity Securities issued upon exercise or conversion of any such Permitted Bankruptcy Equity or any other such Equity Securities) issued in connection with a Non-Dilutive Issuance, including, without limitation, any Equity Securities
(a) outstanding immediately prior to the Recapitalization that were not included in the definition of Fully Diluted Shares or (b) issued under the circumstances described in paragraph (h)(A) under "--Extraordinary Matters" or paragraph
(h)(C)(II), (III) or (IV) under "--Extraordinary Matters" (including, in each case the shares of Equity Securities underlying such Equity Securities or issuable upon the exercise, conversion or exchange thereof). "Available Unissued ESOP Shares" is generally defined as the number of shares of Common Stock to be issued in connection with the ESOPs which have not yet been issued.

     If the Sunset occurs, the Company will file a restated certificate of incorporation providing for more customary corporate governance provisions, the number of Directors will remain at 12 (of which three will be

Employee Directors), the Outside Public Director Nomination Committee will nominate the Board's nominees for election of directors (other than the Employee Directors) to be elected by the stockholders at a meeting which will be held promptly thereafter and upon the effectiveness of such election the term of the then incumbent Directors will terminate, and there will be no special director or voting rights, except that (a) the ALPA Director will be elected by the holder of the Class Pilot MEC Preferred Stock until the ALPA Termination Date, the IAM Director will be elected by the holder of the Class IAM Preferred Stock until the IAM Termination Date and the Salaried and Management Director will be elected by the holders of the Class SAM Preferred Stock until the earlier of the ALPA Termination Date and the IAM Termination Date, each voting separately in a class, and (b) the Union Directors would continue to serve on Committees as provided below.

     Under current actuarial assumptions, the Company estimates that the Sunset will occur in the year 2016 if no additional purchases were made by eligible employee trusts and retirement plans. However, employees have the right to, and may be expected to, make additional purchases through such trusts and plans that will have the effect of delaying the Sunset. In certain circumstances described under "--The Director Preferred Stock--Uninstructed Trustee Action," the Sunset may not occur until 2010 even though the conditions for the Sunset have occurred. The Common Stock issuable or issued upon conversion of the Series A Preferred Stock is considered Common Equity for purposes of Sunset and the actuarial assumptions used in estimating the Sunset date assume that all Series A Preferred Stock is converted into Common Stock and none is redeemed or repurchased by the Company. However, neither the Debentures nor any Common Stock issued upon conversion thereof are considered Common Equity under the Restated Certificate. Accordingly, the Company estimates that the exchange of the Series A Preferred Stock in the Exchange Offer can be expected, based on such actuarial assumptions and all other things being equal, to delay the occurrence of the Sunset by approximately one year, assuming all of the outstanding Series A Preferred Stock is exchanged for Debentures in the Exchange Offer.

     Committees

     The Restated Certificate provides that until the Sunset the following committees will constitute the Board committees: the Audit Committee, the Competitive Action Plan ("CAP") Committee, the Compensation Committee, the Compensation Administration Committee, the Executive Committee, the Independent Director Nomination Committee, the Labor Committee, the Outside Public Director Nomination Committee and the Transaction Committee (collectively, the "Committees"). In addition, the Board may, by resolution passed by the affirmative vote of 80% of the votes of the entire Board, including the affirmative vote of at least one Union Director, designate one or more other committees of the Board, and it has exercised such power to create a Pension and Welfare Plan Oversight Committee ("PAWPOC"). Except as provided below, any act of a Committee will require the affirmative vote of a majority of the votes entitled to be cast by the Directors present at a meeting of such Committee and entitled to vote on the matter in question. The Restated Certificate contains certain provisions relating to the required quorum for committee action.

     The Audit Committee consists of the four Independent Directors and the three Outside Public Directors or such fewer number of such Directors (in as nearly as practicable that same proportion of Independent Directors and Outside Public Directors) as shall qualify for audit committee membership under applicable rules of the securities exchanges or other similar trading market on which the Common Stock is traded. The Audit Committee is primarily concerned with (i) reviewing the professional services and independence of the Company's independent auditors and the scope of the annual external audit as recommended by the independent auditors, (ii) ensuring that the scope of the annual external audit is sufficiently comprehensive, (iii) reviewing, in consultation with the independent auditors and the internal auditors, the plan and results of the annual external audit, the adequacy of the Company's internal control systems and the results of the Company's internal audits, and (iv) reviewing, with management and the independent auditors, the Company's annual financial statements, financial reporting practices and the results of each external audit. The Audit Committee also has the authority to consider the qualifications of the Company's independent auditors, to make recommendations to the Board as to their selection and to review and resolve disputes between such independent auditors and management relating to the preparation of the annual financial statements.

          The CAP Committee consists of eight Directors, including four Public Directors, two Independent Directors and the two Union Directors. Of the four Public Directors, three must be Outside Public Directors and one must be the CEO (if the CEO is a Public Director). The two Independent Director members are appointed by the Independent Director Nomination Committee which appointment requires the affirmative vote of all of the votes entitled to be cast by the Independent Directors. The function of the CAP Committee is to oversee implementation of the Company's Competitive Action Plan. The CAP Committee has the exclusive authority, acting for and on behalf of the Board and consistent with the protection of the interests of the holders of Common Stock to approve on behalf of the Company any and all modifications of or amendments to the Competitive Action Plan. However, to the extent such modifications or amendments relate to changes to any provision of the revised Collective Bargaining Agreements with the IAM and ALPA, the two Union Directors on the CAP Committee are neither entitled to vote nor counted in determining the presence of a quorum of such committee in connection therewith. Notwithstanding the foregoing, only the Labor Committee may approve on behalf of the Company any such changes to such Collective Bargaining Agreements. In addition, the CAP Committee has the exclusive authority, acting for and on behalf of the Board, to approve on behalf of the Company any and all modifications of or amendments to the salaried and management employee investment described in "--Investment for Salaried and Management Employees." Such modifications or amendments must be approved by the affirmative vote of at least a majority of the votes of the entire CAP Committee, including at both Union Directors and all of the Outside Public Directors.

          The Compensation Committee consists of seven Directors, including two Independent Directors, two Public Directors and three Employee Directors. Of the two Public Directors, one must be an Outside Public Director appointed by the Outside Public Director Nomination Committee, and one must be the CEO (if the CEO is a Public Director). The two Independent Directors members are appointed by the unanimous approval of the Independent Director Nomination Committee. The principal functions of the Compensation Committee are to review and recommend to the Board the compensation and benefit arrangements to be established for the officers of the Company and to review general policy matters relating to compensation and benefit arrangements of non-union employees of the Company. The Compensation Committee also administers the stock option plans and executive compensation programs of the Company, including bonus and incentive plans applicable to officers and key employees of the Company. Subject to the final approval of the Compensation Committee (except as described in the following paragraph), the Compensation Committee may delegate to the Compensation Administration Committee specific responsibilities with respect to the compensation of the CEO.

          The Compensation Administration Committee consists of two Independent Directors and one Outside Public Director, each of whom is (a) a "disinterested person" or "disinterested administrator" or any related successor concept under Rule 16b-3 (or any successor provision) promulgated pursuant to Section 16 of the Exchange Act and (b) an "outside director" or any related successor concept under Section 162(m) (or any successor provision) of the Code. The Outside Public Director is appointed by the Outside Public Director Nomination Committee. The two Independent Directors are appointed by the Independent Director Nomination Committee, which appointment shall require the affirmative vote of all the Independent Directors. The principal function of the Compensation Administration Committee is to administer the stock option plans and executive compensation programs of the Company to the extent such functions cannot or are not appropriate to be performed by the Compensation Committee in light of any provision of the Internal Revenue Code, the securities laws, any other applicable law or any regulations promulgated under any of the foregoing. Any action of the Compensation Administration Committee must also be approved by the Compensation Committee, unless such approval could reasonably be expected to prevent a stock option plan or executive compensation program, or a component thereof, that is intended to qualify under Rule 16b-3 (or any successor provision) or to qualify for an exception under such Section 162(m) (or any successor provision) from receiving the benefits of Rule 16b-3 or qualifying for such exception, respectively.

          The Executive Committee is comprised of two Independent Directors, two Public Directors (the CEO, if the CEO is a Public Director, and one Outside Public Director) and two Union Directors. Subject to the DGCL, the Executive Committee has all the powers of the Board to manage the affairs of the Company except that it does not have the authority to act with respect to any of the "Extraordinary Matters" discussed above, to take any action as to matters specifically vested in other Committees or take any action that may be taken by the Board only with a vote greater than or additional to a majority of the Board. In the event a new CEO is to be selected prior to the Sunset, the Executive Committee will function as a search committee to identify a successor CEO.

          The Labor Committee consists of three or more Directors, including one Outside Public Director, at least one Independent Director and at least one other Director, as designated by the Board, but may not include any Employee Directors. The Labor Committee has the exclusive authority on behalf of the Board to approve on behalf of the Company the entering of, or any modification or amendment to, a collective bargaining agreement for U.S. employees to which the Company or any of its subsidiaries is a party.

          The Transaction Committee consists of seven Directors, consisting of the four Independent Directors and the three Outside Public Directors. The function of the Transaction Committee is to evaluate and advise the Board with respect to any proposed merger or consolidation of the Company or any of its Subsidiaries with or into, the sale, lease or exchange of all or substantially all of the Company's or any of its Subsidiaries' property or assets to, or a significant business transaction with, any Labor Affiliate.

          PAWPOC consists of six Directors, consisting of two Independent Directors, one Outside Public Director and three Employee Directors. The function of PAWPOC is to exercise oversight with respect to compliance by the Company and its subsidiaries with laws governing employee benefit plans maintained by the Company and its subsidiaries and subject to the provisions of ERISA.

          Amended and Restated Bylaws

          The Company's restated bylaws (the "Restated Bylaws") provide that until the Sunset, many matters will be governed by the Restated Certificate including, among others: (i) quorum requirements at any meeting of the stockholders, the Board or any Board Committee; (ii) the number, composition and term of office of directors; (iii) removal of Directors; (iv) filling of vacancies on the Board and on Board Committees; (v) designation of Board Committees; (vi) the composition, function and powers of the Executive Committee; (vii) the appointment, term of office, filling of vacancies and removal of officers of the Company; and (viii) any substantive amendment to the Restated Bylaws. Further the Restated Bylaws provide that, subject to certain exceptions, following the Sunset many provisions of the Company's Bylaws prior to their restatement in connection with the Recapitalization will be reinstated.

          The Restated Bylaws also: (i) govern the ability, until the Sunset, of any two directors, the CEO or the secretary of the Company to call a special meeting of the Board; (ii) require, until the Sunset, subject to the fiduciary obligations of the directors, that the CEO will be elected as one of the Management Public Directors; (iii) provide that the term of office of the CEO (other than Mr. Greenwald as the initial CEO) will automatically terminate if he is not elected as Management Public Director by the stockholders at the first meeting of stockholders for the election of directors at which he is eligible for nomination as a Management Public Director; and (iv) require, until the Sunset, that non-substantive amendments to the Restated Bylaws may be adopted either by a majority vote of the entire Board or by 75% of the voting power of the stock entitled to vote at a stockholder meeting in which a quorum is present. In addition, the Restated Bylaws contain other procedural sections, some of which operate only until the Sunset and some of which become operative only after the Sunset.

COMMON STOCK

          Dividend Rights. Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board out of funds legally available therefor, provided that, so long as any shares of Preferred Stock are outstanding, no dividends (other than dividends payable in common stock) or other distributions may be made with respect to the Common Stock unless full cumulative dividends on the shares of Preferred Stock have been paid. The Company has not paid cash dividends on the Common Stock since the third quarter of 1987.

          As a holding company, the Company relies on distributions from United to pay dividends on its capital stock. There are currently no contractual restrictions on United's ability to pay dividends to the Company.

          Voting Rights. The holders of the Common Stock are entitled to cast one vote per share. Prior to the Sunset, the holders of the Common Stock, the holders of the Employee Director Preferred Stock and the holders of the Voting Preferred Stock vote together as a single class with respect to all matters submitted to the vote of the holders of Common Stock pursuant to law or as provided in the Restated Certificate except with respect to (a) such matters upon which the DGCL requires a separate class vote and (b) the election of the Public Directors, whom the holders of the Common Stock elect separately as a class. Until the Sunset, the holders of the Common Stock do not vote to elect any directors other than the Public Directors. After the Sunset, the holders of the Common Stock, the holders of the Employee Director Preferred Stock and the holders of the Voting Preferred Stock will continue to vote together as a single class with respect to all matters submitted to the vote of the holders of Common Stock pursuant to law or as provided in the Restated Certificate except with respect to such matters upon which the DGCL requires a separate class vote. See "--The Voting Preferred Stock--Voting Rights."

          Right of First Refusal. The Company has entered into a First Refusal Agreement (the "First Refusal Agreement") with ALPA, the IAM and the Salaried and Management Director (solely as the representative of the Salaried and Management Employees) pursuant to which the Company has agreed that, subject to certain exceptions, if it proposes to issue any shares of Common Stock or other securities that are exchangeable for or convertible into shares of Common Stock (collectively, the "Equity Securities"), it must first offer such Equity Securities to ALPA and the IAM on behalf of the employees represented thereby and to the Salaried and Management Employees on the same terms and conditions upon which the Company proposes to sell such Equity Securities to a third party. Under the First Refusal Agreement, the members of ALPA are entitled to purchase 46.23% of the Equity Securities offered, the members of the IAM will be entitled to purchase 37.13% of the Equity Securities offered and the Salaried and Management Employees will be entitled to purchase 16.64% of the Equity Securities offered. The First Refusal Agreement terminates on the Sunset. The First Refusal Agreement was amended on February ___, 1995 to clarify that the issuance of the Debentures and the underlying Common Stock are excluded from such right of first refusal.

SERIES A PREFERRED STOCK

          Dividends. Holders of shares of Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of the Company out of assets of the Company legally available therefor, cumulative cash dividends at the rate per annum of $6.25 per share of Series A Preferred Stock. Dividends on the Series A Preferred Stock are payable quarterly in arrears. Dividends on the Series A Preferred Stock are cumulative. Accumulations of dividends on shares of Series A Preferred Stock do not bear interest.

          Except as provided in the next sentence, no dividend may be declared or paid on any Parity Stock (as defined below) unless full cumulative dividends have been paid on the Series A Preferred Stock for all prior dividend periods. If accrued dividends on the Series A Preferred Stock for all prior dividend periods have not been paid in full then any dividend declared on the Series A Preferred Stock for any dividend period and any dividend on any Parity Stock will be declared ratably in proportion to accrued and unpaid dividends on the Series A Preferred Stock and such Parity Stock.

          The Company will not (i) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Stock (as defined below) or (ii) redeem, purchase or otherwise acquire for consideration any Junior Stock or Parity Stock through a sinking fund or otherwise (except by conversion into or exchange for shares of Junior Stock and other than a redemption or purchase or other acquisition of shares of Common Stock of the Company made for purposes of an employee incentive or benefit plan of the Company or any subsidiary), unless all accrued and unpaid dividends with respect to the Series A Preferred Stock and any Parity

Stock at the time such dividends are payable have been paid or funds have been set apart for payment of such dividends.

          For purposes of the description of the Series A Preferred Stock, (i) the term "dividend" does not include dividends payable solely in shares of Junior Stock on Junior Stock, or in options, warrants or rights to holders of Junior Stock to subscribe for or purchase any Junior Stock, (ii) the term "Parity Stock" means any class or series of preferred stock ranking on a parity with the Series A Preferred Stock as to payment of dividends and amounts payable upon liquidation, dissolution or winding up, including the Series B Preferred Stock, and (iii) the term "Junior Stock" means the Common Stock, the ESOP Preferred Stock, the Voting Preferred Stock, the Director Preferred Stock, any shares of Series C Preferred Stock issued pursuant to the Rights, and any other class or series of capital stock of the Company now or hereafter issued and outstanding that ranks junior as to the payment of dividends or amounts payable upon liquidation, dissolution or winding up to the Series A Preferred Stock.

          Redemption. The Series A Preferred Stock is not redeemable prior to May 1, 1996. On and after such date, the Series A Preferred Stock is redeemable at the option of the Company, in whole or in part, initially at $104.375 per share and thereafter at prices declining ratably on each May 1 to $100.00 per share on and after May 1, 2003, plus, in each case, all accrued and unpaid dividends. Unless converted by the holders or redeemed by the Company, the Series A Preferred Stock will have perpetual maturity.

          Liquidation Preference. The holders of shares of Series A Preferred Stock are entitled to receive, in the event of any liquidation, dissolution or winding up of the Company, $100 per share plus an amount per share equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution such holders (for purposes of the description of the Series A Preferred Stock, the "Liquidation Preference"), and no more.

          Until the holders of the Series A Preferred Stock have been paid the Liquidation Preference in full, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Company. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of Series A Preferred Stock are insufficient to pay in full the Liquidation Preference and the liquidation preference with respect to any other shares of Parity Stock, then such assets, or the proceeds thereof, will be distributed among the holders of shares of Series A Preferred Stock and any such Parity Stock ratably in accordance with the respective amounts which would be payable on such shares of Series A Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full. Neither a consolidation or merger of the Company with another corporation nor a sale or transfer of all or substantially all of the Company's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

          Voting Rights. Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of shares of Series A Preferred Stock do not have any voting rights, and their consent is not required for taking any corporate action. When and if the holders of the Series A Preferred Stock are entitled to vote, each share will be entitled to one vote.

          If the equivalent of six quarterly dividends payable on the Series A Preferred Stock or any other series of Serial Preferred Stock of the Company have not been declared and paid or set apart for payment, whether or not consecutive, the number of directors of the Company will be increased by two and the holders of all such series in respect of which such a default exists, voting as a class without regard to series, will be entitled to elect two additional directors at the next annual meeting and each subsequent meeting, until all cumulative dividends have been paid in full.

          The affirmative vote or consent of the holders of 66 /2//3% of the outstanding shares of the Series A Preferred Stock, voting separately as a class with all other affected series of Serial Preferred Stock that is also a

Parity Stock, is required for any amendment of the Restated Certificate which alters or changes the powers, preferences, privileges or rights of the Series A Preferred Stock so as to materially adversely affect the holders thereof. The affirmative vote or consent of the holders of shares representing 66/2//3% of the outstanding shares of the Series A Preferred Stock and any other series of Parity Stock, voting as a single class without regard to series, is required to authorize the creation or issue of, or reclassify any authorized stock of the Company into, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking senior to all such series of Parity Stock.

          Except as required by law, the holders of Series A Preferred Stock are not entitled to vote on any merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company.

          Conversion Rights. Shares of Series A Preferred Stock are convertible in whole or in part, at any time at the option of the holders thereof, into a combination of cash in the amount of $54.19 and 0.3195 shares of Common Stock (equivalent to a conversion price of $143.38 per share of Common Stock) for each share of Series A Preferred Stock converted, subject to adjustment as set forth in the Restated Certificate. The right to convert shares of Series A Preferred Stock called for redemption will terminate at the close of business on the day preceding a redemption date.

SERIES B PREFERRED STOCK

          General. The outstanding shares of Series B Preferred Stock have been deposited under a Deposit Agreement (the "Deposit Agreement") between the Company and First Chicago Trust Company of New York, as the Depositary (the "Depositary"). The Company has issued receipts for fractional interests ("Depositary Shares") in the shares of Series B Preferred Stock with each Depositary Share representing one one-thousandth of a share of Series B Preferred Stock. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share is entitled, in proportion to the applicable interest in a share of the Series B Preferred Stock represented by such Depositary Share, to all of the rights and preferences of the interest in shares of Series B Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

          Ranking. The Series B Preferred Stock ranks on a parity with the Series A Preferred Stock and ranks senior to the Common Stock, the ESOP Preferred Stock, the Voting Preferred Stock, the Director Preferred Stock and any shares of Series C Preferred Stock issued pursuant to the Rights with respect to payment of dividends and amounts payable upon liquidation, dissolution or winding up.

          While any shares of Series B Preferred Stock are outstanding, the Company may not authorize the creation or issue of any class or series of stock that ranks senior to the Series B Preferred Stock as to dividends or upon liquidation, dissolution or winding up without the consent of the holders of 66/2//3% of the outstanding shares of Series B Preferred Stock. The Company may create additional classes or series of preferred stock or authorize, or increase the authorized amount of, any shares of any class or series of preferred stock ranking on a parity with or junior to the Series B Preferred Stock without the consent of any holder of Series B Preferred Stock. See "--Voting Rights" below.

          Dividends. Holders of shares of Series B Preferred Stock are entitled to receive, when, as and if declared by the Board out of assets of the Company legally available therefor, cumulative cash dividends at a rate of 12 1/4% of the $25,000 liquidation preference thereof (or $3,062.50 per share) per year.

          Dividends on the Series B Preferred Stock are payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board). Each such dividend will be payable to holders of record as they appear on the stock records of the Company at the close of business on such record dates, which will not be more than 60 days or less than 10 days preceding the payment dates corresponding thereto, as may be fixed by the Board or a duly authorized committee thereof. Dividends will accrue from the date of the original issuance of the Series B Preferred Stock (the "Series B Preferred Stock Issue Date"). Dividends will be cumulative from such date, whether or not in any dividend period or periods there are assets of the Company legally available for the payment of such dividends.

          Each share of Series B Preferred Stock issued after the Series B Preferred Stock Issue Date (whether issued upon transfer of or in exchange for an outstanding share of Series B Preferred Stock or issued for any other reason) will be entitled to receive, when, as and if declared by the Board, dividends with respect to each dividend period, starting with the Series B Preferred Stock Issue Date, for which full dividends have not been paid prior to the date upon which such share of Series B Preferred Stock was issued. Any share of Series B Preferred Stock that is issued after the record date with respect to any dividend payment and before such dividend is paid will not be entitled to receive the dividend paid to holders of Series B Preferred Stock as of such record date. Accumulations of dividends on shares of Series B Preferred Stock do not bear interest.

          Except as provided in the next sentence, no dividend may be declared or paid on any Parity Stock (as defined below) unless full cumulative dividends have been paid on the Series B Preferred Stock for all prior dividend periods. If accrued dividends on the Series B Preferred Stock for all prior dividend periods have not been paid in full, then any dividend declared on the Series B Preferred Stock for any dividend period and on any Parity Stock will be declared ratably in proportion to accrued and unpaid dividends on the Series B Preferred Stock and such Parity Stock.

          The Company will not (i) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Stock (as defined below) or (ii) redeem, purchase or otherwise acquire for consideration any Junior Stock or Parity Stock through a sinking fund or otherwise (except by conversion into or exchange for shares of Junior Stock and other than a redemption or purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan of the Company or any subsidiary), unless all accrued and unpaid dividends with respect to the Series B Preferred Stock and any Parity Stock at the time such dividends or other distributions are payable or such redemption, purchase or acquisition is to occur have been paid or funds have been set apart for payment of such dividends.

          For purposes of the description of the Series B Preferred Stock, (i) the term "dividend" does not include dividends payable solely in shares of Junior Stock on Junior Stock, or in options, warrants or rights to holders of Junior Stock to subscribe for or purchase any Junior Stock, (ii) the term "Parity Stock" means any other class or series of preferred stock ranking on a parity with the Series B Preferred Stock as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, including the Series A Preferred Stock, and (iii) the term "Junior Stock" means the Common Stock, the ESOP Preferred Stock, the Voting Preferred Stock, the Director Preferred Stock, any shares of Series C Preferred Stock issued pursuant to the Rights and any other class or series of capital stock of the Company now or hereafter issued and outstanding that ranks junior as to the payment of dividends or amounts payable upon liquidation, dissolution or winding up to the Series B Preferred Stock.

          Redemption. The Series B Preferred Stock is not redeemable prior to July 12, 2004. On and after such date, the Series B Preferred Stock is redeemable at the option of the Company, in whole or in part, at the redemption price of $25,000 per share, plus, in each case, all dividends accrued and unpaid on the Series B Preferred Stock up to the date fixed for redemption.

          Liquidation Preference. The holders of shares of Series B Preferred Stock are entitled to receive, in the event of any liquidation, dissolution or winding up of the Company, $25,000 per share plus an amount per share equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders (for purposes of the description of the Series B Preferred Stock, the "Liquidation Preference"), and no more.

          Until the holders of the Series B Preferred Stock have been paid the Liquidation Preference in full, no payment may be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Company. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of Series B Preferred Stock are insufficient to pay in full the Liquidation Preference and the liquidation preference with respect to any other shares of Parity Stock, then such assets, or the proceeds thereof, will be distributed among the holders of shares of Series B Preferred Stock and any such Parity Stock ratably in accordance with the respective amounts that would be payable on such shares of Series B Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full. Neither a consolidation or merger of the Company with another corporation nor a sale, lease or transfer of all or substantially all of the Company's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

          Voting Rights. Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of shares of Series B Preferred Stock do not have any voting rights, and their consent is not required for taking any corporate action. When and if the holders of the Series B Preferred Stock are entitled to vote, each share will be entitled to 1,000 votes.

          If the equivalent of six quarterly dividends payable on the Series B Preferred Stock have not been declared and paid or set apart for payment, whether or not consecutive, the number of directors of the Company will be increased by two and the holders of all Series B Preferred Stock and any other series of Serial Preferred Stock in respect of which such a default exists, voting as a class without regard to series, will be entitled to elect two additional directors at the next annual meeting and each subsequent meeting, until all cumulative dividends have been paid in full or set apart for payment.

          The affirmative vote or consent of the holders of 66/2//3% of the outstanding shares of the Series B Preferred Stock is required for any amendment of the Restated Certificate that alters or changes the powers, preferences, privileges or rights of the Series B Preferred Stock so as to materially adversely affect the holders thereof. The affirmative vote or consent of the holders of shares representing 66/2//3% of the outstanding shares of the Series B Preferred Stock is required to authorize the creation or issue of, or reclassify any authorized stock of the Company into, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking senior to the Series B Preferred Stock.

THE ESOP PREFERRED STOCK

          In connection with the Recapitalization and employee investment transaction, the Company established three ESOPs (i) the "Leveraged ESOP," which is a component of a tax-qualified employee stock ownership plan, (ii) the "Non-Leveraged Qualified ESOP," which is also a component of a tax-qualified employee stock ownership plan, and (iii) the "Supplemental ESOP," which is not a tax-qualified plan. The Leveraged ESOP and the Non-Leveraged Qualified ESOP are referred to as the "Qualified ESOP." To the extent reasonably possible, but without violating certain limitations imposed by the Internal Revenue Code, shares will be delivered to employees through the Leveraged ESOP. To the extent that shares cannot be delivered through the Leveraged ESOP, they will be delivered through the Non-Leveraged Qualified ESOP, and to the extent they cannot be delivered through the Non-Leveraged Qualified ESOP, they will be delivered through the Supplemental ESOP.

          Approximately 14,000,000 shares (subject to adjustment as described below) of Class 1 ESOP Preferred Stock will be issued in seven separate sales (the "ESOP Tranches") to the ESOP Trustee under the Leveraged ESOP. The first ESOP Tranche was sold to the trustee (the "ESOP Trustee") of the trust (the "Qualified Trust") established to hold shares sold to the Leveraged ESOP and the Non-Leveraged Qualified ESOP on July 13, 1994. The next five tranches will be sold to the ESOP Trustee in approximately August 1995, and on the four following anniversaries of such date. The final ESOP Tranche will be sold on the first business day of the year 2000. The shares to be purchased in each of the first six ESOP Tranches will generally equal the sum of (i) the shares of Class

1 ESOP Preferred Stock scheduled to be allocated to the accounts of participants in the Leveraged ESOP for the year in which such ESOP Tranche is sold, minus the dividends allocable to participants' accounts in such year from the shares purchased in earlier Tranches, plus (ii) the number of shares of Class 1 ESOP Preferred Stock equal in value to the aggregate dividends payable on the shares purchased with the ESOP Tranche after the end of the year in which the ESOP Tranche is purchased. The final ESOP Tranche will not include the shares described in (ii), above, however.

          Because of certain limitations imposed by the Internal Revenue Code, the Qualified Trust will not purchase the shares representing the entire equity interest (initially 55%) represented by the ESOP Preferred Stock. Accordingly, based on certain elections made by ALPA, the Company will allocate "phantom" shares of Class 2 ESOP Preferred Stock (the "Book Entry Shares") under the Supplemental ESOP. The Class 2 ESOP Preferred Stock will be issued to the Qualified ESOP and to the Supplemental ESOP. Except as provided below, these Book-Entry Shares allocated to a participant will not in fact be issued by the Company. Instead, the participant will have the same rights as a general creditor of the Company with respect to amounts allocated to such participant under the Supplemental ESOP. The number of shares of Class 2 ESOP Preferred Stock will be equal to 17,675,345, less the number of shares of Class 1 ESOP Preferred Stock sold to the Qualified ESOP. ALPA has the right to elect at any time that the Supplemental ESOP be maintained by the actual issuance of Class 2 ESOP Preferred Stock to a non-qualified trust (the "Non-Qualified Trust") established under the Supplemental ESOP. Each year as a portion of the shares of Class 1 ESOP Preferred Stock are allocated to employees' accounts under the Leveraged ESOP, the same proportion of the Book-Entry Shares of Class 2 ESOP Preferred Stock will be allocated as described below. To the extent permissible under the Internal Revenue Code, the shares of Class 2 ESOP Preferred Stock will be issued by the Company and transferred to the Qualified Trust for allocation to employees' accounts under the Non-Leveraged Qualified ESOP. The shares that cannot be transferred to the Qualified Trust will be credited as Book-Entry Shares to the accounts of employees in the Supplemental ESOP (and if ALPA elects that the Non-Qualified Trust will hold Class 2 ESOP Preferred Stock, will be deposited therein). The Company will be liable for the benefits of employees under the Supplemental ESOP.

          General. The ESOP Preferred Stock consists of two similar classes of Preferred Stock: the Class 1 ESOP Preferred Stock and the Class 2 ESOP Preferred Stock. Where the summaries do not make a distinction between the Class 1 ESOP Preferred Stock and the Class 2 ESOP Preferred Stock, such summaries refer to either class.

          The shares of the ESOP Preferred Stock are convertible into shares of Common Stock as described below. If all the shares of ESOP Preferred Stock were to be converted into shares of Common Stock, such shares of Common Stock would constitute approximately 55% of the shares of Common Stock (including shares of Common Stock issuable upon exercise of the ESOP Preferred Stock) that would be outstanding at that time, on a fully diluted basis based on the treasury stock method. If the average market value of the Common Stock exceeds $136 per share during the period of July 13, 1994 to July 12, 1995, a number of additional shares of ESOP Preferred Stock will be issued or reserved for issuance as Book-Entry Shares. With the issuance or reservation for issuance of such additional shares, the ownership interest of the ESOPs could be increased from approximately 55% to up to approximately 63% of the Company. Based on the average market value of Common Stock through January 30, 1995, the market value of the Common Stock would have to average at least $187 per share for the remainder of the measuring period in order to any adjustment to be made in the number of shares of ESOP Preferred Stock outstanding or reserved for issuance as Book-Entry Shares.

          Ranking. The ESOP Preferred Stock ranks junior to the Series A Preferred Stock and the Series B Preferred and ranks senior to the Common Stock, the Voting Preferred Stock, the Director Preferred Stock and any shares of Series C Preferred Stock issued pursuant to the Rights with respect to payment of dividends and amounts payable upon liquidation, dissolution or winding up. The Class 1 ESOP Preferred Stock ranks senior to the Class 2 ESOP Preferred Stock with respect to the payment of Fixed Dividends (as defined below) and the Class 1 ESOP Preferred Stock ranks on a parity with the Class 2 ESOP Preferred Stock as to the payment of Participating Dividends (as defined below) and as to amounts payable upon liquidation, dissolution or winding up.

          Dividends. Holders of Class 1 ESOP Preferred Stock are entitled to receive, when, as and if declared by the Board out of assets of the Company legally available therefor, cumulative cash dividends at a rate per annum of a dollar amount per share of Class 1 ESOP Preferred Stock not to exceed, without the consent of the Unions, $8.8872 (the "Fixed Dividend"). The Fixed Dividends on the Class 1 ESOP Preferred Stock will cease to accrue on March 31, 2000. Under certain circumstances, any Fixed Dividends that remain accrued and unpaid on April 1, 2000 will not prevent the payment of dividends on any capital stock of the Company that ranks junior to the Class 1 ESOP Preferred Stock with respect to the payment of dividends, although such accrued and unpaid Fixed Dividends will remain a part of the Liquidation Preference (as defined below) payable in respect of the Class 1 ESOP Preferred Stock upon any liquidation, dissolution or winding up of the Company. In addition, if during any 12-month period ending on the annual dividend payment date, holders of the shares of Common Stock receive any cash dividends or cash distributions thereon, and the aggregate amount of such dividends and distributions that would have been received, during such period, by the holder of a share of Class 1 ESOP Preferred Stock had such share of Class 1 ESOP Preferred Stock been converted into shares of Common Stock, exceeds the amount of the Fixed Dividend paid on such share of Class 1 ESOP Preferred Stock, then the holders of the Class 1 ESOP Preferred Stock will be entitled to receive an additional cash dividend in an amount equal to such excess (the "Participating Dividend"), although the aggregate amount of the Fixed Dividend and the Participating Dividend paid on any share of Class 1 ESOP Preferred Stock with respect to any annual dividend period may not exceed 12 1/2% of the fair market value of the shares of Common Stock into which such share of Class 1 ESOP Preferred Stock is convertible.

          Holders of Class 2 ESOP Preferred Stock are not entitled to receive any Fixed Dividend. If during any 12-month period ending on the annual dividend payment date, holders of the Common Stock receive any cash dividends or cash distributions thereon, then the holders of the Class 2 ESOP Preferred Stock will be entitled to receive a cash dividend in an amount equal to the dividend they would have received had their shares of Class 2 ESOP Preferred Stock been converted into and were outstanding as Common Stock at all relevant times, although the aggregate amount of the dividend paid on any share of Class 2 ESOP Preferred Stock with respect to any annual dividend period may not exceed
12 1/2% of the fair market value of the shares of Common Stock into which it is convertible.

          If the holders of the Common Stock receive cash dividends and cash distributions that exceed 12 1/2% of the fair market value of such shares, such excess will be applied to adjust the Conversion Rate (as defined below) on the ESOP Preferred Stock.

          Except as described above, the Company will not (i) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Stock (as defined below) or (ii) redeem, purchase or otherwise acquire for consideration any Junior Stock or Parity Stock (as defined below) through a sinking fund or otherwise (except by conversion into or exchange for shares of Junior Stock and other than a redemption or purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan of the Company or any subsidiary), unless all accrued and unpaid dividends with respect to the ESOP Preferred Stock and any Parity Stock at the time such dividends are payable have been paid or funds have been set apart for payment of such dividends.

          For purposes of the description of the ESOP Preferred Stock, (i) the term "dividend" does not include dividends payable solely in shares of Junior Stock on Junior Stock, or in options, warrants or rights to holders of Junior Stock to subscribe for or purchase any Junior Stock, (ii) the term "Parity Stock" means any class or series of preferred stock ranking on a parity with the ESOP Preferred Stock as to payment of dividends (with respect to such dividends) or amounts payable upon liquidation, dissolution or winding up (with respect to such amounts) and (iii) the term "Junior Stock" means the Common Stock, the Voting Preferred Stock, the Director Preferred Stock, any shares of Series C Preferred Stock issued pursuant to the Rights and any other class or series of capital stock of the Company now or hereafter issued and outstanding that ranks junior as to the payment of dividends (with respect to such dividends) or amounts payable upon liquidation, dissolution or winding up (with respect to such amounts) to the ESOP Preferred Stock.

          Conversion. The ESOP Preferred Stock are convertible, in whole or in part, at any time and from time to time, into shares of Common Stock initially at the rate (for purposes of the description of ESOP Preferred Stock, the "Conversion Rate") of one share of Common Stock for each share of ESOP Preferred Stock converted. In addition, the Conversion Rate on the ESOP Preferred Stock will be adjusted upon the occurrence of a variety of events, including, without limitation, a distribution of capital stock to holders of shares of Common Stock, a subdivision, recombination or reclassification of the Common Stock, the issuance to holders of Common Stock of rights to subscribe for equity securities at a price per share of Common Stock that is less than the fair market value of a share of Common Stock, the issuance of Common Stock or securities representing a right to acquire shares of Common Stock at a price per share that is less than the fair market value of a share of Common Stock, the payment of cash dividends and cash distributions to holders of Common Stock that exceed in the aggregate 12 1/2% of the fair market value of the Common Stock, the payment of any non-cash dividend or distribution to holders of Common Stock and certain Pro Rata Repurchases of Common Stock.

          Redemption. The ESOP Preferred Stock is not redeemable.

          Liquidation Preference. The holders of shares of ESOP Preferred Stock are entitled to receive, in the event of any liquidation, dissolution or winding up of the Company, $126.96 per share, plus an amount per share equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders, including, without limitation, Fixed Dividends in respect of the Class 1 ESOP Preferred Stock that are accrued and unpaid as of April 1, 2000 (but that will not prevent the payment of dividends on any capital stock of the Company that ranks junior to the Class 1 ESOP Preferred Stock with respect to the payment of dividends) (for purposes of the description of the ESOP Preferred Stock, the "Liquidation Preference"), and no more.

          Until the holders of the ESOP Preferred Stock have been paid the Liquidation Preference in full, no payment may be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Company. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of ESOP Preferred Stock are insufficient to pay in full the Liquidation Preference and the liquidation preference with respect to any other shares of Parity Stock, then such assets, or the proceeds thereof, will be distributed among the holders of shares of ESOP Preferred Stock and any such Parity Stock ratably in accordance with the respective amounts that would be payable on such shares of ESOP Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full. Neither a consolidation or merger of the Company with another corporation nor a sale, lease or transfer of all or substantially all of the Company's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

          Voting Rights. Except as indicated below, and except as otherwise from time to time required by applicable law, the holders of shares of ESOP Preferred Stock do not have any voting rights, and their consent is not required for taking any corporate action. When and if the holders of ESOP Preferred Stock are entitled to vote, each share will be entitled to one vote.

          The affirmative vote or consent of at least a majority of the holders of the outstanding shares of the Class 1 ESOP Preferred Stock or the Class 2 ESOP Preferred Stock, as the case may be, voting separately as a class, is required for any amendment of the Restated Certificate which alters or changes the powers, preferences, privileges or rights of the Class 1 ESOP Preferred Stock or the Class 2 ESOP Voting Preferred Stock, as the case may be, so as to materially adversely affect the holders thereof. The affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Class 1 ESOP Preferred Stock or the Class 2 ESOP Voting Preferred Stock, as the case may be, voting separately as a class, is required to authorize the creation or issue of, or reclassify any authorized stock of the Company into, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking senior to such stock.

          Consolidation, Merger, etc. Upon the occurrence of certain mergers and other similar transactions, the holders of the ESOP Preferred Stock are entitled to receive, depending on the circumstances, either (i) a preferred stock having the same powers, preference and relative, participating, optional or other special rights as the class of ESOP Preferred Stock they held prior to such merger or other transaction or (ii) the consideration receivable by the holders of the number of shares of Common Stock into which such shares of ESOP Preferred Stock could have been converted immediately prior to such merger or other transaction.

THE VOTING PREFERRED STOCK

          General. The Voting Preferred Stock consists of three similar classes of Preferred Stock of the Company: the Class P ESOP Voting Preferred Stock, will be allocated to ESOP accounts of employees represented by ALPA, the Class M ESOP Voting Preferred Stock, will be allocated to ESOP accounts of employees represented by the IAM and the Class S ESOP Voting Junior Preferred Stock, will be allocated to Salaried and Management Employees' accounts. Where the following summaries do not make a distinction among the Class M ESOP Voting Preferred Stock, the Class P ESOP Voting Preferred Stock and the Class S ESOP Voting Preferred Stock, such summaries refer to any such class.

          One share of Class P ESOP Voting Preferred Stock, one share of Class M ESOP Voting Preferred Stock and one share of Class S ESOP Voting Preferred Stock have been issued to the ESOP Trustee.

          Voting Rights. The Voting Preferred Stock votes with the holders of the Common Stock and the Director Preferred Stock as a single class on all matters (except as to such matters as to which a separate class vote may be required by the DGCL), except that until the Sunset, holders of the Voting Preferred Stock are not entitled to vote to elect members of the Board. Until the Sunset, the Voting Preferred Stock represents the right to cast in the aggregate approximately 55% of the votes of all classes of capital stock that vote together with the Common Stock as a single class (other than for the election of members to the Board), subject to reduction for the number of shares of Common Stock that have been issued upon conversion of shares of the ESOP Preferred Stock that continue to be held by the ESOP. If the average market value of the Common Stock exceeds $136 per share during the period of July 13, 1994 to July 12, 1995, the number of votes represented by the Voting Preferred Stock will be increased above approximately 55% of the votes represented by the shares of Common Stock (including shares of Common Stock issuable upon exercise of the ESOP Preferred Stock that would be outstanding reserved for issuance as Book-Entry Shares or remaining to be transferred to the ESOPs) to up to a maximum of approximately 63%. Based on the average market value of Common Stock through January 30, 1995, the market value of the Common Stock would have to average at least $187 per share for the remainder of the measuring period in order to any adjustment to be made in the ESOP voting percentage.

          The voting power of the Voting Preferred Stock is held such that the voting power of the Company on a fully diluted basis based on the treasury stock method the Class P ESOP Voting Preferred Stock is entitled to cast approximately 46.23% of the votes represented by the Voting Preferred Stock, the Class M ESOP Voting Preferred Stock is entitled to cast approximately 37.13% of the votes represented by the Voting Preferred Stock and the Class S ESOP Voting Preferred Stock is entitled to cast approximately 16.64% of the votes represented by the Voting Preferred Stock. Such percentages are referred to as the "Agreed Percentages."

          After the Sunset, each class of Voting Preferred Stock will represent the right to cast in the aggregate the number of votes that is equal to the relevant Agreed Percentage of the number of shares of Common Stock into which the ESOP Preferred Stock can be converted plus the number of Book-Entry Shares remaining to be issued plus the number of shares of ESOP Preferred Stock, if any, remaining to be transferred to the ESOP.

          Other. The Voting Preferred Stock is not entitled to receive any dividends. The Voting Preferred Stock is convertible into shares of Common Stock at the rate of one ten-thousandth of a share of Common Stock for each share of Voting Preferred Stock converted. All the Voting Preferred Stock will be converted into shares of

Common Stock automatically upon the occurrence of an Uninstructed Trustee Action (as defined below) or at such time when none of the ESOP Preferred Stock remains outstanding. The Voting Preferred Stock has a liquidation preference of $0.01 per share.

          Upon the occurrence of certain mergers and other similar transactions, the holders of the Voting Preferred Stock is entitled to receive a preferred stock having the same powers, preference and relative, participating, optional or other special rights as the class of Voting Preferred Stock they held prior to such merger or other transaction except that such preferred stock will not control 55% of the vote.

THE DIRECTOR PREFERRED STOCK

          General

          The Director Preferred Stock consists of four classes of Preferred
Stock: the Class I Preferred Stock, the Class Pilot MEC Preferred Stock, the Class IAM Preferred Stock and the Class SAM Preferred Stock. Where the summaries do not make a distinction among the several classes of Director Preferred Stock, such summaries refer to any of them.

          Each of the classes of Director Preferred Stock has the power to elect one or more members of the Board. Except for the election of the Public Directors on which the holders of the Director Preferred Stock cannot vote, and except as otherwise from time to time required by applicable law, the holders of the shares of Director Preferred Stock vote together as a class with the holders of the Common Stock. None of the classes of Director Preferred Stock bear dividends. Each class of Director Preferred Stock has a liquidation preference of $0.01 per share.

          Each of the Class Pilot MEC Preferred Stock, the Class IAM Preferred Stock and the Class SAM Preferred Stock provides that upon the consolidation, merger or similar transaction involving the Company or United, pursuant to which the outstanding shares of Common Stock are to be exchanged for or converted into securities of a successor or resulting company or cash or other property, the Class Pilot MEC Preferred Stock, the Class IAM Preferred Stock and the Class SAM Preferred Stock, respectively, will be converted into, or exchanged for, preferred stock of such successor or resulting company having, in respect of such company, the same powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, that the original Class Pilot MEC Preferred Stock, Class IAM Preferred Stock and Class SAM Preferred Stock had, respectively.

          Class I Preferred Stock

          The Class I Preferred Stock has been issued to the Independent Directors. The Restated Certificate authorizes the issuance of ten shares of Class I Preferred Stock, although the Company expects that no more than four shares will be outstanding at any time.

          The initial holders of the Class I Preferred Stock have entered into a Stockholders' Agreement among themselves, ALPA, the IAM and the Company (the "Class I Preferred Stockholders' Agreement"), pursuant to which the holders agree to vote their shares to elect the Independent Directors nominated pursuant to the provisions described above and to refrain from transferring the shares of Class I Preferred Stock other than to a person who has been elected to serve as one of the Independent Directors and who agrees to be subject to the provisions of the Class I Preferred Stockholders' Agreement. The Restated Certificate and the Class I Preferred Stockholders' Agreement provide that the Company, subject to legally available funds, will redeem or purchase the shares of Class I Preferred Stock held by any holder thereof who votes contrary to the Class I Preferred Stockholder's Agreement or who purports to transfer the share of Class I Preferred Stock to any person other than an Independent Director. Any share of Class I Preferred Stock redeemed or purchased as provided in the immediately prior sentence may be reissued as provided in the Restated Certificate or the Class I Preferred Stockholders' Agreement. All shares of the Class I Preferred Stock will be redeemed automatically upon the occurrence of the Sunset, and following such redemption, none of the shares of Class I Preferred Stock may be reissued thereafter.

          Class Pilot MEC Preferred Stock and Class IAM Preferred Stock

          The Restated Certificate authorizes the issuance of one share of each of the Class Pilot MEC Preferred Stock and the Class IAM Preferred Stock. The share of the Class Pilot MEC Preferred Stock has been issued to the ALPA MEC and the share of Class IAM Preferred Stock has been issued to the IAM. Each of the Class Pilot MEC Preferred Stock and the Class IAM Preferred Stock has the right to elect one Employee Director, and the shares of such stock will be redeemed automatically upon the purported transfer thereof to any person other than the holder thereof authorized under the Restated Certificate. The Class Pilot MEC Preferred Stock will be redeemed automatically upon the later of the Sunset or the occurrence of the ALPA Termination Date. The Class IAM Preferred Stock will be redeemed automatically upon the later of the Sunset or the occurrence of the IAM Termination Date.

          Class SAM Preferred Stock

          The Restated Certificate authorizes the issuance of ten shares of Class SAM Preferred Stock, although the Company expects that no more than three shares will be outstanding at any time. Two shares of Class SAM Preferred Stock are held by the Salaried and Management Director and one share is held by the SAM Designated Shareholder.

          The initial holders of the Class SAM Preferred Stock have entered into a Stockholders' Agreement among themselves and the Company (the "Class SAM Preferred Stockholders' Agreement"), pursuant to which the holders agree to vote their shares to elect the Salaried and Management Director nominated by the System Roundtable, and to refrain from transferring the shares of Class SAM Preferred Stock other than to a person who has been elected to serve as the Salaried and Management Director or another person designated by the System Roundtable to be the Designated Holder, each of whom must agree to be subject to the provisions of the Class SAM Preferred Stockholders' Agreement. The Class SAM Preferred Stockholders' Agreement provides that in most instances the Designated Holder will be the senior executive of United who has primary responsibility for human resources. The Restated Certificate and the Class SAM Preferred Stockholders' Agreement provide that the Company, subject to legally available funds, will redeem or purchase the shares of Class SAM Preferred Stock of any holder who votes contrary to the instructions given by the System Roundtable or who purports to transfer the share or shares of Class SAM Preferred Stock to any person other than the Salaried and Management Director or another person designated by the System Roundtable. The Restated Certificate provides that no holder of shares of Class SAM Preferred Stock will have the right to vote unless at such time such person is the Salaried and Management Director or the Designated Holder. Any share of Class SAM Preferred Stock that is redeemed or purchased as provided in the immediately prior sentence may be reissued as provided in the Restated Certificate and the Class SAM Preferred Stockholders' Agreement. All shares of the Class SAM Preferred Stock will be redeemed automatically on or after the Sunset upon the earlier to occur of the ALPA Termination Date and the IAM Termination Date, and following such redemption, none of the shares of Class SAM Preferred Stock may be reissued.

          Uninstructed Trustee Actions

          Under certain circumstances prior to the Sunset, described below, (i) the Voting Preferred Stock will cease to vote and (ii) the right to cast the votes that the holder of the Voting Preferred Stock would otherwise have been entitled to cast will be transferred generally in the following percentages:
46.23% to the holder of the Class Pilot MEC Preferred Stock, 37.13% to the holder of the Class IAM Preferred Stock and 16.64% to the holders of the Class SAM Preferred Stock.

          In connection with (i) a stockholder vote on a transaction involving a merger of the Company or United or a change of control of the Company or United, or (ii) if the trustee under either ESOP enters into a binding commitment with respect to any such transaction or (iii) if the trustee disposes of 10% or more of the common equity initially represented by the ESOP Preferred Stock, (x) if the trustee either (1) fails to solicit timely instructions from the Plan participants or the Committees or (2) fails to act in accordance with the instructions received, (y) if the merger or change of control transaction would have been approved or if the trustee disposes of 10% or more of the common equity initially represented by the ESOP Preferred Stock and (z)(I) the trustee solicited instructions, failed to follow them and such transaction would not have been approved if the trustee had followed the instructions, (II) the trustee failed to follow instructions and the transaction would not have been approved had the trustee cast all the votes represented by securities in the Plan against the transaction or (III) the trustee failed to follow instructions or to solicit instructions with respect to a matter upon which no vote is required (the occurrence of the conditions set forth in clauses (x), (y) and (z) being referred to as an "Uninstructed Trustee Action"), the voting rights of the Voting Preferred Stock will be transferred from the Voting Preferred Stock to the Class Pilot MEC Preferred Stock, the Class IAM Preferred Stock and the Class SAM Preferred Stock in the proportions referred to above. In addition, if the trustee fails to solicit instructions or disregards instructions received in respect of a vote on a transaction which, if consummated, would constitute an Uninstructed Trustee Action, then the voting power of the Voting Preferred Stock will shift to the Class Pilot MEC Preferred Stock, the Class IAM Preferred Stock and the Class SAM Preferred Stock and the transaction must be approved by the vote of the Class Pilot MEC Preferred Stock, the Class IAM Preferred Stock and the Class SAM Preferred Stock voting together as a class with the Common Stock, in addition to any other vote required by the Restated Certificate, stock exchange requirements or applicable law.

          In addition, if the Sunset occurs directly or indirectly as a result of an Uninstructed Trustee Action (or for any reason within one year after an Uninstructed Trustee Action), the voting power to which the Class Pilot MEC Preferred Stock, the Class IAM Preferred Stock and the Class SAM Preferred Stock succeed as a result of an Uninstructed Trustee Action will survive until July 12, 2010.

SERIES C PREFERRED STOCK

          General. The Company has designated 1,250,000 shares of a series of Serial Preferred Stock as Series C Preferred Stock and such shares are reserved for issuance upon exercise of the Rights associated with each share of Common Stock. See "--Preferred Share Purchase Rights" below. As of the date of this Prospectus, there are no shares of Series C Preferred Stock outstanding.

          Ranking. The Series C Preferred Stock ranks junior to all other series of preferred stock as to dividends and amounts payable upon any voluntary or involuntary liquidation, dissolution or winding up of the Company unless the terms of any such other series shall provide otherwise.

          Dividends. Holders of shares of Series C Preferred Stock will be entitled to receive, when, as and if declared by the Board out of funds legally available therefor, cumulative cash dividends payable quarterly on the fifteenth day of January, April, July and October in each year (each such date being a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series C Preferred Stock, in an amount per share equal to the greater of (a) $10.00 or (b) subject to certain provisions for adjustment set forth in the Restated Certificate, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of common stock or a subdivision of the outstanding shares of common stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series C Preferred Stock.

          The Company must declare a dividend or distribution on the Series C Preferred Stock immediately after it declares a dividend or distribution on common stock (other than a dividend payable in shares of common stock), provided that in the event no dividend or distribution has been declared on common stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Series C Preferred Stock will nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

          The Restated Certificate sets forth certain restrictions imposed upon the Company whenever quarterly dividends or other distributions payable on Series C Preferred Stock are in arrears, including, but not limited to, restrictions on the Company's ability to declare or pay dividends on, make any other distributions on, redeem or purchase or otherwise acquire for consideration shares ranking junior to or on a parity with the Series C Preferred Stock either as to dividends or amounts payable upon liquidation, dissolution or winding up of the Company.

          Redemption. When issued and outstanding, the shares of Series C Preferred Stock will not be redeemable .

          Liquidation Preference. Subject to (a) the rights of holders of preferred stock of the Company ranking senior to Series C Preferred Stock as to dividends and amounts payable upon any voluntary or involuntary liquidation, dissolution or winding up and (b) any other provision of the Restated Certificate, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or amounts payable upon any voluntary or involuntary liquidation, dissolution or winding up) to the Series C Preferred Stock unless, prior thereto, the holders of shares of Series C Preferred Stock will have received $100.00 per share, plus accrued and unpaid dividends to the date of such payment, provided that the holders of shares of Series C Preferred Stock will be entitled to receive an aggregate amount per share, subject to certain provisions for adjustment set forth in the Restated Certificate, equal to 100 times the aggregate amount to be distributed per share to holders of common stock, or (2) to the holders of stock ranking on a parity (either as to dividends or amounts payable upon any voluntary or involuntary liquidation, dissolution or winding up) with the Series C Preferred Stock, except distributions made ratably on Series C Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such voluntary or involuntary liquidation, dissolution or winding up.

          Voting Rights. Except as indicated below or as expressly required by applicable law, the holders of Series C Preferred Stock will not have voting rights.

          Subject to certain provisions for adjustment set forth in the Restated Certificate, each share of Series C Preferred Stock will entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Company. Except as indicated below or expressly required by applicable law, the holders of Series C Preferred Stock and the holders of shares of common stock will vote together as one class on all matters submitted to a vote of stockholders of the Company.

          If the equivalent of six quarterly dividends payable on the Series C Preferred Stock or any other series of Serial Preferred Stock of the Company have not been declared and paid or set aside for payment, whether or not consecutive, the number of directors of the Company will be increased by two and the holders of all such series in respect of which such a default exists, voting as a class without regard to series, will be entitled to elect two additional directors at the next annual meeting and each subsequent meeting, until all cumulative dividends have been paid in full or until noncumulative dividends have been paid regularly for at least a year.

          Consolidation, Merger, Etc. In the event of any consolidation, merger, combination or other transaction in which shares of common stock are exchanged for or changed into other stock, securities, cash or other property, each share of Series C Preferred Stock shall be similarly exchanged or changed in an amount per share equal to 100 times the aggregate amount of stock, securities, cash or other property, as the case may be, for or into which each share of common stock is exchanged or changed.

PREFERRED SHARE PURCHASE RIGHTS

          A right (a "Right") is associated with, and trades with, each share of Common Stock outstanding. As long as the Rights are associated with the shares of Common Stock, each newly issued share of Common Stock issued by the Company, including shares of Common Stock into which the ESOP Preferred Stock and the Series A Preferred Stock are convertible, will include one Right. The Rights Agreement provides that a Right will be associated with each share of ESOP Preferred Stock outstanding and each Authorized Unissued ESOP Share. Each Right will entitle its holder to purchase one one-hundredth of a share of Series C Preferred Stock for $185 (subject to adjustment). Subject to amendment, the Rights are not exercisable until 10 business days after any person or group announces its beneficial ownership of 15% or more of the Common Stock. The Rights Agreement provides that the transactions associated with the Recapitalization will not cause the Rights to become exercisable as a result thereof.

          If any person or group acquires 15% or more of the Common Stock outstanding (other than the ESOP Trustee, ALPA, the IAM and the beneficial owners of Common Stock eligible to report and reporting on Schedule 13G under the Exchange Act), each Right holder (except the acquiring party) has the right to receive, upon exercise, shares of Common Stock (or, under certain circumstances, cash, property or other Company securities) having a market value of three times the exercise price of the Right. If, after the Rights become exercisable, the Company is involved in a merger where it does not survive or survives with a change or exchange of its Common Stock or the Company sells or transfers more than 50% of its assets or earning power, each Right will be exercisable for common stock of the other party to such transaction having a market value of three times the exercise price of the Right. The Company has the right to redeem the Rights for $.05 per Right prior to the time that they become exercisable. The Rights will expire on December 31, 1996.

          The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board since the Rights may be redeemed or their terms amended by the Company as described above.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

          The following is a general summary of the material United States federal income tax considerations relevant to an exchange of Series A Preferred Stock for Debentures and the ownership, disposition and conversion of Debentures by persons acquiring Debentures pursuant to the Exchange Offer. To the extent it relates to matters of law or legal conclusion, this summary constitutes the opinion of Mayer, Brown & Platt, special counsel to the Company. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (including Proposed Regulations and Temporary Regulations) promulgated thereunder, Internal Revenue Service ("IRS") rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This summary is applicable only to holders who are United States persons for federal income tax purposes and who hold Preferred Stock as a capital asset and who will hold Debentures and any Common Stock received on conversion of Debentures as capital assets. For a discussion of certain material United States federal income and estate tax considerations that may be relevant to non-United States persons, see "Certain Federal Tax Considerations for Non-United States Persons."

          This summary does not discuss all the tax consequences that may be relevant to a particular holder in light of the holder's particular circumstances and it is not intended to be applicable in all respects to all categories of investors, some of whom--such as insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities or currencies, persons that hold Series A Preferred Stock or the Debentures received in the exchange as a position in a "straddle," as part of a "synthetic security," "hedge," "conversion transaction" or other integrated investment or persons whose functional currency is other than United States dollars--may be subject to different rules not discussed below. In addition, this summary does not address any state, local or foreign tax considerations that may be relevant to a holder's decision to exchange Series A Preferred Stock for Debentures pursuant to the Exchange Offer.

          References in this discussion and below under the caption "Certain Federal Tax Considerations For Non-United States Persons" to a holder of Series A Preferred Stock includes a holder of Depositary Shares.

          ALL SERIES A PREFERRED STOCK HOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE EXCHANGE OF SERIES A PREFERRED STOCK FOR DEBENTURES AND OF THE OWNERSHIP, CONVERSION AND DISPOSITION OF DEBENTURES RECEIVED IN THE EXCHANGE IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

EXCHANGE OF SERIES A PREFERRED STOCK FOR DEBENTURES

          The exchange of Series A Preferred Stock for Debentures pursuant to the Exchange Offer will be a taxable event. If, with respect to a particular holder, such exchange satisfies one of the tests of section 302 of the Code described below, it will be treated as a transaction in which capital gain or loss is recognized, rather than as a dividend. The tests under section 302 of the Code are applied on a stockholder-by-stockholder basis; therefore, whether an exchange will be treated as a transaction in which capital gain or loss is recognized or as a dividend with respect to a particular holder will depend on that holder's particular facts and circumstances. If the exchange of Series A Preferred Stock for Debentures is treated as a transaction in which capital gain or loss is recognized with respect to a particular holder, the capital gain or loss will be based on the difference between the fair market value of the Debentures received in the exchange and such holder's adjusted tax basis in the Series A Preferred Stock surrendered therefor. Such capital gain or loss will be long-term capital gain or loss if the Series A Preferred Stock surrendered in the exchange was held by such holder for more than one year. The exchanging holder's tax basis in the Debentures received in the exchange will equal the fair market value of such Debentures at the time of the exchange and the holding period for such Debentures will begin on the day after the day on which the Debentures are acquired by such holder.

          Pursuant to section 302 of the Code, an exchange will be treated as a transaction in which gain or loss is recognized if, after giving effect to the constructive ownership rules of section 318 of the Code, the exchange (i) represents a "complete termination" of the exchanging holder's stock interest in the Company, (ii) is "substantially disproportionate" with respect to the exchanging holder or (iii) is "not essentially equivalent to a dividend" with respect to the exchanging holder, all within the meaning of section 302(b) of the Code. Under the constructive ownership rules of section 318 of the Code, a holder of a Debenture will be treated as owning the Common Stock into which such Debenture is convertible. Accordingly, an exchange pursuant to the Exchange Offer could not, standing alone, satisfy the "complete termination" or the "substantially disproportionate" tests. An exchange will be "not essentially equivalent to a dividend" as to a particular holder if it results in a "meaningful reduction" in such holder's interest in the Company (after application of the constructive ownership rules of section 318 of the Code). In general, there are no fixed rules for determining whether a "meaningful reduction" has occurred. However, based upon published rulings of the Internal Revenue Service, the exchange will be treated as a transaction in which gain or loss is recognized if the holder's stock ownership (treating the Debentures as converted) is minimal, the holder exercises no control over the affairs of the Company, and the holder's percentage equity interest in the Company is reduced in the redemption to any extent. Because the conversion price of a Debenture is higher than that of the equivalent amount of Series A Preferred Stock to be surrendered therefor, an exchange of Series A Preferred Stock for Debentures would, standing alone, result in some reduction in an exchanging holder's constructive stock interest in the Company. No assurance can be given that these tests will be satisfied. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO ITS ABILITY TO SATISFY ANY OF THE FOREGOING TESTS, POSSIBLY BY DISPOSING OF A PORTION OF ITS STOCK INTEREST IN THE COMPANY CONTEMPORANEOUSLY, AND AS PART OF AN INTEGRATED PLAN, WITH THE EXCHANGE OF SERIES A PREFERRED STOCK FOR DEBENTURES, IN LIGHT OF ITS OWN PARTICULAR CIRCUMSTANCES.

          If an exchange is treated as a dividend with respect to a particular exchanging holder under section 302 of the Code, such holder (i) will not recognize any loss on the exchange and (ii) will recognize dividend income (rather than capital gain) in an amount equal to the fair market value of the Debentures (and any cash in lieu of fractional Debentures) received (without regard to such holder's basis in the Series A Preferred Stock surrendered in the exchange), to the extent of its proportionate share of the Company's current or accumulated earnings and profits. If the fair market value of the Debentures (and any cash in lieu of fractional Debentures) received exceeds the holder's proportionate share of the Company's current and accumulated earnings and profits, the excess will be treated as a nontaxable recovery of the holder's basis in any remaining Series A Preferred Stock held by such holder or, if such holder does not retain any Series A Preferred Stock, to any Common Stock held by such holder, with any remaining excess treated as gain from the sale or exchange of such stock. Such holder's tax basis in the Debentures generally will equal the fair market value of such Debentures at the time of the exchange (without regard to such holder's basis in the Series A Preferred Stock surrendered in the exchange). The holder's adjusted tax basis in its Series A Preferred Stock surrendered in the exchange will be transferred to any remaining Series A Preferred Stock held by such holder or, if such holder does not retain any Series A Preferred Stock, to any Common Stock held by such holder. If the holder does not retain any stock ownership in the Company, it is unclear whether the holder will be permitted to add such basis to any Debentures received in the exchange or will lose such basis entirely. To the extent the distribution is taxable as a dividend to a corporate stockholder, (i) it will be eligible for a dividend received deduction (subject to the minimum holding period requirements under section 246(c) of the Code and other applicable limitations) and (ii) it may be subject to the "extraordinary dividend" provisions of the Code which, if applicable, would require a corporate shareholder to reduce its tax basis (and possibly recognize gain) in any stock of the Company held by it by the nontaxed portion of any such dividend. The holding period for the Debentures will begin on the day after the day on which the Debentures are acquired by the exchanging holder.

INTEREST AND ORIGINAL ISSUE DISCOUNT ON DEBENTURES

          In accordance with sections 1271 through 1275 of the Code and the final Treasury Regulations promulgated thereunder (the "OID Regulations"), a debt instrument bears original issue discount ("OID") if its "stated redemption price at maturity" exceeds its "issue price" by more than a de minimis amount. The issue price of the Debentures will be their fair market value at the time of the exchange. The stated redemption price at maturity of a debt instrument generally includes all amounts payable other than "qualified stated interest" (i.e., payments that are unconditionally required to be paid at least annually at a single fixed rate over the term of the instrument). Because the Company has the right to elect to extend the interest payment period to a period of up to 20 consecutive quarterly periods, none of the payments of stated interest on the Debentures will be qualified stated interest. Thus, the Debentures will have OID in an amount equal to the excess of all payments required to be made under the Debentures over their issue price. A holder will be required to include OID in income, based on a constant yield method, before the receipt of cash attributable to such income, regardless of such holder's regular method of accounting. As a result, during any period in which the Company has elected to extend the interest payment period a holder generally would be required to include OID in income but would not receive cash from the Company sufficient to pay tax thereon. A holder will not recognize any income upon the receipt of a payment of stated interest on a Debenture; instead, a holder's basis in the Debentures will be increased by the amount of OID includible in income and reduced by all payments made on the Debentures.

          The amount of OID includible in income is the sum of the daily portions of OID with respect to such Debenture for each day during the taxable year on which such holder held such Debenture. The daily portion of OID on a Debenture is determined by allocating to each day in any "accrual period" a ratable portion of the OID allocable to such accrual period. The term "accrual period" means a period of any length selected by the holder, provided that each accrual period must be no longer than one year and each scheduled payment date of principal or interest on a Debenture must occur either on the final day of an accrual period or the first day of an accrual period. The amount of OID allocable to an accrual period is the product of the "adjusted issue price" at the beginning of the accrual period and the "yield to maturity" of the Debenture. For the first accrual period, the adjusted issue price of the Debentures will be their issue price. Thereafter, the adjusted issue price of a Debenture generally will be its issue price increased by any OID previously includible in the gross income of the holder and decreased by any payment previously made on the Debenture.

          Under the OID Regulations, in computing the yield to maturity of an instrument the issuer is deemed to elect to exercise any option available to it under the instrument if doing so will minimize the yield on the instrument. If the issuer does not exercise such option, then, solely for purposes of the accrual of OID, the yield and maturity of the instrument are redetermined by treating the instrument as reissued for an amount equal to its adjusted issue price. Thus, for example, in the case of the first accrual period with respect to the Debentures, the OID Regulations require that the yield to maturity of the Debentures be computed assuming that the Company would elect to extend the interest payment period to the maximum 20 consecutive quarters (because doing so would minimize the yield on the Debentures). Assuming quarterly accrual periods, the aggregate amount of OID for the first quarterly accrual period would equal the product of the issue price and the yield to maturity (as so determined).
If, contrary to this assumption under the OID Regulations, the Company does not elect to extend the interest payment period and pays the stated interest at the end of the first quarterly interest payment period, the instrument will be treated, solely for OID purposes, as having been reissued on such payment date. The yield to maturity would then be recomputed, again assuming that the Company would elect to extend the interest payment period to the maximum 20 consecutive quarters (again, because doing so would minimize the yield on the Debentures). The amount of OID for this second accrual period would equal the product of such recomputed yield to maturity and the adjusted issue price on the date of such deemed reissuance (i.e., the issue price plus the amount of previously accrued OID minus the interest previously paid on the Debentures). In the case of the final accrual period, the allocable OID is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the accrual period.

          If an exchange of Series A Preferred Stock for Debentures is treated as a dividend to the exchanging holder (see "--Exchange of Series A Preferred Stock for Debentures," above), and the exchanging holder's basis in the Series A Preferred Stock surrendered in the exchange is transferred to the Debentures, such holder may have acquisition premium with respect to the Debentures, which would reduce the amount includible in such holder's income as OID in each taxable year.

SALE OR REDEMPTION OF DEBENTURES

          Generally, a sale or redemption of Debentures will result in taxable gain or loss equal to the difference between the amount realized and the holder's tax basis in the Debentures. Such gain or loss would be long-term capital gain or loss if the Debentures were held for more than one year.

CONVERSION OF DEBENTURES

          The conversion of Debentures into Common Stock and cash will likely be treated as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code. If the conversion so qualifies, a holder of Debentures will recognize gain on the conversion of Debentures into Common Stock and cash equal to the lesser of (1) the excess of (a) the sum of (i) the fair market value of the Common Stock received at the time of conversion and (ii) the cash received over
(b) the holder's tax basis in the Debentures and (2) the cash received. Such recognized gain will likely be treated as capital gain. The tax basis for the Common Stock received upon such conversion will be equal to the tax basis of the Debentures converted (reduced by the portion of such basis allocable to any fractional Common Stock interest paid in cash) decreased by the cash received in the conversion and increased by the amount of gain recognized on the exchange by the holder. A holder generally will recognize gain (or loss) upon a conversion to the extent that any cash paid in lieu of a fractional share of Common Stock exceeds (or is less than) its tax basis in such fractional share.

          If the conversion is not treated as a recapitalization, the holder of Debentures may be able to contend that the conversion should be treated as a redemption of a portion of Debentures for cash and an exchange of the remaining Debentures for Common Stock. The holder would generally recognize gain or loss on the redemption of the Debentures equal to the difference between the cash received and such holder's tax basis in the Debentures that are treated as redeemed in the exchange for cash. The holder would not recognize any gain or loss on the exchange of the remaining Debentures for Common Stock and would have a tax basis in the Common Stock received equal to the tax basis of the Debentures treated as exchanged for Common Stock.

          The holding period for the Common Stock generally will include the holding period of the Debentures converted. However, the holding period for the Common Stock allocable to original issue discount accrued during the holder's holding period for the Debentures converted may be treated as commencing on the day after the date of the conversion.

SALE OR DISPOSITION OF COMMON STOCK

          A holder will recognize gain or loss on the sale or exchange of Common Stock received upon conversion of a Debenture equal to the difference between the amount realized on such sale or exchange and the holder's adjusted tax basis in the Common Stock sold or exchanged. Such gain or loss would be long-term capital gain or loss if the holder's holding period for the Common Stock were more than one year. See "--Conversion of Debentures."

ADJUSTMENT OF CONVERSION PRICE

          Pursuant to Treasury Regulations promulgated under section 305 of the Code, a holder of a Debenture will be treated as having received a constructive distribution from the Company upon an adjustment in the conversion price of the Debentures if (i) as a result of such adjustment, the proportionate interest of such holder in the assets or earnings and profits of the Company were increased and (ii) the adjustment was not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the conversion price would not be considered made pursuant to such a formula if the adjustment was made to compensate for certain taxable distributions with respect to the stock into which the Debentures are convertible. Thus, under certain circumstances, a decrease in the conversion price for the Debentures may be taxable to a holder as a dividend to the extent of the current or accumulated earnings and profits of the Company. In addition, the failure to adjust fully the conversion price of the Debentures to reflect distributions of stock dividends with respect to the Common Stock (or rights to acquire Common Stock) may result in a taxable dividend to the holders of the Common Stock and holders of rights to acquire Common Stock.

BACKUP WITHHOLDING

          A holder of Series A Preferred Stock, a Debenture or Common Stock issued upon conversion of a Debenture may be subject to backup withholding at a rate of 31% with respect to dividends or interest (including OID) on, or the proceeds of a sale, exchange, or redemption of, such Series A Preferred Stock, Debenture or Common Stock, as the case may be, unless (i) such holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable backup withholding rules.


                       CERTAIN FEDERAL TAX CONSIDERATIONS
                         FOR NON-UNITED STATES PERSONS

          The following is a general summary of the material United States federal income and estate tax considerations relevant to the exchange of Series A Preferred Stock for Debentures by non-United States persons and the ownership, disposition and conversion of Debentures by non-United States persons acquiring Debentures pursuant to the Exchange Offer. To the extent it relates to matters of law or legal conclusion, this summary constitutes the opinion of Mayer, Brown & Platt, special counsel to the Company. This summary is based on the Code, Treasury Regulations (including Proposed Regulations and Temporary Regulations) promulgated thereunder, IRS rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This summary does not discuss all the tax consequences that may be relevant to a particular holder that is a non-United States person in light of the holder's particular circumstances and it is not intended to be applicable in all respects to all categories of non-United States persons, some of whom--such as foreign governments and certain international organizations--may be subject to special rules not discussed below. In addition, this summary does not address any state, local or foreign tax considerations that may be relevant to a holder's decision to exchange Series A Preferred Stock for Debentures pursuant to the Exchange Offer. For a discussion of certain United States federal income tax considerations, some of which may also be relevant to non-United States persons, see "Certain Federal Income Tax Considerations."

          As used herein, "non-United States person" means any person who, for United States federal income tax purposes, is neither (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any State or of any of its territories or possessions or (iii) a domestic trust or estate.

          ALL SERIES A PREFERRED STOCK HOLDERS THAT ARE NON-UNITED STATES PERSONS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE EXCHANGE OF SERIES A PREFERRED STOCK FOR DEBENTURES AND THE OWNERSHIP, CONVERSION AND DISPOSITION OF DEBENTURES RECEIVED IN THE EXCHANGE IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

EXCHANGE OF SERIES A PREFERRED STOCK FOR DEBENTURES

          Subject to the discussion of backup withholding below, if a holder that is a non-United States person proves, in a manner and under arrangements satisfactory to the Company or other withholding agent that the exchange of Series A Preferred Stock for Debentures by such holder qualifies as a transaction in which gain or loss is recognized, rather than as a dividend (see "Certain Federal Income Tax Considerations--Exchange of Series A Preferred Stock for Debentures," above), the Company or such withholding agent will not withhold federal income tax on the issuance of Debentures to such holder and such holder generally will not be subject to United States federal income tax in respect of gain recognized on such exchange unless (i) such gain is effectively connected with a trade or business conducted by such non-United States person within the United States (in which case the branch profits tax may also apply if the holder is a foreign corporation), (ii) in the case of a non-United States person that is an individual, such holder is present if the United States for a period or periods aggregating 183 days or more in the taxable year of the exchange and certain other conditions are satisfied or (iii) the Company is or has been a "United States real property holding corporation" for federal income tax purposes within the five-year period ending on the date of the exchange (which the Company does not believe it has been or is currently) and certain other conditions are satisfied, and no treaty exception is applicable.

          If a holder that is a non-United States person who exchanges Series A Preferred Stock for Debentures does not prove, in a manner satisfactory to the Company or other withholding agent, that such exchange qualifies as a transaction in which gain or loss is recognized, United States federal withholding tax will be withheld from the gross proceeds to such holder in an amount equal to 30% of such proceeds (including Debentures that such holder would otherwise have received) unless such holder is eligible for a reduced tax treaty rate with respect to dividend income, in which case the tax will be withheld at the reduced rate, or establishes that it is exempt from such tax (e.g., by providing the appropriate form certifying its status as a foreign government). Except as may be otherwise provided in an applicable income tax treaty, a holder that is a non-United States person will be taxed at ordinary federal income tax rates on a net income basis if such dividend is effectively connected with the conduct of a trade or business of such holder within the United States (in which case the branch profits tax may also apply if the holder is a foreign corporation) and will not be subject to the withholding tax described in the preceding sentence. A holder that is a non-United States person may be eligible to obtain from the IRS a refund of tax withheld if such holder meets one of the three tests of section 302 described above under "Certain Federal Income Tax Considerations--Exchange of Series A Preferred Stock for Debentures" or is otherwise able to establish that no tax (or a reduced amount of tax) was due.

PAYMENTS ON DEBENTURES

          Subject to the discussion of backup withholding below, payments of principal, premium (if any) and interest (including original issue discount) on a Debenture by the Company or its agent (in its capacity as such) to a beneficial owner that is a non-United States person will not be subject to United States federal withholding tax; provided that (a) such person does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) such person is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership, (c) such person is not a bank that acquired its Debenture in consideration of an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business and (d) either (i) the beneficial owner certifies to the Company or its agent, under penalties of perjury, in a suitable form that it is a not a United States person and provides its name and address or (ii) a qualifying securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and that holds the Debenture certifies to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner in a suitable form by it or by a qualifying intermediary and furnishes the payor with a copy thereof.

          If a beneficial owner of a Debenture who is a non-United States person is engaged in a trade or business within the United States and interest (including original issue discount) and premium, if any, on the Debenture is effectively connected with the conduct of such trade or business, such beneficial owner may be subject to United States federal income tax on such interest (including original issue discount) and premium at ordinary federal income tax rates on a net basis (in which case the branch profits tax may also apply if the holder is a foreign corporation).

CONVERSION OF DEBENTURE

          If a holder that is a non-United States person converts a Debenture into Common Stock and cash and does not prove, in a manner satisfactory to the Company or other withholding agent, that the cash received is not treated as a dividend for U.S. federal income tax purposes, United States federal withholding tax will be withheld from the proceeds at a rate of 30% of such proceeds unless such holder is eligible for a reduced tax treaty rate with respect to dividend income, in which case the tax will be withheld at the reduced rate, or establishes that it is exempt from such tax (e.g., by providing the appropriate form certifying its status as a foreign government). Except as may be otherwise provided in an applicable income tax treaty, a holder that is a non-United States person will be taxed at ordinary federal income tax rates on a net income basis if such dividend is effectively connected with the conduct of a trade or business of such holder within the United States (in which case the branch profits tax may also apply if the holder is a foreign corporation) and will not be subject to the withholding tax described in the preceding sentence. A holder that is a non-United States person may be eligible to obtain from the IRS a refund of tax withheld if such holder is able to establish that no tax (or a reduced amount of tax) is due. To the extent such a holder receives cash in lieu of fractional shares of Common Stock, such payment will be subject to the rules described below under "--Sale or Exchange of Debentures or Common Stock."

SALE OR EXCHANGE OF DEBENTURES OR COMMON STOCK

          Subject to the discussion of backup withholding below, any capital gain realized upon a sale or exchange of a Debenture (including upon retirement of a Debenture) or Common Stock issued upon conversion of a Debenture by a beneficial owner who is a non-United States person ordinarily will not be subject to United States federal income tax unless (i) such gain is effectively connected with a trade or business conducted by such non-United States person within the United States (in which case the branch profits tax may also apply if the holder is a foreign corporation), (ii) in the case of a non-United States person that is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the sale or exchange and certain other conditions are met or (iii) the Company is or has been a "United States real property holding corporation" for federal income tax purposes (which the Company does not believe it has been or is currently) and such non-United States person has held, directly or constructively, more than 5% of the outstanding Common Stock within the five-year period ending on the date of the sale or exchange, and no treaty exception is applicable.

DIVIDENDS ON COMMON STOCK

          Generally, any dividends paid on Common Stock received upon the conversion of a Debenture will be subject to United States federal withholding tax at a rate of 30% of the amount of the dividend, or at a lower applicable treaty rate. However, if the dividend is effectively connected with a United States trade or business of a holder that is a non-United States person, it will be subject to United States federal income tax at ordinary federal income tax rates on a net basis (in which case the branch profits tax may also apply if such holder is a foreign corporation), rather than the 30% withholding tax.

          Under current Treasury Regulations, a holder's status as a non-United States person and eligibility for a tax treaty reduced rate of withholding will be determined by reference to the holder's address and to any outstanding certificates or statements concerning eligibility for a reduced rate of withholding, unless facts and circumstances indicate that reliance is not warranted. However, the IRS has issued Proposed Regulations that, if adopted in final form, would require a non-United States person to provide certifications under penalties of perjury in order to obtain treaty benefits.

FEDERAL ESTATE TAXES

          Debentures beneficially owned by an individual who at the time of death is neither a citizen nor a resident of the United States will not be subject to United States federal estate tax as a result of such individual's death, provided that at the time of death the income from the Debentures was not or would not have been effectively connected with the conduct by such individual of a trade or business within the United States and that such individual qualified for the exemption from United States federal withholding tax (without regard to the certification requirements) on premium and interest that is described above under "--Payments on Debentures."

          Common Stock that is beneficially owned by an individual who is neither a citizen nor a resident of the United States at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

BACKUP WITHHOLDING AND INFORMATION REPORTING

          Information reporting on IRS Form 1099 and backup withholding at a rate of 31% will not apply to payments of principal, premium (if any) and interest (including original issue discount) made by the Company or a paying agent to a non-United States holder on a Debenture if the certification described in clause (d) under "--Payments on Debentures" above is received, provided that the payor does not have actual knowledge that the holder is a United States person. However, interest (including original issue discount) on a Debenture owned by a holder that is a non-United States person may be required to be reported annually on IRS Form 1042S.

          Generally, dividends on Common Stock paid to holders that are non-United States persons that are subject to the 30% or a reduced treaty rate of United States federal withholding tax will be exempt from backup withholding tax. Otherwise, backup withholding of United States federal income tax at a rate of 31% may apply to dividends paid with respect to Common Stock to holders that are not "exempt recipients" and that fail to provide certain information (including the holder's taxpayer identification number) in the manner required by United States law and applicable regulations.

          Payments of the proceeds from the sale by a holder that is a non-United States person of a Debenture or Common Stock issued upon conversion of a Debenture made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of a Debenture or Common Stock to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

                                 LEGAL OPINIONS

          The validity of the Debentures will be passed upon for the Company by Francesca M. Maher, Vice President - Law and Corporate Secretary of the Company. Ms. Maher owns shares of Common Stock and has options to purchase additional shares of Common Stock. Certain other legal matters will be passed upon for the Company by Mayer, Brown & Platt, Chicago, Illinois. Certain legal matters will be passed upon for the Dealer Managers by Shearman & Sterling, New York, New York.

                                    EXPERTS

   The consolidated financial statements and related schedules of the Company as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report which includes an explanatory paragraph with respect to the changes in methods of accounting for income taxes and postretirement benefits other than pensions as discussed in the notes to the consolidated financial statements.

    Facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal, certificates representing shares of Series A Preferred Stock and any other required documents should be sent by each holder of Series A Preferred Stock or Depositary Shares or his broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of the addresses as set forth below:

                            The Exchange Agent Is:

      By Mail:                                   By Hand or Overnight Courier:


                           By Facsimile Transmission
                       (For Eligible Institutions Only):


        Confirm Receipt of Notice of Guaranteed Delivery by Telephone:



     Any questions or requests for assistance or additional copies of this Prospectus and the Letter of Transmittal may be directed to the Exchange Agent at its telephone number and location set forth above. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Exchange Offer.





                The Dealer Managers for the Exchange Offer are:

          Goldman, Sachs & Co.                                       Lehman Brothers
            85 Broad Street                                       3 World Financial Center
       New York, New York  10004                                 New York, New York  10285
 New York State: (212) 902-1000 (Call Collect)                   (800) 524-4462 (Toll-Free)
  Other Areas: (800) 323-5678 (Toll-Free)

                                    PART II

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

LIMITATION OF LIABILITY OF DIRECTORS

The Company's Restated Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law ("DGCL") or (iv) for any transaction from which the director derived an improper personal benefit.

The above provision is intended to afford directors additional protection and limit their potential liability from suits alleging a breach of the duty of care by a director. As a result of the inclusion of such a provision, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are otherwise in violation of their fiduciary duty of care, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular situation, stockholders may not have an effective remedy against a director in connection with such conduct.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's Restated Certificate of Incorporation provides that directors and officers of the Company shall be indemnified against liabilities arising from their service as directors and officers to the full extent permitted by law.

Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal actin or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no such indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

The Company has purchased directors' and officers' liability insurance covering certain liabilities incurred by its directors and officers in connection with the performance of their duties.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  Exhibits

A list of exhibits included as part of this Registration Statement is set forth in an Exhibit Index which immediately precedes such exhibits.

(b) The following financial statement schedules are filed as part of this Registration Statement:

[TO COME]

All other schedules are omitted because they are not applicable, or not required, or because the required information is included in the Financial Statements of the Registrant or Notes thereto.

ITEM 22.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(4) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement throughout the date responding to the request.

(5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Elk Grove Township, Illinois on February 3, 1995.

                                    UAL CORPORATION

                                    By  /s/ Douglas A. Hacker
                                       ----------------------
                                       Douglas A. Hacker
                                       Senior Vice President - Finance

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Gerald Greenwald and Douglas A. Hacker, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        SIGNATURE                    TITLE                            DATE

/s/ Gerald Greenwald           Chairman and Chief               February 3, 1995
- -------------------------      Executive
    Gerald Greenwald           Officer


/s/ Douglas A. Hacker          Senior Vice President-Finance    February 3, 1995
- --------------------------     (Principal Financial and
    Douglas A. Hacker          Accounting Officer)


/s/ John A. Edwardson          Director                         February 3, 1995
- --------------------------
    John A. Edwardson


/s/ Duane D. Fitzgerald        Director                         February 3, 1995
- --------------------------
   Duane D. Fitzgerald


/s/ Richard D. McCormick       Director                         February 3, 1995
- --------------------------
   Richard D. McCormick

        SIGNATURE                    TITLE                            DATE


/s/ John F. McGillicuddy       Director                         February 3, 1995
- --------------------------
   John F. McGillicuddy


/s/ James J. O'Connor          Director                         February 3, 1995
- --------------------------
    James J. O'Connor


/s/ Harlow Osteboe             Director                         February 3, 1995
- --------------------------
      Harlow Osteboe


/s/ John F. Peterpaul          Director                         February 3, 1995
- --------------------------
    John F. Peterpaul


/s/ Paul E. Tierney, Jr.       Director                         February 3, 1995
- --------------------------
   Paul E. Tierney, Jr.


/s/ John K. Van de Kamp        Director                         February 3, 1995
- --------------------------
   John K. Van de Kamp


/s/ Joseph V. Vittoria         Director                         February 3, 1995
- --------------------------
    Joseph V. Vittoria


/s/ Paul A. Volcker            Director                         February 3, 1995
- --------------------------
     Paul A. Volcker

                                 EXHIBIT INDEX

                                                                                                 Sequential
Exhibit                                                                                             Page
 Number                                       Description                                          Number
- --------                                      -----------                                        ----------
   1.1*     Form of Dealer Manager Agreement...................................................

   3.1      Restated Certificate of Incorporation as corrected on February 2, 1995.............

   4.1      Form of Indenture between the Registrant and ____________________, as
            Trustee............................................................................

   4.2*     Form of Officer's Certificate relating to the Convertible Subordinated
            Debentures.........................................................................

   4.3*     Form of Debenture..................................................................

   5.1*     Opinion of Francesca M. Maher......................................................

   8.1      Opinion of Mayer, Brown & Platt (contained in "Certain Federal Income Tax
            Considerations" and "Certain Federal Income Tax Considerations for Non-
            United States Persons" and incorporated herein by reference).

  23.1*     Consent of Francesca M. Maher.  (Contained in the opinion filed as Exhibit
            5.1.)

  23.2*     Consent of Mayer, Brown & Platt....................................................

  23.3      Consent of Arthur Andersen LLP.....................................................

  24.1      Power of Attorney.  (Contained on the signature page to the original registration statement.)

  25.1*     Statement of Eligibility and Qualification on Form T-1.............................

  99.1      Form of Letter of Transmittal......................................................



*  To be filed by amendment